As filed with the United States Securities and Exchange Commission on March 31, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PROKIDNEY CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands*	2836	98-1586514
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Frontis Plaza Blvd. Suite 250 Winston-Salem, NC	27103
(Address of principal executive offices)	(Zip Code)

(336) 999-7019
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Bruce Culleton, M.D.
Chief Executive Officer
ProKidney Corp.
2000 Frontis Plaza Blvd, Suite 250
Winston-Salem, North Carolina
(336) 999-7028
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
With a copy to:
Stuart E. Leblang
John P. Clayton
Eric H. Wexler
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036
(214) 969-2701
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the domestication described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐
Accelerated filer  ☐
Smaller reporting company ☒
Non-accelerated filer ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
* In connection with the consummation of the domestication described herein, ProKidney Corp. intends to change its jurisdiction of organization from a corporation organized under the laws of the Cayman Islands to a corporation organized under the laws of the State of Delaware in accordance with the deregistration laws under Article 206 of the Companies Act (as amended) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is subject to completion and amendment. The registrant may not sell the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 31, 2025

PROXY STATEMENT FOR ANNUAL GENERAL MEETING
PROSPECTUS FOR UP TO 292,707,888 SHARES OF CLASS A COMMON STOCK AND CLASS B
COMMON STOCK, IN EACH CASE OF PROKIDNEY CORP. AFTER ITS DOMESTICATION AS A
CORPORATION INCORPORATED IN THE STATE OF DELAWARE
2000 Frontis Plaza Blvd., Suite 250
Winston-Salem, NC 27103
[•], 2025
Dear Fellow Shareholders:
You are cordially invited to attend the 2025 annual general meeting (“annual general meeting”) of shareholders of ProKidney Corp., a Cayman Islands exempted company (“ProKidney,” the “Company,” “we,” “us” or “our”), to be held at 399 Boylston Street, Ste. 350, Boston, MA 02116 and virtually via live webcast at 10:00 a.m. Eastern Time on [•], 2025.
Details regarding the meeting, the business to be conducted at the meeting, and information about ProKidney that you should consider when you vote your shares are described in the accompanying proxy statement/prospectus.
The following is a summary of the proposals to be put to the annual general meeting.
Domestication Proposal.
Each of (i) the full board of directors (the “Board”) of ProKidney and (ii) the directors of the Board who do not own Class B ordinary shares (as defined below) unanimously approved the change of ProKidney’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “domestication” and such proposal, the “domestication proposal”). These separate votes were taken out of an abundance of caution because certain of our directors who own Class B ordinary shares and common units in ProKidney LP might be deemed to have potential interests in the domestication that are different from or in addition to ProKidney’s public shareholders because they are party to the Tax Receivable Agreement entered into in connection with our business combination. See the section entitled “Interests of Certain Persons in the Domestication” of the accompanying proxy statement/prospectus on page 27 for a further discussion of these considerations. The domestication would be effected pursuant to Section 388 of the General Corporation Law of the State of Delaware and Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands. The continuing entity following the domestication, which we refer to as “ProKidney Delaware,” will continue to be named ProKidney Corp. after the domestication.
As described in this proxy statement/prospectus, ProKidney’s shareholders are being asked to consider and vote to approve the domestication. At the effective time of the domestication, by virtue of the domestication and without any further action on the part of any holder thereof, (i) each Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one share of Class A common stock, par value $0.0001 per share, of ProKidney Delaware (the “Class A common stock”) and (ii) each Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one share of Class B common stock, par value $0.0001 per share, of ProKidney Delaware (the “Class B common stock”).
ProKidney’s Class A ordinary shares are currently listed on The Nasdaq Capital Market under the symbol “PROK.” ProKidney Delaware’s Class A common stock will continue to trade under the same symbol following the domestication. There is no public market for our Class B ordinary shares.
New Charter Proposal.
ProKidney’s shareholders will be asked to approve by special resolution the proposed new certificate of incorporation of ProKidney Delaware, a copy of which is attached to the proxy statement/prospectus as Annex B, to be effective at the effective time of the domestication, which will alter the rights of shareholders under ProKidney’s second amended and restated memorandum and articles of association, a copy of which is attached to the proxy statement/prospectus as Annex A (the “new charter proposal”). Approvals of both the domestication proposal and the new charter proposal are required to effect the domestication. The approval of each of the domestication proposal and the new charter proposal is conditioned upon the other proposal being approved.
Advisory Charter Proposals.
ProKidney’s shareholders will be asked to consider and vote upon five separate non-binding, advisory proposals to approve material differences between the current second amended and restated memorandum and articles of association of ProKidney and the proposed new certificate of incorporation of ProKidney Delaware that will become effective at the effective time of the domestication.
This proxy statement/prospectus is dated [•], 2025, and is first being mailed to ProKidney’s shareholders on or about [•], 2025.
Cover continued on next page

Other Annual Meeting Proposals.
ProKidney’s shareholders will be asked to approve by ordinary resolution other proposals at the annual general meeting, including: (i) the election of three director nominees to our Board and (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
The Adjournment Proposal.
ProKidney’s shareholders will be asked to approve by ordinary resolution the adjournment of the annual general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the annual general meeting, the domestication proposal and the new charter proposal would not be duly approved and adopted by our shareholders.
The Board unanimously recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual general meeting. This proxy statement/prospectus provides you with detailed information about the domestication and other matters to be considered at the annual general meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 23 of this proxy statement/prospectus.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
We hope you will be able to attend the annual general meeting. Whether you plan to attend the annual general meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement/prospectus, you are urged to vote in accordance with the instructions set forth in the proxy statement/prospectus. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.
Thank you for your continued support of ProKidney Corp.

Sincerely,

Bruce Culleton, M.D. Chief Executive Officer

2000 Frontis Plaza Blvd., Suite 250
Winston-Salem, NC 27103
[•], 2025
NOTICE OF 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TIME: 10:00 a.m., Eastern Time
DATE: [•], 2025
PHYSICAL LOCATION: 399 Boylston Street, Ste. 350, Boston, MA 02116
VIRTUAL ACCESS: www.virtualshareholdermeeting.com/PROK2025
This year’s annual general meeting (the “annual general meeting”) will be held on [•], 2025 at 10:00 a.m., Eastern Time, physically at 399 Boylston Street, Ste. 350, Boston, MA 02116 and virtually via live webcast at www.virtualshareholdermeeting.com/PROK2025 or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. For purposes of attendance at the annual general meeting, all references in this proxy statement/prospectus to “present in person” or “in person” shall mean physically or virtually present at the annual general meeting. You will be able to attend the annual general meeting, vote and submit your questions during the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in the proxy card that you receive. For further information about the virtual annual general meeting, please see the section “Important Information About the Annual Meeting, Voting and the Domestication Proposal” beginning on page 3.
PURPOSES:
1.
To consider and vote upon a proposal to approve by special resolution the change of ProKidney’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “domestication” and such proposal, the “domestication proposal”);

2.
To consider and vote upon a proposal to approve by special resolution the alteration of ProKidney’s second amended and restated memorandum and articles of association, a copy of which is attached to the proxy statement/prospectus as Annex A (the “Existing Organizational Documents”), by replacing the Existing Organizational Documents with, and to approve and adopt, the proposed new certificate of incorporation of the post-domestication company (“ProKidney Delaware”) (the “Proposed Charter”), a copy of which is attached to the proxy statement/prospectus as Annex B, to be effective at the effective time of the domestication (the “new charter proposal”);

3.
To consider and vote upon five separate non-binding, advisory proposals (collectively, the “advisory charter proposals”) to approve by ordinary resolution, the following material differences between the current second amended and restated memorandum and articles of association of ProKidney (the “Existing Organizational Documents”) and the Proposed Charter that will become effective at the effective time of the domestication:

a.
Advisory charter proposal A—to approve changes in connection with the new charter proposal as part of the domestication, including, among other things, (i) adopting the state and federal courts in the State of Delaware, as applicable, as the exclusive forum for certain stockholder litigation (as more fully set forth in the Proposed Charter) and (ii) renouncing, in the Proposed Charter, any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities, subject to certain exceptions;

b.	Advisory charter proposal B—to approve a provision in the Proposed Charter such that, subject to the rights of the holders of any one or more series of preferred stock then outstanding, the number of authorized shares of any of the common stock, Class A common stock, Class B common stock or the preferred stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of ProKidney Delaware entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, and no vote of the holders of any class of the common stock, Class A common stock, Class B common stock or the preferred stock voting separately as a class will be required therefor;
c.
Advisory charter proposal C—to approve the provision in the Proposed Charter removing the ability of shareholders to act by written resolution in lieu of a meeting, subject to certain exceptions, as applicable, for the holders of Class B common stock and the holders of one or more series of preferred stock;

d.
Advisory charter proposal D—to approve a provision to change the authorized share capital of ProKidney from US$100,500 divided into 500,000,000 Class A ordinary shares, 500,000,000 Class B ordinary shares and 5,000,000 preference shares to 700,000,000 shares of Class A common stock, 500,000,000 shares of Class B common stock and 50,000,000 shares of preferred stock; and

e.
Advisory charter proposal E—to approve a provision to require (i) either (x) the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all the then-outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, and voting together as a single class or (y) approval of a majority of the Board, to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the proposed new bylaws of ProKidney Delaware; (ii) at least two thirds (2/3) of the total voting power of all the outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, voting together as a single class in order to alter, amend or repeal Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1, and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 of the Proposed Charter; and (iii) at least two thirds (2/3) of the total voting power of the outstanding shares of ProKidney Delaware’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to remove a director for cause;

4.
To elect by ordinary resolution the following three director nominees named in this proxy statement/prospectus to serve as Class III directors for three-year terms expiring at the annual general meeting in 2028 and until their successors are duly elected and qualified: Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D.;

5.	To ratify by ordinary resolution the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
6.
To approve by ordinary resolution the adjournment of the annual general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the annual general meeting, the domestication proposal and the new charter proposal would not be duly approved and adopted by our shareholders; and

7.	To transact such other business that is properly presented at the annual general meeting and any adjournments or postponements thereof.
WHO MAY VOTE:
You may vote if you were the record owner of ProKidney Corp. Class A ordinary shares or Class B ordinary shares at the close of business on [•], 2025. A list of shareholders of record will be available at the annual general meeting and, during the 10 days prior to the annual general meeting, at our principal executive offices located at 2000 Frontis Plaza Blvd, Suite 250, Winston-Salem, North Carolina 27103.

All shareholders are cordially invited to attend the annual general meeting. Whether you plan to attend the annual general meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the annual general meeting. If you participate in and vote your shares at the annual general meeting, your proxy will not be used.

BY ORDER OF OUR BOARD OF DIRECTORS

Bruce Culleton, M.D.
Chief Executive Officer
Winston-Salem, North Carolina

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about ProKidney from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by sending a written request to: ProKidney Corp., Attn: Todd Girolamo, 2000 Frontis Plaza Blvd, Suite 250, Winston-Salem, North Carolina 27103.
If you would like to request any documents that are incorporated by reference into this proxy statement/prospectus, please do so at least five business days before the annual general meeting to be held on [•], 2025, which is [•], 2025, in order to receive them before the annual general meeting.
This proxy statement/prospectus, the Notice of 2025 Annual General Meeting of Shareholders, our form of proxy card and our 2024 annual report to shareholders are also available for viewing, printing and downloading at www.proxyvote.com. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to shareholders by electronic delivery.
Additionally, you can find a copy of additional information and our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2024, on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.prokidney.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: ProKidney Corp., Attn: Todd Girolamo, 2000 Frontis Plaza Blvd, Suite 250, Winston-Salem, North Carolina 27103 or contact by telephone number at (336) 999-7019. Exhibits to the Annual Report on Form 10-K or any additional documents incorporated by reference into this proxy statement/prospectus will be provided upon written request and payment of an appropriate processing fee.
For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 96 of this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this proxy statement/prospectus and the information incorporated by reference herein regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, potential results of our drug development efforts or trials, the effects of competition and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “seeks,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about:
•	our ability to maintain the listing of our Class A ordinary shares on the Nasdaq Capital Market (“Nasdaq”);
•	our ability to manage our growth effectively;
•	the success, cost and timing of our product development activities;
•	the potential attributes and benefits of our product candidates, and if approved, our products;
•	our ability to manufacture rilparencel, our lead product candidate;
•	our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any approved product;
•	our ability to identify, in-license or acquire additional technology;
•	our ability to maintain our existing license, manufacturing and supply agreements;
•	our reliance on third parties to conduct, supervise and monitor a certain portion of our research and nonclinical testing and clinical trials for rilparencel;
•
our ability to compete with other companies currently marketing or engaged in the biologics market and in the area of treatment of kidney disease, many of which have greater financial and marketing resources than us;

•	the size and growth potential of the markets for our products, and the ability of each to serve those markets, either alone or in partnership with others;
•	changes in applicable laws or regulations;
•	our estimates regarding expenses, revenue, capital requirements and needs for additional financing;
•	our ability to raise financing in the future;
•	our financial performance;
•	our intellectual property rights;
•	security breaches with respect to computer systems;
•	economic downturns and political and market conditions beyond our control;
•	the anticipated use of proceeds from this offering, if any;
•	our ability to obtain the required shareholder vote to adopt the domestication proposal (as defined below) at the annual general meeting;
•	the satisfaction of other conditions to the domestication;
•	our ability to take advantage of the potential strategic opportunities provided by, and realize the potential benefits of, the domestication;
•	your rights as a shareholder will change as a result of the domestication;

•	the risk that the domestication disrupts current plans and operations;
•	the risk that shareholders may recognize gain or other income with respect to their shares at the effective time of the domestication;
•
anti-takeover provisions in our Proposed Organizational Documents (as defined below) and under Delaware law could make an acquisition of us more difficult and limit attempts by our shareholders to replace or remove our current management;

•
the Proposed Organizational Documents designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers;

•
even if the domestication qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), a U.S. shareholder may still recognize gain or other income with respect to their shares at the effective time of the domestication;

•	we are likely to be treated as a passive foreign investment company (“PFIC”) which could result in adverse United States federal income tax consequences to U.S. investors;
•	we expect to incur transaction costs in connection with the completion of the domestication and related transactions, some of which will be incurred whether or not the domestication is completed; and
•	we may choose to or need to defer the domestication, or we may abandon the domestication.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this proxy statement/prospectus and the information incorporated by reference herein, particularly in the “Risk Factors” sections of this proxy statement/prospectus and of our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.
You should read this proxy statement/prospectus and the information incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. Any forward-looking statement speaks only as of the date of this proxy statement/prospectus. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IMPORTANT INFORMATION ABOUT THE ANNUAL GENERAL MEETING,
VOTING AND THE DOMESTICATION PROPOSAL
Why is the Company soliciting my proxy?
The board of directors (the “Board”) of ProKidney Corp., a Cayman Islands exempted company (“ProKidney,” the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2025 annual general meeting of shareholders (the “annual general meeting”) to be held physically at 399 Boylston Street, Ste. 350, Boston, MA 02116 and virtually via live webcast at www.virtualshareholdermeeting.com/PROK2025, on [•], 2025, at 10:00 a.m., Eastern Time and any adjournments or postponements of the meeting. This proxy statement/prospectus, along with the accompanying Notice of 2025 Annual General Meeting of Shareholders, summarizes the purposes of the meeting and the information you need to know to vote at the annual general meeting.
We have made available to you on the Internet and have sent you this proxy statement/prospectus, the Notice of 2025 Annual General Meeting of Shareholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 because you owned ProKidney’s Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), or Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”, and together with the Class A ordinary shares, the “existing ordinary shares”) at the close of business on [•], 2025 (the “record date”). We intend to commence distribution of proxy materials to shareholders on or about [•], 2025.
Why is ProKidney proposing the domestication?
We are seeking approval of the change of ProKidney’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “domestication” and such proposal, the “domestication proposal”), as discussed in greater detail in the section entitled “Proposal No.1 The Domestication Proposal—Reasons for the Domestication.” Our Board believes that there are significant advantages to the domestication that will arise as a result of a change of domicile to Delaware and that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. Specifically, our Board believes that there are several reasons why a domestication from the Cayman Islands to Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance, (iii) the increased ability for Delaware corporations to attract and retain qualified directors, (iv) reduce the need for related party arrangements as required by global transfer pricing rules, and (v) the mitigation of certain tax inefficiencies that would result if ProKidney were to conduct a U.S. operating business as a foreign corporation, each of foregoing as discussed in greater detail in the section entitled “Proposal No.1 The Domestication Proposal—Reasons for the Domestication.”
To effect the domestication, upon approval of the domestication proposal and the new charter proposal (as defined below), ProKidney will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and fees, and will file the Proposed Charter (as defined below) and the certificate of corporate domestication (the “Certificate of Corporate Domestication”), a copy of which is attached to the proxy statement/prospectus as Annex D, with the Secretary of State of the State of Delaware, pursuant to which ProKidney will be domesticated and continue as a Delaware corporation (the post-domestication company, “ProKidney Delaware”).
The approval of the domestication proposal requires a special resolution under the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”) and the Company’s second amended and restated memorandum and articles, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy, entitled to vote at the annual general meeting and who vote at the annual general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the annual general meeting.

We conduct our operating business indirectly through ProKidney LP (“PKLP”), a limited partnership organized under the laws of Ireland of which we are a limited partner, and its subsidiaries. Certain restructuring transactions are also intended to occur around the time of the domestication as follows (such transactions, together with the domestication, the “Restructuring”): (i) prior to the domestication, PKLP will contribute substantially all of its assets to a newly formed subsidiary, ProKidney Holdings, LLC, a Delaware limited liability company (“ProKidney Holdings”), and PKLP will then make a liquidating distribution of its limited liability company interests in ProKidney Holdings to its partners, including the Company, (ii) assuming the domestication proposal and the new charter proposal (as defined below) are approved, the domestication will be consummated, and (iii) following the domestication, ProKidney a wholly owned subsidiary of ProKidney Holdings and a Cayman Islands exempted company (“ProKidney-KY”), will undergo a series of transactions to move its assets to Delaware, which is expected to be structured in the form of a reregistration of ProKidney-KY to a Cayman Islands limited liability company and then the domestication of such Cayman Islands limited liability company to Delaware as a Delaware limited liability company expected to be named ProKidney IPCo, LLC (“ProKidney IPCo”). As a result of the consummation of the domestication and the other transactions involved in the Restructuring, ProKidney Delaware and the other former limited partners of PKLP will be members of ProKidney Holdings, and ProKidney Holdings will own all of the subsidiaries that conduct our business, including ProKidney IPCo. ProKidney is not required to and is not seeking approval of the Restructuring, other than approval of the domestication proposal and approval of the new charter proposal.
What amendments will be made to the Existing Organizational Documents of ProKidney?
ProKidney’s shareholders will be asked to approve by special resolution the alteration of ProKidney’s second amended and restated memorandum and articles of association, a copy of which is attached to the proxy statement/prospectus as Annex A (the “Existing Organizational Documents”), by replacing the Existing Organizational Documents with, and approving and adopting, the proposed new certificate of incorporation of ProKidney Delaware (the “Proposed Charter”), a copy of which is attached to the proxy statement/prospectus as Annex B, to be effective at the effective time of the domestication (the “new charter proposal”).
If the domestication proposal is approved and the new charter proposal is approved and the domestication is to be effected, the Existing Organizational Documents will be altered and replaced in full with the Proposed Charter and the proposed new bylaws of ProKidney Delaware, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) in full. The Proposed Organizational Documents will become the organizational documents of ProKidney Delaware at the effective time of the domestication, in each case, under the General Corporation Law of the State of Delaware (the “DGCL”). The approvals of both the domestication proposal and the new charter proposal are required to effect the domestication. Each of the domestication proposal and the new charter proposal is conditioned upon the approval of the other proposal to effect the domestication. ProKidney’s shareholders are being asked to consider and vote upon five separate advisory and non-binding proposals (collectively, the “advisory charter proposals”) with respect to the material differences between the Existing Organizational Documents and the Proposed Charter that will become effective at the effective time of the domestication in the following respects:

	Existing Organization Documents	Proposed Charter
Exclusive Forum (Advisory charter proposal A)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Charter adopts the state and federal courts in the State of Delaware as the exclusive forum for certain stockholder litigation. See Article 12 of the Proposed Charter.

	Existing Organization Documents	Proposed Charter
Waiver of Corporate Opportunities (Advisory charter proposal A)
While the Existing Organizational Documents do provide an explicit waiver of corporate opportunities for directors, they do not provide an explicit waiver of corporate opportunities for ProKidney or its employees.

In the Proposed Charter, the Corporation renounces any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities, subject to certain exceptions.

See Article 15 of the Proposed Charter.

Section 242(b)(2) of the DGCL (Advisory charter proposal B)
The Existing Organizational Documents provide that (i) ProKidney may increase its share capital by an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the general meeting, or by unanimous written resolution and (ii) ProKidney may reduce its share capital by a special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote at the general meeting and who vote at the general meeting, or by unanimous written resolution.

See Articles 20.1 and 20.3 of the Existing Organizational Documents.

The Proposed Charter provides that, subject to the rights of the holders of any one or more series of preferred stock then outstanding, the number of authorized shares of any of the common stock, Class A common stock, Class B common stock or the preferred stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of ProKidney Delaware entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the common stock, Class A common stock, Class B common stock or the preferred stock voting separately as a class will be required therefor.

See Article 4.2 of the Proposed Charter.

Action by Written Consent (Advisory charter proposal C)
The Existing Organizational Documents provide that a resolution in writing signed by all the shareholders entitled to vote at a general meeting shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 24.3 of the Existing Organizational Documents.

The Proposed Charter provides that, subject to the rights in certain instances of the holders of shares of Class B common stock and the holders of one or more series of preferred stock, any action required or permitted to be taken by ProKidney Delaware’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by consent of the stockholders.

See Article 8.1 of the Proposed Charter.

	Existing Organization Documents	Proposed Charter
Authorized Share Capital (Advisory charter proposal D)
The share capital under the Existing Organizational Documents is US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

See paragraph 5 of the Existing Organizational Documents.

The Proposed Charter authorizes 1,250,000,000 shares of ProKidney Delaware consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

See Article 4.1 of the Proposed Charter.

Adoption of Supermajority Vote Requirement to Amend the Proposed Charter (Advisory charter proposal E)
The Existing Organizational Documents provide that amendments to change ProKidney’s name, alter or add to the Articles (as defined therein), alter or add to the Memorandum (as defined therein) with respect to any objects, powers or other matters specified therein or to reduce its share capital or any capital redemption reserve fund may be made by a Special Resolution (as defined under the Cayman Islands Companies Act), being the affirmative vote of holders of a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. There are certain matters that require only an Ordinary Resolution (as defined therein), including increasing the share capital, consolidating and dividing all or any part of the share capital into larger amounts than the existing shares, converting all or any of the Company’s paid-up shares into stock, and reconverting that stock into paid-up shares of any denomination, by subdividing the Company’s existing shares or any of them dividing the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without par value, and cancelling any shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any

The Proposed Charter requires (i) either (x) the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all the then-outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, and voting together as a single class or (y) approval of a majority of the Board, to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed Bylaws; (ii) at least two thirds (2∕3) of the total voting power of all the outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, voting together as a single class in order to alter, amend or repeal Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1, and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 of the Proposed Charter; and (iii) at least two thirds (2/3) of the total voting power of the outstanding shares of ProKidney Delaware’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to remove a director for cause.

See Articles 7.4, 10 and 11 of the Proposed Charter.

Existing Organization Documents	Proposed Charter

person and diminish the amount of its share capital by the amount of the shares so cancelled. An Ordinary Resolution is a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

See Article 20 of our Existing Organizational Documents.

How will the domestication affect the ordinary shares?
At the effective time of the domestication, by virtue of the domestication and without any further action on the part of any holder thereof, (i) each Class A ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class A common stock, par value $0.0001 per share, of ProKidney Delaware (the “Class A common stock”), and (ii) each Class B ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class B common stock, par value $0.0001 per share, of ProKidney Delaware (the “Class B common stock,” and together with the Class A common stock, the “common stock”).
Do I have appraisal rights in connection with the proposed domestication?
No. ProKidney shareholders do not have appraisal rights in connection with the domestication under the Cayman Islands Companies Act or under the DGCL.
What are the U.S. federal income tax consequences of the domestication?
As discussed more fully under “Material U.S. Federal Income Tax Considerations” below, we believe the domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the domestication so qualifies, and subject to the discussion of the “passive foreign investment company” (“PFIC”) rules below, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) will be subject to Section 367(b) of the Code.
ProKidney does not expect that its cumulative earnings and profits will be greater than zero at the time of the domestication. As a result, as discussed in further detail under “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of Section 367 to U.S. Holders,” a U.S. Holder of ProKidney Class A ordinary shares will generally not have any gain or loss to recognize, provided, in the case of certain U.S. Holders whose Class A ordinary shares have a fair market value of $50,000 or more, such U.S. Holder either (i) is required to, or (ii) can file an election to, include in income the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its ProKidney Class A ordinary shares, which amount is expected to be zero, and provided certain other requirements are satisfied.
As discussed further under “Material U.S. Federal Income Tax Considerations” below, ProKidney believes that it is likely (and likely has been) treated as a PFIC for U.S. federal income tax purposes. Even if the domestication qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of ProKidney Class A ordinary shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Class A ordinary shares for common shares of ProKidney Delaware pursuant to the domestication under the PFIC rules of the Code. In the event that ProKidney is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication unless the U.S. Holder makes (or has made) certain elections (including, for example, a QEF election) discussed further under “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.” The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the domestication, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations”. Each U.S. Holder of ProKidney Class A ordinary shares is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of ProKidney Class A ordinary shares for ProKidney Delaware Class A common stock pursuant to the domestication.
Additionally, the domestication may cause non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. Holder’s ProKidney common stock subsequent to the domestication. ProKidney does not expect to make any dividend distributions to its shareholders in the near future.
The tax consequences of the domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the domestication, see “Material U.S. Federal Income Tax Considerations”.
How do I attend the annual general meeting virtually?
The live audio webcast of the annual general meeting will begin promptly at 10:00 a.m., Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the annual general meeting to allow time for you to log-in and test your device’s audio system. The annual general meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate virtually in the annual general meeting. You should also allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the annual general meeting.
Log-in Instructions. To be admitted to the annual general meeting virtually, you will need to log-in at www.virtualshareholdermeeting.com/PROK2025 using the 16-digit control number found on the proxy card or voting instruction card previously mailed or made available to shareholders entitled to vote at the annual general meeting.
If I attend the annual general meeting virtually, will I be able to ask questions and have these questions answered during the annual general meeting?
Shareholders who choose to attend the annual general meeting virtually may submit questions for the annual general meeting after logging in. If such shareholders wish to submit a question, they may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/PROK2025, typing their question into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before the start time of the meeting.
Appropriate questions related to the business of the annual general meeting (the proposals being voted on) will be answered during the annual general meeting, subject to time constraints. Any such questions that cannot be answered during the annual general meeting due to time constraints will be posted and answered at https://investors.prokidney.com/ as soon as practical after the annual general meeting. Additional information regarding the ability of shareholders to ask questions during the annual general meeting, related to rules of conduct and other materials for the annual general meeting will be available at https://investors.prokidney.com/.
What happens if there are technical difficulties during the annual general meeting?
If you encounter any difficulties accessing the annual general meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the annual general meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the annual general meeting, will be available on the meeting website.
Who may vote?
Only holders of record of our Class A ordinary shares or Class B ordinary shares at the close of business on [•], 2025 will be entitled to vote at the annual general meeting. On this record date, there were [•] Class A ordinary shares and [•] Class B ordinary shares outstanding and entitled to vote.

If on [•], 2025 your ordinary shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, then you are a shareholder of record.
If on [•], 2025 your ordinary shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of 2025 Annual General Meeting of Shareholders is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual general meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual general meeting. However, since you are not the shareholder of record, you may not vote your shares at the annual general meeting unless you request and obtain a valid proxy from your broker or other agent.
You do not need to attend the annual general meeting to vote your shares. Shares represented by valid proxies, received in time for the annual general meeting and not revoked prior to the annual general meeting, will be voted at the annual general meeting. For instructions on how to change or revoke your proxy, see “May I change or revoke my proxy?” below.
How many votes do I have?
Each Class A ordinary share or Class B ordinary share that you own entitles you to one vote.
How do I vote?
Whether you plan to attend the annual general meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual general meeting.
If your shares are registered directly in your name through our transfer agent, Continental Stock Transfer & Trust, or you have share certificates registered in your name, you may vote:
•	By Internet or by telephone. Follow the instructions included in the proxy card to vote over the Internet or by telephone.
•
By mail. You can also vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the meeting in person, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on [•], 2025.
If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual general meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual general meeting in order to vote.
What proposals will be voted on at the annual general meeting?
At the annual general meeting, shareholders will be asked to vote:
1.	To approve the domestication proposal;
2.	To approve the new charter proposal;
3.	To approve on a non-binding and advisory basis each of the five separate advisory charter proposals;

4.
To elect the following three director nominees named in this proxy statement/prospectus to serve as Class III directors for three-year terms expiring at the annual general meeting in 2028 and until their successors are duly elected and qualified: Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D. (the “election of directors proposal”);

5.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “appointment of independent registered public accounting firm proposal”);

6.
To approve the adjournment of the annual general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the annual general meeting, the domestication proposal and the new charter proposal would not be duly approved and adopted by our shareholders (the “adjournment proposal”); and

7.	To transact such other business that is properly presented at the annual general meeting and any adjournments or postponements thereof.
How does the Board recommend that I vote on the proposals?
The Board unanimously recommends that you vote as follows:
•	“FOR” the approval of the domestication proposal;
•	“FOR” the approval of the new charter proposal;
•	“FOR” each of the five advisory charter proposals;
•	“FOR” the election of each of the Class III nominees for director;
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•	“FOR” the adjournment proposal.
If any other matter is presented at the annual general meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with the proxy holder’s best judgment. At the time this proxy statement/prospectus was first made available, we knew of no matters that needed to be acted on at the annual general meeting, other than those discussed in this proxy statement/prospectus.
May I change or revoke my proxy?
If you give us your proxy, you may change or revoke it at any time before the annual general meeting. You may change or revoke your proxy in any one of the following ways:
•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by re-voting by Internet or by telephone as instructed above;
•	by notifying ProKidney Corp.’s Secretary/Clerk in writing before the annual general meeting that you have revoked your proxy; or
•
by attending the annual general meeting and voting at the meeting. Attending the annual general meeting will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual general meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.
What if I receive more than one proxy card?
You may receive more than one proxy card if you hold our Class A or Class B ordinary shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares are voted.

Will my shares be voted if I do not vote?
If your shares are registered in your name or if you have share certificates, they will not be counted if you do not vote as described above under “How do I vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of independent registered public accounting firm proposal without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual general meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the domestication proposal, new charter proposal, the advisory charter proposals, the election of directors proposal and the adjournment proposal.
What vote is required to approve each proposal and how are votes counted?

Proposal 1: Domestication Proposal
A special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy, entitled to vote thereon, and who vote at the annual general meeting is required to approve the domestication proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the domestication proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the domestication proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting.

Proposal 2: New Charter Proposal
A special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy, entitled to vote thereon, and who vote at the annual general meeting is required to approve the new charter proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the new charter proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the new charter proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting.

Proposal 3: Advisory Charter Proposals
An ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting is required to approve, on a non-binding and advisory basis, each of the advisory charter proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the domestication proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the domestication proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting. We are not required to obtain the approval of our shareholders to individually approve each of the advisory charter proposals. Accordingly, regardless of the outcome of the non-binding advisory vote, ProKidney intends that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the domestication, assuming adoption of the domestication proposal and the new charter proposal.

Proposal 4: Election of Directors
An ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting, is required for the election of each director. If the number of shares voted “FOR” a director nominee exceeds the number of votes cast “AGAINST,” the nominee will be elected as a director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting.

Proposal 5: Appointment of Independent Registered Public Accounting Firm Proposal
An ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting for this proposal is required to ratify the selection of our independent registered public accounting firm. If the number of shares voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm exceeds the number of votes cast “AGAINST,” the appointment of Ernst & Young LLP as our independent registered public accounting firm will be ratified. You may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Accordingly, there will be no broker non-votes with respect to this proposal. We are not required to obtain the approval of our shareholders to select our independent registered public accounting firm. However, if our shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025, our Audit Committee of the Board (the “Audit Committee”) will reconsider its selection.

Proposal 6: Adjournment Proposal
An ordinary resolution, being the affirmative vote of the holders of a majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote at the annual general meeting and who vote at the annual general meeting. The adjournment proposal is not conditioned upon any other proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the adjournment proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the adjournment proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting.

Where can I find the voting results of the annual general meeting?
The preliminary voting results will be announced at the annual general meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual general meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
What are the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What constitutes a quorum for the annual general meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the annual general meeting is necessary to constitute a quorum at the annual general meeting. Votes of shareholders of record who are present at the annual general meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.
Attending the Annual Meeting
We are pleased to offer two options for our 2025 annual general meeting: (1) viewing a live Webcast at www.virtualshareholdermeeting.com/PROK2025 or (2) attending in person. The annual general meeting will be held at 10:00 a.m., Eastern Time on [•], 2025 at 399 Boylston Street, Ste. 350, Boston, MA 02116. When you arrive at the meeting, signs will direct you to the appropriate meeting rooms. If you choose to view the Webcast, go to www.virtualshareholdermeeting.com/PROK2025 shortly before the meeting time, and follow the instructions for attending the Webcast. If you miss the annual general meeting, you can view a replay of the Webcast at www.proxyvote.com until [•], 2025. You need not attend the annual general meeting in order to vote.
Householding of Annual Disclosure Documents
Some brokers or other nominee record holders may be sending you a single set of our proxy materials if multiple ProKidney’s shareholders live in your household. This practice, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
We will promptly deliver a separate copy of our proxy materials to you if you write or call our corporate secretary at: 2000 Frontis Plaza Blvd, Suite 250, Winston-Salem, North Carolina 27103 or (336) 999-7019. If you want to receive your own set of our proxy materials in the future or, if you share an address with another shareholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.
Electronic Delivery of Future Company Shareholder Communications
Most shareholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.
You can choose this option and save us the cost of producing and mailing these documents by:
•	following the instructions provided on your proxy card;
•	following the instructions provided when you vote over the Internet; or
•	going to www.proxyvote.com and following the instructions provided.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the annual general meeting, including the domestication, you should read this entire document carefully. This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”
The Company
Prior to July 11, 2022 (the “Closing Date”), we were a blank check company registered under the laws of the Cayman Islands and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On July 11, 2022, we completed the business combination (the “Business Combination”) pursuant to the Business Combination Agreement dated January 18, 2022 (the “Business Combination Agreement”), that we entered into with PKLP. Upon the completion of the Business Combination, we changed our name to “ProKidney Corp.” and the business of PKLP became our business.
We are a clinical-stage biotechnology company with a transformative proprietary cell therapy platform that has the potential to treat multiple chronic kidney diseases using cells isolated from the patient intended for treatment. Our approach seeks to redefine the treatment of chronic kidney disease (“CKD”), shifting the emphasis away from management of kidney failure to the preservation of kidney function. Our lead product candidate, rilparencel, is designed to preserve kidney function in a CKD patient’s diseased kidneys. Rilparencel is a product that includes autologous Selected Renal Cells (“SRC”) prepared from a patient’s own (autologous) kidney cells. The SRC are formulated rilparencel for reinjection into the patient’s kidneys using a minimally invasive outpatient procedure that is repeatable, if necessary. Because rilparencel is a personalized product composed of cells prepared from a patient’s own kidney, there is no need for treatment with immunosuppressive therapies that are required during a patient’s lifetime when a patient receives a kidney transplant from another, allogeneic donor.
We are currently conducting a Phase 3 clinical study and an ongoing Phase 2 clinical study for rilparencel in subjects with moderate to severe CKD and diabetes. Rilparencel has received regenerative medicine advanced therapy (“RMAT”) designation from the United States Food and Drug Administration (the “FDA”). We also completed a Phase 1 clinical trial for rilparencel in subjects with CKD due to congenital anomalies of the kidney and urinary tract for which the last subject visit occurred in January 2023 and the clinical study report was submitted to the FDA in December 2023. Rilparencel has, to date, been generally well tolerated by subjects with moderate to severe CKD in Phase 1 and 2 clinical testing.
Our patented technology includes multiple breakthroughs in the manufacturing and medical delivery of cellular therapy products. Our technology works by expanding and selecting kidney cells of a patient in an attempt to preserve kidney function that is being lost due to chronic diseases. Our process begins when a small piece or biopsy of a patient’s diseased kidney is sent to our manufacturing facility. We are able to process cells taken from the biopsy and select specific cells with a reparative capacity. These SRC are formulated into a personalized product for reinjection into the damaged kidney(s). To date, clinical studies suggest that rilparencel has the capacity to, for a time, positively impact kidney function as reflected by stabilizing the estimated glomerular filtration rate (“eGFR”) or attenuating the rate of eGFR decline in patients with CKD and diabetes.
We are initially pursuing the development of rilparencel in the United States for use in patients with moderate to severe CKD and type 2 diabetes. We estimate that approximately 36 million - 37 million adults, representing approximately 14% of the U.S. adult population, currently suffer from CKD. Chronic kidney disease is segmented into five CKD stages, from mild (CKD stage 1) to severe (CKD stage 5 or kidney failure). With respect to those patients with stage 3b or 4 CKD and diabetes, we estimate that approximately 1.2 million to 1.8 million patients could be eligible for treatment with rilparencel in the United States. The Phase 3 study includes other countries in North America, Latin America, and Asia Pacific.
We currently operate a manufacturing facility that has been designed to comply with FDA and European Medicines Agency quality standards and to produce rilparencel treatments from biopsied material. Our manufacturing site, based in Winston-Salem, North Carolina, in the United States, has a potential capacity sufficient to supply our Phase 3 study as well as a potential commercial launch, should rilparencel receive regulatory approval.

The principal executive office of ProKidney is located at 2000 Frontis Plaza Blvd., Ste 250, Winston-Salem, NC 27103, and ProKidney’s telephone number is (336) 999-7019. Additional information about ProKidney and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference.”
Proposals to be put to the Annual Meeting
The following is a summary of the proposals to be put to the annual general meeting.
The Domestication Proposal
ProKidney is asking its shareholders to approve the domestication proposal. The Board has unanimously approved a change of ProKidney’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, upon approval of the domestication proposal and the new charter proposal, ProKidney will file an application of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and fees, and will file the Proposed Charter and a Certificate of Corporate Domestication with the Secretary of State of the State of Delaware, pursuant to which ProKidney will be domesticated and continue as a Delaware corporation.
As of [•], 2025, there are [•] ordinary shares outstanding, comprised of [•] Class A ordinary shares and [•] Class B ordinary shares. At the effective time of the domestication, by virtue of the domestication and without any further action on the part of any holder thereof, (i) each Class A ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class A common stock, and (ii) each Class B ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class B common stock.
The domestication proposal together with the new charter proposal, if approved, will approve a change of ProKidney’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ProKidney is currently governed by the Cayman Islands Companies Act, upon domestication, ProKidney Delaware will be governed by the DGCL. Accordingly, we urge shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that in connection with the domestication proposal, ProKidney is requesting its shareholders to approve (i) the new charter proposal (discussed below) (with the approval of the domestication proposal being conditioned upon the new charter proposal also being approved) and (ii) the five non-binding, advisory charter proposals (discussed below) (with the approval of the domestication proposal or the new charter proposal not being conditioned upon any of the non-binding, advisory charter proposals being approved).
We urge shareholders to carefully consult the section entitled “Proposal No. 3 Advisory Charter Proposals” (including the chart of material differences included therein) and the Proposed Organizational Documents of ProKidney Delaware, attached hereto as Annexes B and C. For additional information, see “Proposal No.1 The Domestication Proposal” section of this proxy statement/prospectus.
We conduct our operating business indirectly through PKLP, a limited partnership organized under the laws of Ireland of which we are a limited partner, and its subsidiaries. Certain Restructuring transactions are also intended to occur around the time of the domestication as follows: (i) prior to the domestication, PKLP will contribute substantially all of its assets to a newly formed subsidiary, ProKidney Holdings, and PKLP will then make a liquidating distribution of its limited liability company interests in ProKidney Holdings to its partners, including the Company, (ii) assuming the domestication proposal and the new charter proposal are approved, the domestication will be consummated, and (iii) following the domestication, ProKidney-KY, will undergo a series of transactions to move its assets to Delaware, which is expected to be structured in the form of a reregistration of ProKidney-KY to a Cayman Islands limited liability company and then the domestication of such Cayman Islands limited liability company to Delaware as a limited liability company expected to be named ProKidney IPCo, LLC. As a result of the consummation of the domestication and the other transactions involved in the Restructuring, ProKidney Delaware and the other former limited partners of PKLP will be members of ProKidney Holdings, and ProKidney Holdings will own all of the subsidiaries that conduct our business, including ProKidney IPCo. ProKidney is not required to and is not seeking approval of the Restructuring, other than approval of the domestication proposal and approval of the new charter proposal.

The New Charter Proposal
ProKidney is asking its shareholders to approve the new charter proposal, in connection with and conditioned on the domestication proposal. If the domestication proposal is approved and the new charter proposal is approved, ProKidney will domesticate to the State of Delaware and in connection therewith alter its Existing Organizational Documents under the Cayman Islands Companies Act by replacing in full with the Proposed Charter and Proposed Bylaws of ProKidney Delaware, in each case, under the DGCL.
The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents, and we urge shareholders to carefully consult the information set out in the Section “Proposal No. 3 Advisory Charter Proposals” (including the chart of material differences included therein) and the full text of the Proposed Charter of ProKidney Delaware, attached hereto as Annex B. Approvals of both the domestication proposal and the new charter proposal are required to effect the domestication, and the approval of the new charter proposal is conditioned upon the domestication proposal also being approved. If the domestication is not effected, then there will be no changes to the Existing Organizational Documents.
The Advisory Charter Proposals
If the domestication proposal and the new charter proposal are approved and the domestication is to be effected, ProKidney will domesticate to the State of Delaware and in connection therewith alter its Existing Organizational Documents under the Cayman Islands Companies Act by replacing in full with the Proposed Charter and Proposed Bylaws of ProKidney Delaware, in each case, under the DGCL. The approval of the domestication proposal or the new charter proposal is not conditioned upon any of the five non-binding, advisory charter proposals being approved.
The Proposed Charter differs in certain material respects from the Existing Organizational Documents, and we urge shareholders to carefully consult the information set out in “Proposal No. 3 Advisory Charter Proposals” (including the chart of material differences included therein) and the full text of the Proposed Organizational Charter of ProKidney Delaware, attached hereto as Annex B.
ProKidney’s shareholders are asked to consider and vote upon and to approve five non-binding, advisory proposals in connection with the new charter proposal. A brief summary of each of the advisory charter proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Charter of ProKidney Delaware.

	Existing Organization Documents	Proposed Charter
Exclusive Forum (Advisory charter proposal A)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Charter adopts the state and federal courts in the State of Delaware as the exclusive forum for certain stockholder litigation. See Article 12 of the Proposed Charter.

Waiver of Corporate Opportunities (Advisory charter proposal A)
While the Existing Organizational Documents do provide an explicit waiver of corporate opportunities for directors, they do not provide an explicit waiver of corporate opportunities for ProKidney or its employees.

In the Proposed Charter, the Corporation renounces any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities, subject to certain exceptions.

See Article 15 of the Proposed Charter.

Section 242(b)(2) of the DGCL (Advisory charter proposal B)	The Existing Organizational Documents provide that (i) ProKidney may increase its share capital by an ordinary	The Proposed Charter provides that, subject to the rights of the holders of any one or more series of preferred stock then outstanding,

	Existing Organization Documents	Proposed Charter

resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the general meeting, or by unanimous written resolution and (ii) ProKidney may reduce its share capital by a special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote at the general meeting and who vote at the general meeting, or by unanimous written resolution.

See Articles 20.1 and 20.3 of the Existing Organizational Documents.

the number of authorized shares of any of the common stock, Class A common stock, Class B common stock or the preferred stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of ProKidney Delaware entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the common stock, Class A common stock, Class B common stock or the preferred stock voting separately as a class will be required therefor.

See Article 4.2 of the Proposed Charter.

Action by Written Consent (Advisory charter proposal C)
The Existing Organizational Documents provide that a resolution in writing signed by all the shareholders entitled to vote at a general meeting shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 24.3 of the Existing Organizational Documents.

The Proposed Charter provides that, subject to the rights in certain instances of the holders of shares of Class B common stock and the holders of one or more series of preferred stock, any action required or permitted to be taken by ProKidney Delaware’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by consent of the stockholders.

See Article 8.1 of the Proposed Charter.

Authorized Share Capital (Advisory charter proposal D)
The share capital under the Existing Organizational Documents is US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

See paragraph 5 of the Existing

The Proposed Charter authorizes 1,250,000,000 shares of ProKidney Delaware consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

See Article 4.1 of the Proposed Charter.

	Existing Organization Documents	Proposed Charter
Organizational Documents.

Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory charter proposal E)
The Existing Organizational Documents provide that amendments to change ProKidney’s name, alter or add to the Articles (as defined therein), alter or add to the Memorandum (as defined therein) with respect to any objects, powers or other matters specified therein or to reduce its share capital or any capital redemption reserve fund may be made by a Special Resolution (as defined under the Cayman Islands Companies Act), being the affirmative vote of holders of a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting.  There are certain matters that require only an Ordinary Resolution (as defined therein), including increasing the share capital, consolidating and dividing all or any part of the share capital into larger amounts than the existing shares, converting all or any of the Company’s paid-up shares into stock, and reconverting that stock into paid-up shares of any denomination, by subdividing the Company’s existing shares or any of them dividing the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum (as defined therein) or into shares without par value, and cancelling any shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled. An Ordinary Resolution is a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

The Proposed Charter requires (i) either (x) the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all the then-outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, and voting together as a single class or (y) approval of a majority of the Board, to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed Bylaws; (ii) at least two thirds (2/3) of the total voting power of all the outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, voting together as a single class in order to alter, amend or repeal Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1, and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 of the Proposed Charter; and (iii) at least two thirds (2∕3) of the total voting power of the outstanding shares of ProKidney Delaware’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to remove a director for cause.

See Articles 7.4, 10 and 11 of the Proposed Charter.

Existing Organization Documents	Proposed Charter
See Article 20 of our Existing Organizational Documents.

The Election of Directors Proposal
ProKidney’s shareholders are asked to elect the following three director nominees named in this proxy statement/prospectus to serve as Class III directors for three-year terms expiring at the annual meeting in 2028 and until their successors are duly elected and qualified: Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D. For additional information, see “Election of Directors” section of this proxy statement/prospectus.
The Appointment of Independent Registered Public Accounting Firm Proposal
ProKidney’s shareholders are also asked to approve, by ordinary resolution, a proposal to ratify the appointment of Ernst and Young as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025. For additional information, see “Proposal No. 5 Ratification of Selection of Independent Registered Public Accounting Firm” section of this proxy statement/prospectus.
The Adjournment Proposal
If based on the tabulated vote, there are not sufficient votes at the time of the annual general meeting to approve the preceding proposals, the Board may submit a proposal to adjourn the annual general meeting to a later date or dates, if necessary, to permit further solicitation of proxies. For additional information, see “Proposal No. 6 The Adjournment Proposal” section of this proxy statement/prospectus.
Date, Time and Place of Annual Meeting of ProKidney’s Shareholders
The annual general meeting will be held on [•], 2025 at 10:00 a.m., Eastern Time, physically at 399 Boylston Street, Ste. 350, Boston, MA 02116 and virtually via live webcast at www.virtualshareholdermeeting.com/PROK2025 or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.
Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the annual general meeting if they owned ordinary shares at the close of business on [•], 2025, which is the record date for the annual general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Quorum and Vote of ProKidney Shareholders
A quorum of ProKidney shareholders is necessary to hold a valid meeting. A quorum will be present at the annual general meeting if one or more shareholders holding at least a majority of the paid-up voting share capital entitled to vote are present in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the annual general meeting. As of the record date for the annual general meeting, [•] ordinary shares would be required to achieve a quorum.
The proposals presented at the annual general meeting require the following votes:
•
Domestication proposal: The approval of the domestication proposal requires a special resolution under the Cayman Islands Companies Act and the Existing Organizational Documents, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon, who vote at the annual general meeting.

•
New charter proposal: The approval of the new charter proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon, who vote at the annual general meeting.

•
Advisory charter proposals: The separate approval of each of the advisory charter proposals by non-binding, advisory ordinary resolution under the Cayman Islands Companies Act requires an affirmative vote for the proposal by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

•
Election of Directors: Election of each Director requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote for each director by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

•
Appointment of independent registered public accounting firm proposal: The approval of the appointment of independent registered public accounting firm proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote for the proposal by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

•
Adjournment proposal: The approval of the adjournment proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote for the proposal by the holders of a majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the annual general meeting.
Appraisal Rights
ProKidney shareholders do not have appraisal rights in connection with the domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the annual general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Important Information About the Annual Meeting, Voting and the Domestication Proposal—May I change or revoke my proxy?”
Recommendation to Shareholders
Each of (i) the full Board of ProKidney and (ii) the directors of the Board who do not own Class B ordinary shares believe that the domestication proposal and the other proposals to be presented at the annual general meeting are in the best interest of the Company and unanimously recommend that its shareholders vote “FOR” the approval of the domestication proposal, “FOR” the approval of the new charter proposals, “FOR” each of the separate advisory charter proposals, “FOR” the election of each director nominee, “FOR” the appointment of independent registered public accounting firm proposal and “FOR” the adjournment proposal, in each case, if presented to the annual general meeting.
Interests of Certain Persons in the Domestication
ProKidney’s Class B shareholders, including certain of our directors and officers, may have potential interests in and arising from the domestication that are different from or in addition to the interests of ProKidney’s public shareholders because they are parties to the Tax Receivable Agreement (as defined below), which was entered into in connection with our business combination. ProKidney Delaware’s payment obligations under the Tax Receivable Agreement to Class B stockholders could have been greater or lesser than what they might have been had ProKidney determined to migrate to a jurisdiction other than the United States. The amount and timing of any payments under the Tax Receivable Agreement are highly speculative and are dependent on a number of factors outside ProKidney Delaware’s control. Because ProKidney Holdings does not expect to generate significant operating revenues in the near future, if at all, payments made by ProKidney Delaware to Class B stockholders under the Tax Receivable Agreement in the near future, if any, are not expected to be material. See the section entitled “Interests of Certain Persons in the Domestication” for a further discussion of these considerations.

Material U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the domestication, please see “Material U.S. Federal Income Tax Considerations.”
Anticipated Accounting Treatment
The Domestication
We do not believe there will be a material accounting effect or change in the carrying amount of the consolidated assets and liabilities of ProKidney as a result of domestication. The business, capitalization, assets and liabilities and financial statements of ProKidney Delaware immediately following the domestication will be the same as those of ProKidney immediately prior to the domestication.
Comparison of Corporate Governance and Shareholder Rights
The domestication will change ProKidney’s jurisdiction of incorporation from the Cayman Islands to Delaware and, as a result, ProKidney’s Existing Organizational Documents will be altered and replaced in full with the Proposed Organizational Documents, and ProKidney Delaware will be governed by the DGCL rather than Cayman Islands Companies Act. There are differences between Cayman Islands corporate law, which currently governs ProKidney, and Delaware corporate law, which will govern ProKidney Delaware following the effectiveness of the domestication. Additionally, there are differences between the Proposed Organization Documents of ProKidney Delaware and the Existing Organizational Documents of ProKidney. For a summary of the material differences among the rights of holders of common stock and holders of ordinary shares, see “Comparison of Corporate Governance and Shareholder Rights.”
Regulatory Matters
The domestication is not subject to any additional federal or state regulatory requirements or approvals, except for filings with the Cayman Islands and the State of Delaware necessary to effectuate the domestication.
Risk Factors
In evaluating the proposals to be presented at the annual general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”
Sources of Industry and Market Data
Where information has been sourced from a third party, the source of such information has been identified.
Emerging Growth Company
ProKidney is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. ProKidney has elected to take advantage of the benefits of this extended transition period. This may make comparison of ProKidney’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

ProKidney will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the first sale of its securities pursuant to a registration statement that has been declared effective, (b) in which it has total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which it is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.00 billion in non-convertible debt during the prior three-year period.
TICKER SYMBOL AND DIVIDEND INFORMATION
ProKidney Ordinary Shares
ProKidney’s Class A ordinary shares are currently listed on Nasdaq under the symbol “PROK”. ProKidney Delaware’s Class A common stock will continue to trade under the same symbol following the domestication. There is no public market for our Class B ordinary shares.
Holders
As of [•], 2025, there were [•] holders of record of our Class A ordinary shares and [•] holders of record of our Class B ordinary shares.
Dividend Policy
No cash dividends have ever been declared or paid on the common equity to date by the Company.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included and incorporated by reference in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, results of operations or financial condition of ProKidney Delaware and could adversely affect the trading price of its common stock.
Your rights as a shareholder will change as a result of the domestication.
Currently, your rights as a shareholder of ProKidney arise under the laws of the Cayman Islands, as well as the Existing Organizational Documents. At the effective time of the domestication, your rights as a shareholder of ProKidney Delaware will arise under Delaware law, as well as the Proposed Organizational Documents. The Proposed Organizational Documents and Delaware law contain provisions that differ in certain material respects from those in our Existing Organizational Documents and Cayman Islands law and, therefore, some of your rights as a shareholder will change. For a description of your rights following the domestication and how they may differ from your current rights, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” We also urge shareholders to carefully consult the information set forth in the section entitled “Proposal No. 3 Advisory Charter Proposals,” the Existing Organizational Documents of ProKidney, attached hereto as Annex A, and the Proposed Organizational Documents of ProKidney Delaware, attached hereto as Annexes B and C.
We intend to domesticate to the U.S. and such domestication may result in disruptions to our business or otherwise materially harm our results of operations or financial condition.
We are incorporated in the Cayman Islands, while our principal offices, management and board members are located in the United States. If the domestication proposal and new charter proposal are approved, we will begin proceedings in the Cayman Islands to domesticate to the State of Delaware in the United States, while maintaining our Nasdaq listing. Such domestication may require a significant amount of time, cost and focus from management and other employees, which may divert attention from our research and clinical activities. If any domestication activities we undertake in the future fail to achieve some or all of the expected benefits therefrom, our business, results of operations and financial condition could be materially and adversely affected. In addition, the domestication of the company is subject to all corporate approvals, including an approval of our shareholders pursuant to this proxy statement/prospectus, and such domestication may result in certain shareholders recognizing taxable income in the jurisdiction in which such shareholders are tax residents or in, in certain cases, in which their members or partners are resident. Shareholders may be subject to withholding taxes or other taxes with respect to their ownership of the company after the domestication. If the plan to domesticate the company is adopted and executed, we do not intend to make any cash distributions to shareholders to pay such taxes.
Anti-takeover provisions in our Proposed Organizational Documents and under Delaware law could make an acquisition of us more difficult and limit attempts by our shareholders to replace or remove our current management.
Both the Existing Organizational Documents and Proposed Organizational Documents contain anti-takeover provisions that may have the effect of delaying or preventing a change in control or changes in our management. The Proposed Organizational Documents, which will be effective at the effective time of the domestication, include the following anti-takeover provisions:
•	the ability of the Board to issue one or more series of preferred stock;
•	classified board dividing into three classes of directors with staggered three-year terms;
•	the inability of our shareholders to act without a meeting of our shareholders, subject to certain exceptions;
•	rules regarding how shareholders may present proposals to nominate directors for election at shareholder meetings; and
•	the ability of our directors, and not shareholders, to fill vacancies on the Board.

For a comparison of how these provisions may differ from your current rights, please see “Comparison of Corporate Governance and Shareholder Rights.”
These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of ProKidney Delaware’s board of directors, which is responsible for appointing the members of our management, and may discourage, delay or prevent a transaction involving a change in control of ProKidney Delaware that is in the best interest of our minority shareholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if shareholders view them as discouraging future takeover attempts.
In addition, following the domestication, we will be subject to provisions of Delaware law, including Section 203 of the DGCL, which prohibits “business combinations” (as such term is defined in Section 203 of the DGCL) by a corporation or certain of its subsidiaries with an “interested stockholder” (as such term is defined in Section 203 of the DGCL) for a period of three years after the person or entity becomes an interested stockholder, subject to certain exceptions therein. Given existing commercial relationships as disclosed in “Certain Relationships and Related Person Transactions”, in connection with the domestication, the Board intends to adopt a resolution approving as an “interested stockholder” one or more existing stockholders, together with their affiliates or associates, effective upon the effective time of the domestication for purposes of Section 203 of the DGCL.
The Proposed Organizational Documents designate the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware), as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers.
The Proposed Charter, which would become effective at effectiveness of the domestication, provides that unless ProKidney Delaware consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), be the sole and exclusive forum for certain disputes, including: (A) any derivative action or proceeding brought on behalf of ProKidney Delaware; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of ProKidney Delaware to ProKidney Delaware or its stockholders; (C) any action or proceeding (including any class action) asserting a claim against ProKidney Delaware or any current or former director, officer or other employee of ProKidney Delaware arising out of or pursuant to any provision of the DGCL or the Proposed Organizational Documents (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the Proposed Organizational Documents (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and/or (F) any action or claim against ProKidney Delaware or any current or former director, officer or other employee of ProKidney Delaware governed by the internal affairs doctrine or an “internal corporate claim” as defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers.
Even if the domestication qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, a U.S. Holder may still recognize gain or other income with respect to their shares at the effective time of the domestication and may cause non-U.S. Holders to become subject to U.S. federal income withholding tax after the domestication.
U.S. Holders are subject to Section 367 of the Code, which, depending on certain ownership thresholds, require (or permit pursuant to an election) the recognition of the “all earnings and profits amount” (as defined in the Treasury regulations) attributable to the ProKidney Class A ordinary shares held directly by such holder. ProKidney does not expect that its cumulative earnings and profits will be greater than zero at the time of the domestication. As a result, as discussed in further detail under “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of Section 367 to U.S. Holders,” and subject to the discussion below concerning PFICs, a U.S. Holder of ProKidney Class A ordinary shares will generally not have any gain or loss to recognize, provided, in the case of certain U.S. Holders whose Class A ordinary shares have a fair market value of $50,000 or more, such U.S. Holder either (i) is required to, or (ii) can file an election to, include in income the “all earnings and profits amount” attributable to its ProKidney Class A ordinary shares, which amount is expected to be zero, and provided certain other requirements are satisfied.
Additionally, the domestication may cause non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. Holder’s ProKidney Class A common stock subsequent to the domestication. ProKidney does not expect to make any dividend distributions to its shareholders in the near future.
YOU SHOULD CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.
We may be a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. investors.
As discussed further under “Material U.S. Federal Income Tax Considerations” below, ProKidney believes that it is likely (and likely has been) a PFIC for U.S. federal income tax purposes. In the event that ProKidney is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the exchange of ProKidney Class A ordinary shares for the Class A common stock of the Delaware corporation pursuant to the domestication unless the U.S. Holder makes (or has made) certain elections (including, for example, a QEF election) discussed further under “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of Section 367 on U.S. Holders.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Each U.S. Holder of ProKidney Class A ordinary shares is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of ProKidney Class A ordinary shares for ProKidney common stock pursuant to the domestication. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this proxy statement/prospectus captioned “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”
Our Class B shareholders, including certain of our directors and officers, may have potential interests in the domestication different from or in addition to the interests of our public shareholders, and such interests may have influenced their decisions to approve the domestication and recommend that our shareholders approve the domestication proposal.
ProKidney’s Class B shareholders, including certain of our directors and officers, may have potential interests in and arising from the domestication that are different from or in addition to the interests of ProKidney’s public shareholders because they are parties to the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, among other things, ProKidney is required to pay holders of common units of PKLP and ProKidney Class B ordinary shares 85% of certain tax savings recognized by ProKidney, if any, as a result of the increases in tax basis attributable to exchanges by such holders of common units of PKLP and the Class B ordinary shares for the Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of PKLP and tax benefits related to entering into the Tax Receivable Agreement. After the domestication and the related Restructuring, ProKidney Delaware will succeed to the aforementioned obligations of ProKidney under the Tax Receivable Agreement to pay holders of common units of ProKidney Holdings and Class B common stock of ProKidney Delaware 85% of certain tax savings recognized by ProKidney Delaware, if any, pursuant to the Tax Receivable Agreement attributable to exchanges of common units of ProKidney Holdings for Class A common stock of ProKidney Delaware.
These payment obligations under the Tax Receivable Agreement could have been greater or lesser than what they might have been had ProKidney determined to migrate to a jurisdiction other than the United States. The amount and timing of any payments under the Tax Receivable Agreement are highly speculative and remain dependent upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of ProKidney Holdings’ income. Many of the factors that will determine the amount of payments that ProKidney Delaware will make under the Tax Receivable Agreement remain outside of ProKidney Delaware’s control. Because ProKidney Holdings does not expect to generate significant operating revenues in the near future, if at all, ProKidney Delaware’s payment obligations under the Tax Receivable Agreement in the near future, if any, are not expected to be material.
We expect to incur transaction costs in connection with the completion of the domestication and related transactions, some of which will be incurred whether or not the domestication is completed.
We expect to incur significant transaction costs in connection with the domestication and related transactions. Our Board may decide to defer or abandon the domestication at any time prior to the completion of the domestication. The substantial majority of these costs will be incurred regardless of whether the domestication is completed and prior to your vote to adopt the domestication resolution at the annual general meeting.

INTERESTS OF CERTAIN PERSONS IN THE DOMESTICATION
In considering the recommendation of the Board with respect to the domestication proposal and the new charter proposal, you should be aware that ProKidney’s Class B shareholders, including certain of our directors and officers, may have potential interests in and arising from the domestication that are different from or in addition to the interests of ProKidney’s public shareholders because they are parties to the Tax Receivable Agreement. Under the Tax Receivable Agreement, ProKidney is required to pay holders of common units of PKLP and ProKidney Class B ordinary shares 85% of certain tax savings recognized by ProKidney, if any, as a result of the increases in tax basis attributable to exchanges by such holders of common units of PKLP and ProKidney’s Class B ordinary shares for Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of PKLP and tax benefits related to entering into the Tax Receivable Agreement. After the domestication and the related Restructuring, ProKidney Delaware will succeed to the aforementioned obligations of ProKidney under the Tax Receivable Agreement to pay holders of common units of ProKidney Holdings and Class B common stock of ProKidney Delaware 85% of certain tax savings recognized by ProKidney Delaware, if any, pursuant to the Tax Receivable Agreement attributable to exchanges of common units of ProKidney Holdings for Class A common stock of ProKidney Delaware.
These payment obligations under the Tax Receivable Agreement could have been greater or lesser than what they might have been had ProKidney determined to migrate to a jurisdiction other than the United States. The amount and timing of any payments under the Tax Receivable Agreement remains highly speculative and dependent upon a number of factors, including the timing of exchanges, the market price of the Class A ordinary share at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of ProKidney Holdings’ income. Many of the factors that will determine the amount of payments that ProKidney Delaware will make under the Tax Receivable Agreement remain outside of ProKidney Delaware’s control. Because ProKidney Holdings does not expect to generate significant operating revenues in the near future, if at all, ProKidney Delaware’s payment obligations under the Tax Receivable Agreement in the near future, if any, are not expected to be material.
THE BOARD WAS AWARE OF THESE INTERESTS AND CONSIDERED THEM, AMONG OTHER MATTERS, IN REACHING THE DETERMINATION THAT THE DOMESTICATION PROPOSAL AND THE NEW CHARTER PROPOSAL ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF PROKIDNEY AND ITS SHAREHOLDERS AND IN MAKING THEIR RECOMMENDATIONS REGARDING APPROVAL OF THE DOMESTICATION PROPOSAL AND THE NEW CHARTER PROPOSAL. IN ADDITION TO THE DOMESTICATION PROPOSAL BEING APPROVED BY THE FULL BOARD, THE DIRECTORS OF THE BOARD WHO DO NOT OWN CLASS B ORDINARY SHARES ALSO APPROVED THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 1

THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, we are asking our shareholders to approve the domestication proposal. Each of (i) the full Board of ProKidney and (ii) the directors of the Board who do not own Class B ordinary shares unanimously approved and recommended that shareholders approve a change of our jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, upon approval of the domestication proposal and the new charter proposal, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and fees, and file the Proposed Charter and a Certificate of Corporate Domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation. At the effective time of the domestication, by virtue of the domestication and without any further action on the part of any holder thereof, (i) each Class A ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class A common stock, and (ii) each Class B ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class B common stock.
The domestication proposal together with the new charter proposal, if approved, will approve a change of our jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while we are currently governed by the Cayman Islands Companies Act, upon effectiveness of the domestication, ProKidney Delaware will be governed by the DGCL. We urge shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, in connection with the domestication proposal, we are asking ProKidney’s shareholders to approve (i) the new charter proposal (with the approval of the domestication proposal being conditioned upon the new charter proposal also being approved) and (ii) the five non-binding, advisory charter proposals (with the approval of the domestication proposal or the new charter proposal not being conditioned upon any of the non-binding, advisory charter proposals being approved). We urge shareholders to carefully consult the information provided in the advisory charter proposals, the Existing Organizational Documents, attached hereto as Annex A, and the Proposed Organizational Documents of ProKidney Delaware, forms of which are attached hereto as Annexes B and C.
We conduct our operating business indirectly through PKLP, a limited partnership organized under the laws of Ireland of which we are a limited partner, and its subsidiaries. Certain Restructuring transactions are also intended to occur around the time of the domestication as follows: (i) prior to the domestication, PKLP will contribute substantially all of its assets to a newly formed subsidiary, ProKidney Holdings, and PKLP will then make a liquidating distribution of its limited liability company interests in ProKidney Holdings to its partners, including the Company, (ii) assuming the domestication proposal and the new charter proposal are approved, the domestication will be consummated, and (iii) following the domestication, ProKidney-KY will undergo a series of transactions to move its assets to Delaware, which is expected to be structured in the form of a reregistration of ProKidney-KY to a Cayman Islands limited liability company and then the domestication of such Cayman Islands limited liability company to Delaware as a limited liability company expected to be named ProKidney IPCo, LLC. As a result of the consummation of the domestication and the other transactions involved in the Restructuring, ProKidney Delaware and the other former limited partners of PKLP will be members of ProKidney Holdings, and ProKidney Holdings will own all of the subsidiaries that conduct our business, including ProKidney IPCo. ProKidney is not required to and is not seeking approval of the Restructuring, other than approval of the domestication proposal and approval of the new charter proposal.
Reasons for the Domestication
Our Board believes that there are significant advantages to ProKidney Delaware that will arise as a result of a change of domicile to Delaware. Further, our Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. Our Board believes that there are several reasons why a domestication from the Cayman Islands to Delaware is in the best interests of us and our shareholders.

As explained in more detail below, our reasons for the domestication can be summarized as follows:
Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and approximately two thirds of all Fortune 500 companies are incorporated in Delaware.
Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to ProKidney Delaware, its Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for shareholders of ProKidney Delaware from possible abuses by directors and officers. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to corporate legal affairs of ProKidney Delaware.
Increased Ability to Attract and Retain Qualified Directors. Domestication from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. ProKidney Delaware’s incorporation in Delaware may make ProKidney Delaware more attractive to future candidates for our Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable ProKidney Delaware to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable ProKidney Delaware to compete more effectively with other public companies in attracting and retaining new directors.

Cost Reduction. The domestication enables ProKidney to avoid certain cost inefficiencies that would result if ProKidney were to conduct an operating business in the United States as a foreign corporation, including maintaining transfer pricing intercompany and related party arrangements, and compliance for a multijurisdictional cross-border structure.
Taxes. ProKidney can mitigate certain tax inefficiencies that would result if ProKidney were to conduct an operating business in the United States as a foreign corporation.
Anticipated Accounting Treatment of the Domestication
We do not believe that there will be a material accounting effect or change in the carrying amount of the consolidated assets and liabilities of ProKidney as a result of domestication. The business, capitalization, assets and liabilities and financial statements of ProKidney Delaware immediately following the domestication will be the same as those of ours immediately prior to the domestication.
Vote Required for Approval
A special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy, entitled to vote thereon, and who vote at the annual general meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the domestication proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the domestication proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting.
The domestication proposal is conditioned on the approval and adoption of the new charter proposal.
Full Text of the Resolution
“RESOLVED, as a Special Resolution that pursuant to the power contained in Article 49 of the Company’s second amended and restated articles and memorandum of association, the domestication of ProKidney Corp., being the registration by way of domestication and continuation as a body corporate under the laws of the State of Delaware and deregistration in the Cayman Islands, be approved, and ProKidney Corp. be authorized to file the Proposed Charter and a Certificate of Corporate Domestication with the Secretary of State of the State of Delaware to domesticate and continue as a corporation in the State of Delaware, pursuant to Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and section 388 of the Delaware General Corporation Law.”
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
One or more of the directors might be deemed to have potential interests in and arising from the domestication that are different from or in addition to the interests of ProKidney and its public shareholders. See the section entitled “Interests of Certain Persons in the Domestication” for a further discussion of these considerations.

PROPOSAL NO. 2

NEW CHARTER PROPOSAL
Overview
If the domestication proposal and the new charter proposal are approved, ProKidney will domesticate to the State of Delaware and in connection therewith alter its Existing Organizational Documents under the Cayman Islands Companies Act by replacing them in full with the Proposed Charter and Proposed Bylaws of ProKidney Delaware, in each case, under the DGCL. The domestication proposal is conditioned on the approval and adoption of the Proposed Charter being requested pursuant to this new charter proposal.
Reasons for the New Charter
The Board’s specific reasons for the new charter proposal and each of the advisory charter proposals (each of which are included in the Proposed Charter) are set forth in the section “Proposal No. 3 Advisory Charter Proposals.”
Vote Required for Approval
A special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy, entitled to vote thereon, and who vote at the annual general meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the new charter proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the new charter proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting.
The new charter proposal is conditioned on the approval and adoption of the domestication proposal.
Full Text of the Resolution
“RESOLVED, as a special resolution, that the proposed alterations to the existing second amended and restated memorandum and articles of association of ProKidney Corp. (the “Articles”) be and are hereby approved and the Articles be replaced in their entirety with, and the shareholders hereby approve and adopt, the certificate of incorporation of ProKidney Corp., a copy of which is attached to the proxy statement/prospectus as Annex B, effective at the effective time of the domestication.”
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NEW CHARTER PROPOSAL.
One or more of the directors might be deemed to have potential interests in and arising from the domestication that are different from or in addition to the interests of ProKidney and its public shareholders. See the section entitled “Interests of Certain Persons in the Domestication” for a further discussion of these considerations.

PROPOSAL NO. 3

ADVISORY CHARTER PROPOSALS
If the domestication proposal and the new charter proposal are approved, ProKidney will domesticate to the State of Delaware and in connection therewith alter its Existing Organizational Documents under the Cayman Islands Companies Act by replacing in full with the Proposed Charter and Proposed Bylaws of ProKidney Delaware, in each case, under the DGCL. ProKidney’s shareholders are being asked to consider and vote to approve by non-binding, advisory resolution five separate proposals to approve, effective upon the effectiveness of the domestication, the following material differences between the Existing Organizational Documents and the Proposed Charter that will become effective at the effective time of the domestication:

	Existing Organization Documents	Proposed Charter
Exclusive Forum (Advisory charter proposal A)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Charter adopts the state and federal courts in the State of Delaware as the exclusive forum for certain stockholder litigation. See Article 12 of the Proposed Charter.

Waiver of Corporate Opportunities (Advisory charter proposal A)
While the Existing Organizational Documents do provide an explicit waiver of corporate opportunities for directors, they do not provide an explicit waiver of corporate opportunities for ProKidney or its employees.

In the Proposed Charter, the Corporation renounces any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities, subject to certain exceptions.

See Article 15 of the Proposed Charter.

Section 242(b)(2) of the DGCL (Advisory charter proposal B)
The Existing Organizational Documents provide that (i) ProKidney may increase its share capital by an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the general meeting, or by unanimous written resolution and (ii) ProKidney may reduce its share capital by a special resolution, being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote at the general meeting and who vote at the general meeting, or by unanimous written resolution.

See Articles 20.1 and 20.3 of the Existing Organizational Documents.

The Proposed Charter provides that, subject to the rights of the holders of any one or more series of preferred stock then outstanding, the number of authorized shares of any of the common stock, Class A common stock, Class B common stock or the preferred stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of ProKidney Delaware entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the common stock, Class A common stock, Class B common stock or the preferred stock voting separately as a class will be required therefor.

See Article 4.2 of the Proposed Charter.

	Existing Organization Documents	Proposed Charter
Action by Written Consent (Advisory charter proposal C)
The Existing Organizational Documents provide that a resolution in writing signed by all the shareholders entitled to vote at a general meeting shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 24.3 of the Existing Organizational Documents.

The Proposed Charter provides that, subject to the rights in certain instances of the holders of shares of Class B common stock and the holders of one or more series of preferred stock, any action required or permitted to be taken by ProKidney Delaware’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by consent of the stockholders.

See Article 8.1 of the Proposed Charter.

Authorized Share Capital (Advisory charter proposal D)
The share capital under the Existing Organizational Documents is US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

See paragraph 5 of the Existing Organizational Documents.

The Proposed Charter authorizes 1,250,000,000 shares of ProKidney Delaware consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

See Article 4.1 of the Proposed Charter.

Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory charter proposal E)
The Existing Organizational Documents provide that amendments to change ProKidney’s name, alter or add to the Articles (as defined therein), alter or add to the Memorandum (as defined therein) with respect to any objects, powers or other matters specified therein or to reduce its share capital or any capital redemption reserve fund may be made by a Special Resolution (as defined under the Cayman Islands Companies Act), being the affirmative vote of holders of a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. There are certain matters that require only an Ordinary Resolution (as defined therein), including increasing the share capital, consolidating and dividing all or any part of the share capital into larger

The Proposed Charter requires (i) either (x) the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all the then-outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, and voting together as a single class or (y) approval of a majority of the Board, to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed Bylaws; (ii) at least two thirds (2∕3) of the total voting power of all the outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, voting together as a single class in order to alter, amend or repeal Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1, and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 of the Proposed Charter; and (iii) at least two thirds (2∕3) of the total voting power of the outstanding

Existing Organization Documents	Proposed Charter

amounts than the existing shares, converting all or any of the Company’s paid-up shares into stock, and reconverting that stock into paid-up shares of any denomination, by subdividing the Company’s existing shares or any of them dividing the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum (as defined therein) or into shares without par value, and cancelling any shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled. An Ordinary Resolution is a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

See Article 20 of our Existing Organizational Documents.

shares of ProKidney Delaware’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to remove a director for cause.

See Articles 7.4, 10 and 11 of the Proposed Charter.

PROPOSAL NO. 3 - ADVISORY CHARTER PROPOSAL A
Overview
ProKidney’s shareholders are being asked to approve the advisory charter proposal A, which would, upon the effective time of the domestication, (i) adopt the state and federal courts in the State of Delaware, as applicable, as the exclusive forum for certain stockholder litigation (as more fully set forth in the Proposed Charter), and (ii) renounce, in the Proposed Charter, any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities, subject to certain exceptions.
Reasons for the Amendments
Adopting the state and federal courts in the State of Delaware, as applicable, as the exclusive forum for certain stockholder litigation is intended to assist us in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
Our Board believes that renouncing, in the Proposed Charter, any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities (subject to certain exceptions) is essential to our ability to retain and attract qualified officer and directors. We expect that qualified officers and directors would likely engage in business activities outside of ProKidney Delaware and would anticipate that such outside experience would be beneficial to any such officer’s or director’s service for and management of ProKidney Delaware. Our Board believes that without such a renunciation, qualified officers and directors could be dissuaded from serving for ProKidney Delaware if they are concerned that their employment or directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to ProKidney Delaware and its affiliates).
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Vote Required for Approval
A non-binding, advisory ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting is required to approve the advisory charter proposal A. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory charter proposal A. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the advisory charter proposal A. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting. We are not required to obtain the approval of our shareholders to individually approve each of the advisory charter proposals. Accordingly, regardless of the outcome of the non-binding advisory vote, ProKidney intends that the Proposed Charter in the form set forth on Annex B will take effect at the effective time of the domestication, assuming adoption of the domestication proposal and the new charter proposal.
Full Text of the Resolution
“RESOLVED, as a non-binding, advisory ordinary resolution, that (i) adopting the state and federal courts in the State of Delaware, as applicable as the exclusive forum for certain stockholder litigation (as more fully set forth in the Proposed Charter), and (ii) renouncing, in the Proposed Charter, any interest or expectancy of ProKidney Delaware in, or in being offered an opportunity to participate in, certain corporate opportunities, subject to certain exceptions, be approved.”
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY CHARTER PROPOSAL A.

PROPOSAL NO. 3 - ADVISORY CHARTER PROPOSAL B
Overview
ProKidney’s shareholders are being asked to approve the advisory charter proposal B, which would, upon the effective time of the domestication, allow further increases or decrease to the number of authorized shares of common stock or preferred stock need not be subject to a class-specific vote pursuant to Section 242(b)(2) of DGCL.
Reasons for the Amendments
The purpose of the advisory charter proposal B is to provide ProKidney Delaware with the flexibility to increase or decrease the number of authorized shares of common stock or preferred stock without the need to obtain class-specific approvals, as permitted by Section 242(b)(2) of the DGCL. Our Board has determined that it would be in ProKidney Delaware’s best interests and in the best interests of its stockholders to allow the number of authorized shares of common stock or preferred stock to be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Vote Required for Approval
A non-binding, advisory ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting is required to approve the advisory charter proposal B. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory charter proposal B. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the advisory charter proposal B. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting. We are not required to obtain the approval of our shareholders to individually approve each of the advisory charter proposals. Accordingly, regardless of the outcome of the non-binding advisory vote, ProKidney intends that the Proposed Charter in the form set forth on Annex B will take effect at the effective time of the domestication, assuming adoption of the domestication proposal and the new charter proposal.
Full Text of the Resolution
“RESOLVED, as non-binding, advisory ordinary resolution, that allowing further increases or decrease to the number of authorized shares of common stock or preferred stock not to be subject to a class-specific vote pursuant to Section 242(b)(2) of DGCL be approved.”
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY CHARTER PROPOSAL B.

PROPOSAL NO. 3 - ADVISORY CHARTER PROPOSAL C
Overview
ProKidney’s shareholders are being asked to approve the advisory charter proposal C, which, upon the effective time of the domestication, removes the ability of shareholders to act by written resolution in lieu of a meeting, subject to certain exceptions.
Reasons for the Amendments
The Existing Organizational Documents currently provide that ordinary resolutions and special resolutions may be passed by unanimous written resolution of ProKidney’s shareholders. If advisory charter proposal C is approved, subject to the rights of the holders of Class B common stock (as defined in our Proposed Charter) and the holders of one or more series of preferred stock, shareholders will not have the ability to act by written resolution in lieu of a meeting of stockholders, and all actions required or permitted to be taken by the shareholders of ProKidney Delaware (subject to the exceptions referenced above) must be effected at a duly convened special meeting or annual meeting of stockholders of ProKidney Delaware.
ProKidney Delaware’s shareholders will have the ability to propose items of business (subject to the restrictions set forth in the Proposed Organizational Documents) at duly convened shareholder meetings. This advisory charter proposal C does not foreclose that right, but does limit shareholders’ ability to take such and other actions by consent (subject to the rights of the holders of Class B common stock and the holders of one or more series of preferred stock to act by written resolution in accordance with the terms of the Proposed Charter). Eliminating the right of shareholders to act by written resolution limits the circumstances under which shareholders can act on their own initiative to remove directors in accordance with Delaware law and the Proposed Charter, or alter or amend ProKidney Delaware’s organizational documents outside of a duly called special or annual meeting of the shareholders of ProKidney Delaware. Further, our Board believes continuing to limit shareholders’ ability to act by written resolution in lieu of a meeting (subject to the permitted exceptions) will reduce the time and effort our Board and management would need to devote to such shareholder action by written resolution, which time and effort could distract our directors and management from other important business.
In addition, the elimination of the shareholders’ ability to act by written resolution (subject to certain exceptions) may have certain anti-takeover effects by forcing a potential acquirer to take control of the Board only at a duly called special or annual meeting. However, this advisory charter proposal C is not in response to any effort of which we are aware to obtain control of ProKidney. Further, the Board does not believe that the effects of the elimination of shareholder action by written resolution will create a significant impediment to a tender offer or other effort to take control of ProKidney. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Board and thereby help protect shareholders from the use of abusive and coercive takeover tactics.
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Vote Required for Approval
A non-binding, advisory ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting is required to approve the advisory charter proposal C. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory charter proposal C. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the advisory charter proposal C. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting. We are not required to obtain the approval of our shareholders to individually approve each of the advisory charter proposals. Accordingly, regardless of the outcome of the non-binding advisory vote, ProKidney intends that the Proposed Charter in the form set forth on Annex B will take effect at the effective time of the domestication, assuming adoption of the domestication proposal and the new charter proposal.

Full Text of the Resolution
“RESOLVED, as a non-binding, advisory ordinary resolution, that removal of the ability of shareholders to act by written resolution in lieu of a meeting, subject to certain exceptions in the Proposed Charter, be approved.”
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY CHARTER PROPOSAL C.

PROPOSAL NO. 3 - ADVISORY CHARTER PROPOSAL D
Overview
ProKidney’s shareholders are being asked to approve the advisory charter proposal D an advisory vote on the amendment to approve the change in the authorized share capital of ProKidney US$100,500 divided into 500,000,000 Class A ordinary shares of par value $0.0001 per share, 500,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share, to 1,250,000,000 shares of ProKidney Delaware consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.
As of the date of this proxy statement/prospectus, there are (i) [•] ProKidney Class A ordinary shares issued and outstanding and (ii) [•] ProKidney Class B ordinary shares issued and outstanding. At the effective time of the domestication, by virtue of the domestication and without any further action on the part of any holder thereof, (i) each Class A ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class A common stock, and (ii) each Class B ordinary share issued and outstanding immediately prior to the effective time of the domestication will be automatically converted into one (1) share of Class B common stock.
In order to ensure that ProKidney Delaware has sufficient authorized shares of capital stock for future issuances, the Proposed Charter of ProKidney Delaware changes the authorized share capital of ProKidney from US$100,500 divided into 500,000,000 Class A ordinary shares of par value $0.0001 per share, 500,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share, to 1,250,000,000 shares of ProKidney Delaware consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 500,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock. See the section entitled “Description of Securities” for a further discussion of our capital stock, par value $0.0001 per share.
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Reasons for the Amendments
As of [•], 2025, ProKidney had 500,000,000 authorized Class A ordinary shares, with [•] Class A ordinary shares outstanding and [•] shares of Class A ordinary shares either underlying awards outstanding or still available for grant under the Company’s equity incentive plan and [•] shares of Class A ordinary shares reserved for exchange of the Paired Interests (as defined below).
The principal purpose of this proposal is to provide for an authorized capital structure of ProKidney Delaware that will enable it to continue as an operating company governed by the DGCL. Our Board believes that it is important for ProKidney Delaware to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The additional 200 million authorized shares of Class A common stock contemplated by the advisory charter proposal D is important to ProKidney Delaware in order for additional shares of Class A common stock to be available for issuance from time to time, without further action or authorization by ProKidney Delaware’s stockholders (except as required by applicable law or Nasdaq rules).
Other than the issuance of shares of Class A common stock available for grant under the Company’s equity incentive plan and reserved for exchange of the Paired Interests, ProKidney Delaware has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Class A common stock that will result from ProKidney Delaware’s adoption of the advisory charter proposal D. While adoption of the Proposed Charter would not have any immediate dilutive effect on the proportionate voting power or other rights of ProKidney’s existing holders of Class A ordinary shares, any future issuance of additional authorized shares of Class A common stock may, among other things, dilute the earnings per share of the Class A common stock and the equity and voting rights of those holding Class A common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of Class A common stock may make it more difficult to, or discourage an attempt to, obtain control of ProKidney Delaware by means of a takeover bid that the Board determines is not in the best interest of ProKidney Delaware and its stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of Class A common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of ProKidney Delaware.
Vote Required for Approval
A non-binding, advisory ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting is required to approve the advisory charter proposal D. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory charter proposal D. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the advisory charter proposal D. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting. We are not required to obtain the approval of our shareholders to individually approve each of the advisory charter proposals. Accordingly, regardless of the outcome of the non-binding advisory vote, ProKidney intends that the Proposed Charter in the form set forth on Annex B will take effect at the effective time of the domestication, assuming adoption of the domestication proposal and the new charter proposal.
Full Text of the Resolution
“RESOLVED, as a non-binding, advisory ordinary resolution, that the change in the authorized share capital of ProKidney Corp. from US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, to 1,250,000,000 shares of ProKidney Delaware consisting of 700,000,000 shares of Class A common stock, par value of $0.0001 per share, 500,000,000 shares of Class B common stock, par value of $0.0001 per share and 50,000,000 shares of preferred stock, par value of $0.0001 per share, in connection with the domestication as reflected in the Proposed Charter, be approved.”
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY CHARTER PROPOSAL D.

PROPOSAL NO. 3 - ADVISORY CHARTER PROPOSAL E
Overview
ProKidney’s shareholders are being asked to approve the advisory charter proposal E an advisory vote require (i) either (x) the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all the then-outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, and voting together as a single class or (y) approval of a majority of the Board, to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed Bylaws; (ii) at least two thirds (2/3) of the total voting power of all the outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, voting together as a single class in order to alter, amend or repeal Sections 7.2 (Staggered Board), 7.3 (Vacancies and Newly Created Directorships) and 7.4 (Removal of Directors) of Article 7, Sections 8.1 (Stockholders Action by Consent), and 8.2 (Meetings of Stockholders) of Article 8 or Article 9 (Indemnification), Article 10 (Adoption, Amendment or Repeal of By-Laws), Article 11 (Adoption, Amendment and Repeal of Certificate), Article 12 (Forum for Adjudication of Disputes) or Article 15 (Corporate Opportunity) of the Proposed Charter; and (iii) at least two thirds (2/3) of the total voting power of the outstanding shares of ProKidney Delaware’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to remove a director for cause.
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Reasons for the Amendments
The principal purpose of this proposal is to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Vote Required for Approval
A non-binding, advisory ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting is required to approve the advisory charter proposal E. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory charter proposal E. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the advisory charter proposal E. As a result, any shares not voted by a customer will be treated as a broker non-vote. Abstentions and broker non-votes, if any, will not count as a vote cast at the annual general meeting and will have no effect on the results of this vote, other than counting towards the quorum of the meeting. We are not required to obtain the approval of our shareholders to individually approve each of the advisory charter proposals. Accordingly, regardless of the outcome of the non-binding advisory vote, ProKidney intends that the Proposed Charter in the form set forth on Annex B will take effect at the effective time of the domestication, assuming adoption of the domestication proposal and the new charter proposal.
Full Text of the Resolution
“RESOLVED, as a non-binding, advisory ordinary resolution, that to approve the advisory charter proposal E an advisory vote require (i) either (x) the affirmative vote of the holders of at least two thirds (2/3) of the total voting power of all the then-outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, and voting together as a single class or (y) approval of a majority of the Board, to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed Bylaws; (ii) at least two thirds (2/3) of the total voting power of all the outstanding shares of ProKidney Delaware’s capital stock entitled to vote thereon, voting together as a single class in order to alter, amend or repeal Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1, and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 of the Proposed Charter; and (iii) at least two thirds (2/3) of the total voting power of the outstanding shares of ProKidney Delaware’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to remove a director for cause.”
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY CHARTER PROPOSAL E.

PROPOSAL NO. 4

ELECTION OF DIRECTORS
The Board has voted to nominate each of Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D. for election at the annual general meeting for a term of three years to serve until the 2028 annual general meeting of shareholders, and until their respective successors are elected and qualified. The Class II directors (Jennifer Fox and José Ignacio Jiménez Santos) and the Class I directors (William F. Doyle, Alan M. Lotvin, M.D., and Brian J. G. Pereira, M.D.) will serve until the annual general meetings of shareholders to be held in 2027 and 2026, respectively, and until their respective successors have been elected and qualified. If each of the Class III directors is elected and the domestication proposal is approved, the members of the Board of ProKidney Delaware will remain the same following the domestication. For additional information on the director nominees, see “Management and Corporate Governance—Director Nominees.”
Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D. as directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
Vote Required for Approval
An ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting, is required for the election of each director.
Full Text of the Resolution
The full text of the resolutions to be proposed is as follows:
“RESOLVED, as an ordinary resolution of the holders of the Company’s Class A ordinary shares and Class B ordinary shares, voting together as a single class, that Bruce Culleton, M.D. be appointed to serve as a Class III director on the Board for a three-year term that will expire at the annual general meeting of shareholders in 2028.”
“RESOLVED, as an ordinary resolution of the holders of the Company’s Class A ordinary shares and Class B ordinary shares, voting together as a single class, that Pablo Legorreta be appointed to serve as a Class III director on the Board for a three-year term that will expire at the annual general meeting of shareholders in 2028.”
“RESOLVED, as an ordinary resolution of the holders of the Company’s Class A ordinary shares and Class B ordinary shares, voting together as a single class, that Uma Sinha, Ph.D. be appointed to serve as a Class III director on the Board for a three-year term that will expire at the annual general meeting of shareholders in 2028.”
Recommendation of the Board
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF BRUCE CULLETON, M.D., PABLO LEGORRETA, AND UMA SINHA, PH.D. AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2025. Ernst & Young LLP has served as our independent registered public accounting firm since 2019. The Board proposes that the shareholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2024. We expect that representatives of Ernst & Young LLP will be present at the annual general meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
In deciding to appoint Ernst & Young LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2025.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant
The Audit Committee has adopted a policy for the pre-approval of all audits and permitted non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members’ authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. All fees incurred subsequent to our initial public offering were pre-approved by the Audit Committee.
Summary of Fees
The following table summarizes the aggregate fees billed for professional services rendered by Ernst & Young LLP to us in 2024 and 2023. A description of these various fees and services follows the table (in thousands).

Name	2024	2023
Audit Fees(1)	$721	$740
Audit-Related Fees	—	—
Tax Fees(2)	6	867
All Other Fees(3)	2	2

(1)
Audit Fees: Audit Fees: This category represents fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements, and audit services pertaining to other regulatory filings such as our proxy statements and registration statements.

(2)	Tax Fees: This category consists of tax compliance, tax planning and tax advice.
(3)	All Other Fees: This category consists of fees for permitted services other than the services reported in audit fees and tax fees.
In the event that our shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit committee will reconsider its appointment.

Vote Required for Approval
An ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting, is required to ratify the appointment of independent registered public accounting firm proposal.
Full Text of the Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025 be confirmed, ratified and approved in all respects.”
Recommendation of the Board
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL NO. 6

THE ADJOURNMENT PROPOSAL
The adjournment proposal allows the Board to submit a proposal to approve, by ordinary resolution, the adjournment of the annual general meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual general meeting to approve the domestication proposal and the new charter proposal.
If the adjournment proposal is presented to the annual general meeting and is not approved by the shareholders, the Board may not be able to adjourn the annual general meeting to a later date in the event that based on the tabulated votes, there are not sufficient votes at the time of the annual general meeting to approve the domestication proposal and the new charter proposal.
Vote Required for Approval
The approval of the adjournment proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Class A and Class B ordinary shares, represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.
The adjournment proposal is not conditioned upon any other proposal.
Full Text of the Resolution
“RESOLVED, as an ordinary resolution, that the adjournment of the annual general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that it is determined by ProKidney that more time is necessary or appropriate to approve one or more proposals at the Annual meeting be approved and adopted in all respects.”
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
One or more of the directors might be deemed to have potential interests in and arising from the domestication that are different from or in addition to the interests of ProKidney and its public shareholders. See the section entitled “Interests of Certain Persons in the Domestication” for a further discussion of these considerations.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
ProKidney is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to Delaware corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents of ProKidney Delaware. As a result, when you become a stockholder of ProKidney Delaware, your rights will differ in some regards as compared to when you were a shareholder of ProKidney before the domestication.
Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of ProKidney and ProKidney Delaware according to applicable law and/or the Existing Organizational Documents of ProKidney and Proposed Organizational Documents ProKidney Delaware. You also should review the Existing Organizational Documents of ProKidney and the Proposed Organizational Documents of ProKidney Delaware attached hereto as Annexes A, B and C to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to ProKidney and ProKidney Delaware.

	ProKidney	ProKidney Delaware
Stockholder/Shareholder Approval of Business Combinations
Mergers require a Special Resolution (as defined in the Cayman Islands Companies Act), and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval - there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Under the DGCL, subject to certain exceptions, mergers generally require approval of the board of directors and the approval of the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote thereon of each constituent corporation.

Under the DGCL, in certain circumstances and subject to certain exceptions, mergers in which less than 20% of the acquiror’s common stock (as of immediately prior to the effective date of the merger) is issued, and where the acquiror is a constituent corporation surviving the merger, generally do not require acquirer stockholder approval.

Under the DGCL, subject to certain exceptions, mergers in which one corporation owns 90% or more of the outstanding shares of each class of stock of a second corporation may be completed without the approval of the second corporation’s board of directors or stockholders.

Stockholder/Shareholder Votes for Routine Matters
Under the Cayman Islands Companies Act and the Existing Organizational Documents, routine corporate matters may be approved by the board of directors, unless shareholder approval is required. Unless the Cayman Islands Companies Act or the Existing Organizational Documents expressly provide for a Special Resolution, decisions of the shareholders may be

Under the DGCL and the Proposed Organizational Documents, matters other than the election of directors require the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter (subject to certain exceptions under the DGCL and the Proposed Organizational Documents).

	ProKidney	ProKidney Delaware
approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders who are entitled to vote and who vote at a general meeting, or by unanimous written resolution).

Election of Directors	Directors are appointed by an ordinary resolution (being a resolution passed by a simple majority of the shareholders who are entitled to vote and who vote).
Subject to the rights of the holders of any series of preferred stock of ProKidney Delaware, directors are elected by a plurality of voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the election of directors.

Removal of Directors
Any or all of the directors may be removed by a Special Resolution (being the affirmative vote of the holders of at least two-thirds of the Class A and Class B ordinary shares, voting as a single class, represented in person or by proxy, entitled to vote at a general meeting and who vote at the general meeting or by unanimous written resolution).

Under the Proposed Charter, any or all of the directors may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Under the DGCL, a holder of shares of any class or series of stock of a corporation that is listed on a national securities exchange or held of record by more than 2,000 holders generally does not have appraisal rights in connection with a merger, consolidation, conversion, transfer, domestication or continuance, subject to certain exceptions. Such holders do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement (or by the terms of a resolution providing for conversion, transfer, domestication or continuance pursuant to the applicable provisions of the DGCL) to accept for their shares anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof; (b) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or

	ProKidney	ProKidney Delaware

depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above. Where appraisal rights are available, a stockholder who has neither voted in favor of such merger, consolidation, conversion, transfer, domestication or continuance, nor consented thereto in writing, who has properly demanded appraisal of their shares, and who otherwise complies with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL may be entitled to receive payment in cash for the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of such merger, consolidation, conversion, transfer, domestication or continuance), together with interest (if any) to be paid on the amount determined to be fair value of such shares, as appraised by the Court of Chancery of the State of Delaware in an appraisal proceeding. Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary mergers and in certain circumstances where the certificate of incorporation so provides.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath (and otherwise satisfying the requirements of Section 220 of the DGCL), either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and the books and records specified in Section 220 of the DGCL for a proper purpose during the usual hours for business.

	ProKidney	ProKidney Delaware
Stockholder/Shareholder Lawsuits
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances (e.g. where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

A stockholder may bring a derivative suit subject to procedural requirements and other requirements of Delaware law. Pursuant to the Proposed Charter, the state and federal courts in the State of Delaware, as applicable, will be the exclusive forum for certain stockholder litigation (as more fully set forth in the Proposed Charter).

Fiduciary Duties of Directors
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

Indemnification of Directors and Officers
ProKidney will indemnify its directors or officers, including its former directors and officer, except with regard to actual fraud, willful neglect or willful default (as determined by a court of competent jurisdiction).

To the fullest extent permitted by applicable law, ProKidney Delaware will provide indemnification of (and advancement of expenses to) its directors and officers (subject to certain exceptions, as more fully set forth in the Proposed Organizational Documents).

	ProKidney	ProKidney Delaware
Limited Liability of Directors	Liability of directors may be limited by the articles of association of a company, except with regard to their actual fraud or willful default.
To the fullest extent permitted by applicable law, no director or officer of ProKidney Delaware will be personally liable to ProKidney Delaware or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Exculpation applies only to the officers specified in Section 102(b)(7) of the DGCL.

Annual Meeting	ProKidney is not obliged to hold an annual meeting of shareholders (unless required by the Cayman Islands Companies Act).	A meeting of stockholders for the election of directors and other business must be held annually.

Special Meeting	The directors, the chief executive officer or the chairman of the board of directors may call general meetings. The members do not have the ability to call an extraordinary general meeting.
Subject to any special rights of the holders of any outstanding series of preferred stock, special meetings of the stockholders may be called only by or at the direction of the chairman of the board of directors, the chief executive officer or at the direction of the Board pursuant to a written resolution adopted by a majority of the Board.

Waiver of Notice for Meeting
There is no such provision under the Cayman Islands Companies Act or the Existing Organizational Documents, however, the accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

Attendance by a stockholder at a meeting will constitute a waiver of notice of such meeting except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices not less than 120 calendar days before the date of the proxy statement were released in connection with the previous year’s annual general meeting or, if ProKidney did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the

Nominations or other business to be properly brought before an annual meeting pursuant to the Proposed Bylaws by a stockholder require timely, advance notice in writing to the Secretary and, in the case of business other than nominations of directors, must be a proper matter for stockholder action.

To be timely, notice must be delivered not less than 90 days nor more than one hundred twenty 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual

	ProKidney	ProKidney Delaware
deadline shall be set by the board of directors with such deadline being a reasonable time before ProKidney begins to print and send its related proxy materials.
meeting is scheduled for more than 30 days before, or more than 60 days following, such anniversary date, notice must be delivered not later than the 10th day following the day on which public announcement of the date of such meeting was first made.

Anti-Takeover Provisions and Other Stockholder Protections:	The Cayman Islands Companies Act does contain a comparable provision to Section 203 of the DGCL.
Under Section 203 of the DGCL, ProKidney Delaware is prohibited from engaging in a “business combination” (as such term is defined in Section 203 of the DGCL) with an “interested stockholder” (as such term is defined in Section 203 of the DGCL) for a period of three years after such person or entity became an interested stockholder unless (1) before the stockholder became an interested stockholder, ProKidney Delaware’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of ProKidney Delaware’s outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of ProKidney Delaware.

MANAGEMENT AND CORPORATE GOVERNANCE
Our Board of Directors

Corporate Governance
Composition of the Board
ProKidney’s business and affairs are organized under the direction of the Board. Mr. Legorreta serves as the Chairperson of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to ProKidney’s management. The Board meets on a regular basis and additionally as required.
In accordance with the terms of the Existing Organizational Documents, the Board may establish the authorized number of directors from time to time by resolution. The Board currently consists of eight members and is divided into three classes with staggered three-year terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. ProKidney’s directors are divided among the three classes as follows:
•	the Class III directors are Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D., and their terms will expire at the annual general meeting;
•	the Class I directors are William F. Doyle, Alan M. Lotvin, M.D. and Brian J. G. Pereira, M.D., and their terms will expire at the annual meeting of shareholders to be held in 2026; and
•	the Class II directors are Jennifer Fox and José Ignacio Jiménez Santos, and their terms will expire at the annual meeting of shareholders to be held in 2027.
The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
On February 25, 2025, the Board accepted the recommendation of the Nominating and Corporate Governance Committee of the Board (“Nominating Committee”) and voted to nominate Bruce Culleton, M.D., Pablo Legorreta and Uma Sinha, Ph.D. for election at the annual general meeting for a term of three years to serve until the 2028 annual meeting of shareholders, and until their respective successors have been elected and qualified.
If each of the Class III directors is elected and the domestication proposal is approved, the members of the Board of ProKidney Delaware will remain the same following the domestication.
Set forth below are the names of the persons nominated for election as directors and those directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years as of [•], 2025. Additionally, information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion at the time of filing of this proxy statement/prospectus that each person listed below should serve as a director is set forth below:

Name	Age	Position
Pablo Legorreta	61	Chairman of the Board, Director
Bruce Culleton, M.D.	57	Chief Executive Officer and Director
William F. Doyle	62	Director
Jennifer Fox	53	Director
José Ignacio Jiménez Santos	50	Director
Alan M. Lotvin, M.D.	63	Director
Brian J.G. Pereira, M.D.	66	Director
Uma Sinha, Ph.D.	68	Director

Class III Director Nominees for Election for a Three-Year Term Expiring at the Company’s 2028 Annual Meeting of Shareholders
Bruce Culleton, M.D.
Dr. Culleton has served on our Board and as our Chief Executive Officer, as well as a director on the board of directors of ProKidney Corp. GP Limited (“GP”) (the “GP Board”), since November 2023. Prior to his appointment as Chief Executive Officer, Dr. Culleton served as the Company’s Executive Vice President, Clinical Development & Commercialization since July 2023. He has more than two decades of experience in industry and academia with a primary focus on kidney health.
Prior to joining the Company, Dr. Culleton served as the Vice President and General Manager of CVS Kidney Care, LLC, a subsidiary of CVS Health Corporation (NYSE: CVS), a health solutions company, from June 2022 to July 2023. Previously, he served as Vice President and Chief Medical Officer at CVS Kidney Care from October 2017 to June 2022. Before joining CVS Health Corporation, he was Vice President, Global Clinical Development and World Wide Vice President, Medical Affairs, Medication and Procedural Solutions at Becton, Dickinson and Company (NYSE: BDX), a global medical technology company, from 2016 to 2017; and previously Vice President, Renal Therapeutic Area at Baxter International Inc. (NYSE: BAX), a healthcare company, from 2007 to 2016. Prior to beginning his industry career in 2007, Dr. Culleton was a Clinical Associate Professor, Department of Medicine at the University of Calgary. Dr. Culleton holds a Bachelor’s degree in Medical Science and a Doctor of Medicine degree from Memorial University of Newfoundland, and a Master’s degree in Business Administration from Northwestern University, Kellogg School of Management. He completed a specialization in Internal Medicine and Nephrology through the Royal College of Physicians and Surgeons of Canada, as well as a fellowship in Clinical Epidemiology at Boston University, Framingham Heart Study. We believe that Dr. Culleton’s qualifications to serve as a member of the Board include his knowledge of our business as our Chief Executive Officer and his extensive leadership experience in the healthcare industry.
Pablo Legorreta
Mr. Legorreta has served as Chairman of the Board and a director on the GP Board since the Closing (as defined below). Mr. Legorreta served on the Legacy GP Board from August 2021 until the Closing, as a director of the board of ProKidney-KY (the “ProKidney-KY Board”) since January 2019, and as a manager of ProKidney LLC, a limited liability company incorporated under the laws of Bermuda, since January 2019. Legacy GP was dissolved on January 8, 2024, in accordance with the laws of Ireland.
Mr. Legorreta is the founder and has served as Chief Executive Officer of Royalty Pharma plc (Nasdaq: RPRX), a rapidly growing biopharma company and one of the largest dedicated life sciences investors in the world, since September 1996. Mr. Legorreta has also served as the Chairman of the board of directors of Royalty Pharma plc since April 2020. Mr. Legorreta has over 25 years of experience building and managing Royalty Pharma plc. Additionally, Mr. Legorreta is a co-founder of Pharmakon Advisors, LP, a leading provider of debt capital to the life sciences industry, where he has served as a managing member, since April 2009. Mr. Legorreta has served as a director of Epizyme, Inc. (Nasdaq: EPZM), a fully integrated, commercial-stage biopharmaceutical company developing and delivering novel epigenetic therapies, since November 2019. Mr. Legorreta has served on the Board of Governors of the New York Academy of Sciences since January 2015, the Board of Trustees of Rockefeller University since March 2017, and the Board of Trustees and Compensation, Research and Innovation and Development Committees of the Hospital for Special Surgery since January 2015. Mr. Legorreta has also served on the boards of Brown University; Pasteur Foundation (French: Institut Pasteur), a French non-profit private foundation dedicated to the study of biology, micro-organisms, diseases, and vaccines; Open Medical Institute, an international initiative for medical professionals, which through education and research, aims to improve healthcare on a global scale; and The Park Avenue Armory, a nonprofit cultural institution within the historic Seventh Regiment Armory. Mr. Legorreta is the founder and Chairman of Alianza Me´dica para la Salud, a non-profit organization dedicated to enhancing the quality of health care in Latin America by providing doctors and healthcare providers with continued education opportunities. Since its foundation in December 2010, AMSA has provided over 500 scholarships to Mexican and Latin American doctors and healthcare providers to study abroad. Mr. Legorreta is also a founding member of Mount Sinai’s new Institute for Health Equity Research, which is created in May 2020 in part as a response to the health inequities made apparent by COVID-19.

Mr. Legorreta received his B.A. degree in Industrial Engineering from Universidad Iberoamericana in Mexico City. We believe that Mr. Legorreta’s experience in investing in pharmaceutical royalties and managing a growing life sciences investment company, as well as significant background in investment banking and debt financing provide him with the qualifications and skills to serve as the Chairman and a member of the Board.
Uma Sinha, Ph.D.
Dr. Sinha has served on the Board since the Closing. Dr. Sinha was a member of the board of directors of Social Capital Suvretta Holdings Corp. III (“SCS”) from September 2021 until the Closing. In April, 2016, Dr. Sinha was appointed the Chief Scientific Officer of BridgeBio Pharma, Inc. (“BridgeBio”) (Nasdaq: BBIO) and serves as the Chief Scientific Officer of other BridgeBio subsidiaries, including Eidos Therapeutics. Prior to that, Dr. Sinha served as Chief Scientific Officer of Global Blood Therapeutics, Inc., a clinical-stage biopharmaceutical company, from 2014 to 2015 and as Senior Vice President of research from 2013 to 2014. She was Vice President, head of biology at Portola Pharmaceuticals, Inc., a clinical-stage biotechnology company, from 2010 to 2012 and was the Vice President of translational biology from 2004 to 2010. Previously, Dr. Sinha held senior research positions at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, and COR Therapeutics, Inc., a biopharmaceutical company. Dr. Sinha was formerly a director of Eidos Therapeutics (Nasdaq: EIDX) from December 2019 through February 2021. Dr. Sinha received her Ph.D. in biochemistry from the University of Georgia and her B.Sc. with honors in chemistry from Presidency College. We believe Dr. Sinha’s qualifications to serve on the Board include her significant scientific experience in the biopharmaceutical industry.
Class II Director Continuing in Office Until the Company’s 2027 Annual Meeting of Shareholders
Jennifer Fox
Ms. Fox has served on the Board and as the Chair of its Audit Committee since July 2022. She also has been a board member and chair of the audit committee at Apogee Therapeutics, Inc. (Nasdaq; APGE) since July 2023. She has served as the co-chair of Life Science Cares New York since August 2022, where she is also a member of its National Committee, since December 2023. Ms. Fox has served as the Chief Business Officer and Chief Financial Officer of Zenas BioPharma since December 2023. Prior to that role, Ms. Fox served as the Chief Financial Officer of Nuvation Bio Inc. from October 2020 to November 2023. Previous to that, Ms. Fox served as Managing Director, Co-Head of North America Healthcare Corporate and Investment Banking Group at Citigroup from June 2015 to October 2020. From February 2006 to June 2015, Ms. Fox served as Managing Director at Deutsche Bank, most recently also as Co-Head of Life Sciences Investment Banking Group. Prior to that, Ms. Fox served as Senior Managing Director Healthcare Investment Banking at Bear Stearns, Vice President Healthcare Investment Banking at Bank of America and Financial Analyst, Investment Banking Analyst, Associate, Vice President, Health Care Investment Banking at Prudential Vector Healthcare Group and Prudential Securities Incorporated. Ms. Fox received B.S. degrees in Finance and Marketing from Manhattan College. We believe that Ms. Fox is qualified to serve on the Board because she has over 25 years of experience in the healthcare investment banking industry and has been a lead advisor to life sciences companies on over 200 financing and strategic transactions.
José Ignacio Jiménez Santos
Mr. Jiménez Santos has served on the Board since the Closing and was a member of the Legacy GP Board from August 2021 until the Closing. Mr. Jiménez Santos has served as the Chief Executive Officer of Afore Inbursa since August 2015 and the Chief Investment Officer of Grupo Financiero Inbursa, SAB de C.V., a public company registered on the Mexican Stock Exchange, since August 2013. Mr. Jiménez Santos served on the board of directors of Procesar SA de C.V., a private company that provides data processing services, from May 2019 to May 2022. Mr. Jiménez Santos also serves on the board of directors of Glycosyn, a private biotechnology company developing products based on unique bioactive sugars found in human milk.
Mr. Jiménez Santos received his bachelor’s degree in economics and finance from the Instituto Tecnológico Autonomo de México. We believe that Mr. Jiménez Santos’ combined experience in finance, international investments and the biotechnology industry provide him with the qualifications and skills to serve as a member of the Board.

Class I Directors Continuing in Office Until the Company’s 2026 Annual Meeting of Shareholders
William F. Doyle
Mr. Doyle has served on the Board since the Closing. Mr. Doyle was a member of the Legacy GP Board from January 2022 until the Closing and has served on the ProKidney-KY Board, since January 2022. Mr. Doyle is a recognized expert in medical devices commercialization with over 30 years’ experience in the advanced technology and healthcare industries as an entrepreneur, executive and investor. He has served as Executive Chairman of NovoCure Limited (Nasdaq: NVCR), a commercial-stage oncology company which is currently developing Tumor Treating Fields, a new therapy for solid tumor cancers (“NovoCure”), since May 2016 and a member of the board of directors of NovoCure since February, 2004.
Previously, Mr. Doyle was a member of the Johnson & Johnson’s (NYSE: JNJ) Medical Devices and Diagnostics Group Operating Committee and was the Vice President, Licensing and Acquisitions from 1994 to 1999. While at Johnson & Johnson, Mr. Doyle was also the Worldwide President of Biosense-Webster, Inc. and a member of the board of directors of Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary.
Mr. Doyle has served as a member of the board of directors of Elanco Animal Health, Inc. (NYSE: ELAN), a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole, since October 2020. Previously, Mr. Doyle served as a member of the board of directors of OptiNose, Inc. (Nasdaq: OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, from June 2004 to October 2020, and Zoetis, Inc. (NYSE: ZTS), a leading animal health company, dedicated to supporting its customers and their businesses, from February 2015 to March 2016 and Minerva Neurosciences, Inc. (Nasdaq: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system disorders, from November 2017 to May 2023. Mr. Doyle earned his S.B. in Materials Science and Engineering from Massachusetts Institute of Technology and his M.B.A. from Harvard Business School. We believe Mr. Doyle is qualified to serve on the Board due to his business and investment experience and his extensive knowledge of ProKidney and the healthcare industry.
Alan M. Lotvin, M.D.
Dr. Lotvin has served on the Board since the Closing. Dr. Lotvin was a member of the Legacy GP Board from January 2022 until the Closing and has served on the ProKidney KY-Board since January 2022. Dr. Lotvin has served as the Chief Executive Officer and a Director at Sequel Med Tech, LLC, a medical devices company, since June 2023. Prior to that, Dr. Lotvin served as Executive Vice President at CVS Health Corp (NYSE: CVS), a leading health solutions company, from November 2012 to April 2023, and the President of CVS Caremark since March 2020. Prior to that, Dr. Lotvin served as the Executive Vice President—Transformation at CVS Health Corporation from June 2018 to February 2020 and the Executive Vice President—Specialty Pharmacy at CVS Caremark from November 2012 to May 2018. Dr. Lotvin has extensive experience in the pharmacy benefit management (“PBM”) and specialty pharmacy industries. Before joining CVS Health Corp, Dr. Lotvin was the President and Chief Executive Officer of ICORE Healthcare, a Magellan Health Services company, and prior to that, Dr. Lotvin held senior positions in the PBM industry. Dr. Lotvin earned his B.S. in Biochemistry from Stony Brook University, his M.D. in Medicine from SUNY Downstate Health Sciences University, and his M.A. in Medical Informatics from Columbia University Graduate School of Arts and Sciences. We believe Dr. Lotvin is qualified to serve on the Board due to his extensive knowledge of ProKidney and the healthcare industry.
Brian J. G. Pereira, M.D.
Dr. Pereira has served on the Board since the Closing and was a member of the Legacy GP Board from January 2022 until the Closing. Dr. Pereira has served as the Chief Executive Officer and member of the board of directors of Visterra Inc., a clinical-stage biotechnology company committed to developing innovative antibody-based therapies for the treatment of patients with kidney diseases and other hard-to-treat diseases. Visterra Inc was acquired by Otsuka in 2018 and is a subsidiary of Otsuka America Inc., a global healthcare company listed on the Tokyo Stock Exchange. Dr. Pereira is a nationally recognized expert on kidney diseases, is the former Editor of the widely read textbook “Chronic Kidney Disease, Dialysis and Transplantation,” and has over 200 scientific papers to his credit. He currently serves on the board of directors of Africa Healthcare

Network, Ltd, a dialysis provider, and as the Chairman of the board of directors of KalVista Pharmaceuticals, Inc. (Nasdaq: KALV), a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. He was the former Executive Chairman of the board of directors of Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases and member of the board of directors of Cullinan Pearl Corp, a privately held biotechnology company and subsidiary of Cullinan Oncology, Inc. (Nasdaq: CGEM), an oncology company and has served on several for-profit and non-profit company Boards. Dr. Pereira is a graduate of St. John’s Medical College, Bangalore, India and has an MBA from the Kellogg Business School, Northwestern University. Dr. Pereira obtained his D.M. in Nephrology and M.D. in Internal Medicine from Post Graduate Institute, Chandigarh, India. We believe Dr. Pereira’s qualifications to serve on the Board include his extensive experience with pharmaceutical companies, and his years of experience providing services to pharmaceutical and biotechnology organizations, including evaluating business plans involving clinical trials.
Director Independence
An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has reviewed the materiality of any relationship that each of our directors has with ProKidney Corp., either directly or indirectly. Based upon this review, the Board has determined that each of William F. Doyle, Alan M. Lotvin, M.D., Brian J. G. Pereira, M.D., Uma Sinha, Ph.D, José Ignacio Jiménez Santos and Jennifer Fox is an independent director under applicable SEC and the Nasdaq Stock Market LLC listing Nasdaq rules (the “Nasdaq Listing Rules”).
Family Relationships
There are no family relationships among any of ProKidney’s directors or executive officers.
Insider Trading Policy and Prohibitions on Hedging and Pledging Company Securities
We maintain an insider trading policy that, among other things, governs the buying and selling of our securities by all of our personnel, including directors, officers and employees. Our policy is designed to prevent violations of insider trading laws by our personnel and to avoid even the appearance of improper conduct in this regard by our personnel. The policy prohibits covered persons from purchasing, selling or otherwise disposing of our securities while in possession of material non-public information (except in limited circumstances, such as pursuant to a previously established trading plan). In addition, the policy prohibits all employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities such as through short sales, derivative securities and hedging transactions including forward sale or purchase contracts, equity swaps, collars or exchange funds. The policy also prohibits our insiders from holding our securities in a margin account or pledging our securities as collateral for a loan. The policy provides for quarterly and other trading blackouts and includes the procedures covered persons must follow before transacting in our securities including trading pre-clearance. A copy of the policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.
Although we have not adopted an insider trading policy governing the purchase or sale of our securities by the Company, as part of the oversight of risk, the Board, or one or more of its committees, approves any transaction, plan or arrangement by or with the Company with respect to our securities on a case-by-case basis, and as part of their procedures to review and approve any such transaction, plan or arrangement, the Board or committee consults with legal counsel to ensure compliance with applicable insider trading laws, rules and regulations, and listing standards.
Committees of the Board and Meetings
Meeting Attendance. During the fiscal year ended December 31, 2024, there were five meetings of the Board, and the various committees of the Board met a total of fourteen times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 2024, except for William F. Doyle, who attended six of the eleven meetings of the Board and committees. The Board has adopted a policy under which each member of the Board makes reasonable best efforts to attend each annual general meeting of our shareholders.

Audit Committee
Our Audit Committee met four times during fiscal 2024. This committee currently has three members, Jennifer Fox, who serves as the chairperson, Brian J. G. Pereira, M.D. and Alan M. Lotvin, M.D. Additionally, William F. Doyle served on the Audit Committee until August 2024. Each member of the Audit Committee qualifies as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. The Board has determined that each of Ms. Fox and Dr. Pereira qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement/prospectus.
Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and its primary purpose is to discharge the responsibilities of the Board with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the Audit Committee include:
•	helping the Board oversee corporate accounting and financial reporting processes;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, ProKidney’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes ProKidney’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Board has adopted a written charter for the Audit Committee, which is available on our website at https://www.prokidney.com under Investors—Corporate Governance—Governance Overview.
Talent and Compensation Committee
Our Talent and Compensation Committee met three times during fiscal 2024. Our Talent and Compensation Committee consists of Alan M. Lotvin, M.D., who serves as the chairperson, William F. Doyle, and Uma Sinha, Ph.D. John M. Maraganore, Ph.D., our former director, served on the Talent and Compensation Committee during fiscal year 2024 until his term of service ended in May 2024. All members of the Talent and Compensation Committee qualify as independent under the definition promulgated by Nasdaq.
The primary purpose of the Talent and Compensation Committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Talent and Compensation Committee include:
•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;
•	reviewing and recommending to the Board the compensation of directors;
•	administering the ProKidney Incentive Equity Plan (the “Incentive Equity Plan”) and other benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.
The Talent and Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation: In establishing compensation for executives, the Talent and Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Talent and Compensation Committee will generally review market data which is comprised of proxy-disclosed data from peer companies and data from nationally recognized published compensation surveys for the life science industry, adjusted for relevant criteria including headcount, company stage of development and market capitalization. The market data assists the committee in gaining perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to our executives and Board. The market data thus guides the Talent and Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Talent and Compensation Committee then considers other factors, such as the criticality of each executive officer’s role in the company, depth and breadth of experience, internal equity, performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.
The Talent and Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Talent and Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”) to review and provide recommendations concerning the components of the Company’s executive and director compensation program. FW Cook performs services solely on behalf of the Talent and Compensation Committee. FW Cook assists the Talent and Compensation Committee in defining the appropriate market of our peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. FW Cook also assists the Talent and Compensation Committee in benchmarking our director compensation program and practices against those of our peers. The Talent and Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Talent and Compensation Committee.
The Talent and Compensation Committee reviews the performance of each named executive officer in light of the above factors and determines whether the named executive officer should receive any increase in base salary, annual bonus award or receive a discretionary equity award based on such evaluation.
The Board has adopted a written charter for the Talent and Compensation Committee, which is available on our website at https://www.prokidney.com under Investors—Corporate Governance—Governance Overview.
Nominating Committee
Our Nominating Committee met one time during fiscal 2024 and has four members consisting of William F. Doyle, who serves as the chairperson, Brian J.G. Pereira, M.D., Uma Sinha, Ph.D., and José Ignacio Jiménez Santos. From January to May 2024, the Nominating Committee consisted of John M. Maraganore, Ph.D., our former director, who served on the committee and as the chairperson until his term of service ended in May 2024, Brian J.G. Pereira, M.D., Uma Sinha, Ph.D., and José Ignacio Jiménez Santos. The Board has determined that all members of the Nominating Committee qualify as independent under the definition promulgated by Nasdaq.
The purpose of the nominating and corporate governance committee is to assist the Board in discharging the responsibilities set forth in the Nominating Committee’s written charter and include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by shareholders, to serve on the Board;
•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;
•	developing and making recommendations to the Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and
•	overseeing periodic evaluations of the performance of the Board, including its individual directors and committees.
The Board has adopted a written charter for the nominating and corporate governance committee, which is available on our website at https://www.prokidney.com under Investors—Corporate Governance—Governance Overview.

Generally, our Nominating Committee considers candidates recommended by shareholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to our Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of our shareholders. Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board and its committees.
If a shareholder wishes to propose a candidate for consideration as a nominee for election to the Board, it must follow the procedures described in the Existing Organizational Documents and in “Stockholder Nominations and Proposals” at the end of this proxy statement/prospectus. In general, persons recommended by shareholders will be considered in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors appended to our Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending shareholder and the beneficial owner, if any, on whose behalf the nomination is made:
•	all information relating to such person that would be required to be disclosed in a proxy statement/prospectus;
•	certain biographical and share ownership information about the shareholder and any other proponent, including a description of any derivative transactions in the Company’s securities;
•	a description of certain arrangements and understandings between the proposing shareholder and any beneficial owner and any other person in connection with such shareholder nomination; and
•	a statement whether or not either such shareholder or beneficial owner intends to deliver a proxy statement/prospectus and form of proxy to holders of voting shares sufficient to carry the proposal.
The recommendation must also be accompanied by the following information concerning the proposed nominee:
•	certain biographical information concerning the proposed nominee;
•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;
•	certain information about any other security holder of the Company who supports the proposed nominee;
•	a description of all relationships between the proposed nominee and the recommending shareholder or any beneficial owner, including any agreements or understandings regarding the nomination; and
•	additional disclosures relating to shareholder nominees for directors, including completed questionnaires and disclosures required by the Existing Organizational Documents.
Role of the Board in Risk Oversight
One of the key functions of the Board is to oversee ProKidney’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Talent and Compensation Committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, two separate individuals serve in the positions of Chief Executive Officer and Chairman of the Board. We believe that our current leadership structure is optimal for the Company at this time.
Our Board has six independent members and two non-independent directors, our Chief Executive Officer and the Chairman of the board. We believe that the number of independent, experienced directors that make up the Board, along with the oversight of the Board by the Non-Executive Chairman, benefits our company and our shareholders. All of our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.
Shareholder Communications to the Board
Generally, shareholders who have questions or concerns should contact our Investor Relations team at (336) 999-7028. However, any shareholders who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, North Carolina 27103 / to individual Board members via e-mail at ir@prokidney.com / using the “Investor Contact” page of our website at www.prokidney.com.
Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:
•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; and
•	solicitations or advertisements.
In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.
Executive Officers
The following table sets forth certain information as of [•], 2025 regarding our executive officers who are not also directors. We have employment agreements with all of our executive officers.

Name	Age	Position
Executive Officers:
James Coulston, CPA	49	Chief Financial Officer
Darin J. Weber, Ph.D.	56	Chief Regulatory Officer
Todd C. Girolamo, J.D., MBA	60	Chief Legal Officer

James Coulston, CPA
Mr. Coulston has served as our Chief Financial Officer since the Closing, having served the Chief Financial Officer of ProKidney-US since January 2022. Prior to that, Mr. Coulston served as ProKidney-US’s Senior Vice President, Finance from January 2021 to December 2021 and ProKidney-US’s Vice President, Finance from February 2019 to December 2020. Before joining ProKidney, from August 2015 to January 2019, Mr. Coulston served as the Executive Director, Finance of Banner Life Sciences LLC, a privately held clinical-stage pharmaceutical company combining a proven history of formulation expertise with proprietary technologies to create specialty pharmaceuticals that solve real unmet clinical needs, where Mr. Coulston oversaw the financial, human resources, and IT activities. From 2007 to 2015, Mr. Coulston held finance roles of increasing responsibility at Targacept Inc. (Nasdaq: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™ before it merged with and into Catalyst Biosciences, Inc. (Nasdaq: CBIO), a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions, including Senior Director, Finance and Controller. Mr. Coulston earned his B.S. and master degree in Accounting from North Carolina State University and is a Certified Public Accountant in the state of North Carolina.
Darin J. Weber, Ph.D.
Dr. Weber has served as our Chief Regulatory Officer since December 2022, having served as ProKidney-US’s Senior Vice President of Regulatory Development since September 2020, where he is responsible for leading the development and implementation of ProKidney’s regulatory strategy in all markets, worldwide, and interfacing with regulatory authorities. Prior to his current position, he served as Senior Vice President of Regulatory Development from the Closing until December 2022. Dr. Weber has over 25 years of experience in cellular and tissue-based regenerative medicine products, with previous roles as Senior Vice President of Regulatory and Quality at Medeor Therapeutics, from February 2016 to December 2019; Executive Vice President of Global Regulatory Affairs and Quality Management at Mesoblast, from June 2011 to February 2016; Senior Consultant for Cell and Gene Therapies at Biologics Consulting Group from February 2004 to May 2011, and positions of increasing responsibility at the FDA’s CBER, including as Chief of Cellular Therapies Branch in the Office of Cellular, Tissues and Gene Therapies, (now known as the Office of Tissues and Advanced Therapies) from September 1996 to January 2004. He is a long-serving member of United States Pharmacopeia (USP) expert committees for human tissues and advanced therapies. Dr. Weber received his B.S. in Molecular Biology from The Evergreen State College and a Ph.D. in Biochemistry and Biophysics from Oregon State University.
Todd C. Girolamo
Mr. Girolamo has served as our Chief Legal Officer since the Closing and as the Chief Legal Officer of ProKidney-US since March 2022. Prior to that, Mr. Girolamo spent 11 years at Caladrius Biosciences, Inc. (Nasdaq: CLBS) (now Lisata Therapeutics, Inc. (Nasdaq: LSTA)), where he served as Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary. Mr. Girolamo began his legal career at Cahill Gordon & Reindel in 1990 and later at Reid & Priest, practicing in the areas of securities law, intellectual property, employment law and general commercial litigation. After private practice, Mr. Girolamo spent 12 years on Wall Street in institutional equities as a series 24, 7 and 63 licensed principal at Oppenheimer & Co., CIBC World Markets, Leerink Swann and Summer Street Research Partners where he specialized in equity research, sales, and trading of biotechnology, pharmaceuticals and medical technology market sectors. Mr. Girolamo then served as an analyst and portfolio manager at Lion’s Path Capital managing a long-short portfolio of biopharma and med-tech equities.
Mr. Girolamo received an A.B. with honors from Harvard College, a J.D. from the University of Pennsylvania Law School and an MBA from Columbia Business School.

EXECUTIVE COMPENSATION
The following discusses the material components of the executive compensation program for our named executive officers (the “NEOs”) who are identified in the Summary Compensation Table below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
Summary Compensation Table
For the year ended December 31, 2024, ProKidney’s NEOs were:
•	Bruce Culleton, M.D., Chief Executive Officer;
•	Todd C. Girolamo J.D., MBA, Chief Legal Officer; and
•	Ulrich Ernst, Ph.D., Executive Vice President, Technical Operations.
The following table sets forth certain information with respect to compensation for the years ended December 31, 2024 and 2023 earned by, awarded to or paid to our NEOs.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Bruce Culleton, M.D.(3) Chief Executive Officer	2024	625,000	—	—	—	375,000	15,802(4)	1,015,802
	2023	244,961	—	—	8,345,464	120,824	891(5)	8,712,140
Todd C. Girolamo Chief Legal Officer	2024	425,000	—	—	625,041	195,075	15,783(6)	1,260,899
	2023	425,000	—	—	1,753,456	101,660	14,926(6)	2,295,042
Ulrich Ernst, Ph.D.(7) Former Executive Vice President, Technical Operations	2024	328,846	—	—	665,285	144,205	50,381(8)	1,188,717
	2023	—	—	—	—	—	—	—

1.
Represents grant date fair value of stock options granted during 2024, as computed in accordance with ASC Topic 718, not including any estimates of forfeiture. See Notes 2 and 10 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of assumptions used in determining the grant date fair value of our option awards for fiscal year ended December 31, 2024. Note that amounts reported in this column reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received by the executives from the stock options.

2.	Represents cash bonuses earned by the named executive officers pursuant to our Non-Equity Incentive Compensation Plan for performance.
3.
Dr. Culleton commenced employment as our Executive Vice President, Clinical Development and Commercialization on July 17, 2023. Dr. Culleton was appointed as Chief Executive Officer effective November 15, 2023.

4.
Represents all other compensation paid to Dr. Culleton including: (1) matching contributions to the 401(k) plan of $14,067 and (2) insurance premiums with respect to a group life insurance policy, a group short-term disability policy, a group long-term disability policy, an accidental death and dismemberment policy, and flexible spending accounts.

5.
Represents all other compensation paid to Dr. Culleton including insurance premiums with respect to a group life insurance policy, a group short-term disability policy, a group long-term disability policy, an accidental death and dismemberment policy, and flexible spending accounts.

6.
Represents all other compensation paid to Mr. Girolamo including: (1) the matching contributions to the 401(k) plan of $14,048 and $13,488 for the years ended December 31, 2024 and 2023, respectively and (2) insurance premiums with respect to a group life insurance policy, a group short-term disability policy, a group long-term disability policy, an accidental death and dismemberment policy, and flexible spending accounts.

7.	Dr. Ernst commenced employment as our Executive Vice President, Technical Operations on March 25, 2024. Dr. Ernst was terminated effective March 3, 2025.
8.
Represents all other compensation paid to Dr. Ernst including (1) $49,058 of relocation assistance and (2) insurance premiums with respect to a group life insurance policy, a group short-term disability policy, a group long-term disability policy, an accidental death and dismemberment policy, and flexible spending accounts.

Narrative Disclosure to Summary Compensation Table
Compensation of Executive Officers
Overview
Our executive compensation program is designed to:
•
attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and, ultimately, creating and maintaining long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and
•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.
Decisions with respect to the compensation of our executive officers, including our named executive officers, are made by the Talent and Compensation Committee of the Board. Compensation for our executive officers has the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits are designed to attract and retain senior management talent. We also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our NEOs with the long-term interests of our equity owners and to enhance executive retention.
Base Salary
The base salaries for our NEOs are subject to adjustments made by the Talent and Compensation Committee, including in connection with our annual review of our NEOs’ base salaries. We did not increase base salaries for our NEOs during 2024.
Non-Equity Incentive Compensation
We use annual cash incentive bonuses for the NEOs to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. Near the beginning of each year, the Talent and Compensation Committee will approve the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the NEOs, subject to the terms of their employment agreements. Following the end of each year, the Talent and Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
In December 2024, the Talent and Compensation Committee approved a corporate goal achievement of 100%.

Name	Title	2024 Actual Bonus	2024 Actual Bonus (% of Base Salary)	2023 Actual Bonus	2023 Actual Bonus (% of Base Salary)
Bruce Culleton, M.D.	Chief Executive Officer	$375,000	60.0%	$120,824	49.3%
Todd C. Girolamo	Chief Legal Officer	$195,075	45.9%	$101,660	23.9%
Ulrich Ernst, Ph.D.	Former Executive Vice President, Technical Operations	$144,205	43.9%	$—	0.0%

Share-Based Awards
We use share-based awards to promote our interests by providing the executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of ProKidney. Share-based awards will be awarded under the Incentive Equity Plan.

Policies and Practices Related to the Grant of Certain Equity Awards
Our equity awards, including stock options, are granted in connection with the Company’s yearly compensation cycle and regularly scheduled meetings of the Talent and Compensation Committee. Typically, our practice is to price yearly compensation cycle option award grants on or about March 1 of each year. The Talent and Compensation Committee does not grant equity awards in anticipation of the release of material non-public information. Similarly, we do not time the release of material non-public information based on equity award grant dates.
Other Compensation
We maintain various broad-based employee benefit plans, including medical, dental, vision, life and disability insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the NEOs participate.
Employment Agreements
Below are descriptions of the employment agreements with each of our NEOs (the “Employment Agreements”) setting forth the terms and conditions of such executive’s employment with us.
Bruce Culleton, M.D.
On December 3, 2023, we entered into an employment agreement with Dr. Culleton, pursuant to which he serves as Chief Executive Officer of the Company and its subsidiaries and affiliates effective November 15, 2023. The agreement provides for a base salary of not less than $625,000 per year and a target cash bonus opportunity of 60% of base salary, which was prorated for the 2023 fiscal year. Additionally, Dr. Culleton is eligible to receive long-term incentive awards under the Incentive Equity Plan and is eligible for participation in the Company’s employee health and welfare benefit and retirement programs and certain severance benefits described below. Prior to his appointment as Chief Executive Officer, Dr. Culleton served as the Company’s Executive Vice President, Clinical Development and Commercialization from July 17, 2023 to November 15, 2023. In that role, Dr. Culleton’s annual base salary was $495,000.
Todd Girolamo, J.D., MBA
On December 1, 2022, we entered into an employment agreement with Mr. Girolamo, pursuant to which he serves as Chief Legal Officer of the Company and its subsidiaries and affiliates effective October 1, 2022. The agreement provides for a base salary of not less than $425,000 per year, a target cash bonus opportunity of 40% of base salary, eligibility to receive long-term incentive awards under the Incentive Equity Plan, eligibility for participation in the Company’s employee health and welfare benefit and retirement programs and certain severance benefits described below.
We entered into a relocation assistance agreement with Mr. Girolamo in connection with his employment as Chief Legal Officer of the Company and its subsidiaries and affiliates. The agreement provides for certain remuneration related to Mr. Girolamo’s relocation to the Winston-Salem, North Carolina area within two years from the date of his hire. This agreement provides for a payment of $35,000 for accommodations and ground transportation, as needed while commuting to North Carolina, and a miscellaneous allowance equivalent to one-month base salary. The agreement also provides for the reimbursement of reasonable and customary moving expenses (the “Relocation Costs”) up to an amount not to exceed $50,000, which will be grossed-up to cover the associated tax liability. The Relocation Costs are subject to repayment provisions if Mr. Girolamo’s employment with the Company is terminated within two years of his relocation date.
Ulrich Ernst, Ph.D.
Effective March 25, 2024, we entered into an employment agreement with Mr. Ernst, pursuant to which he served as Executive Vice President, Technical Operations of the Company and its subsidiaries and affiliates effective March 25, 2024. The agreement provided for a base salary of not less than $450,000 per year, a target cash bonus opportunity of 40% of base salary, eligibility to receive long-term incentive awards under the Incentive Equity Plan, eligibility for participation in the Company’s employee health and welfare benefit and retirement programs and certain severance benefits described below. In addition, the Company agreed to provide relocation assistance in an amount not to exceed $159,000. On March 3, 2025, we terminated Mr. Ernst’s employment with us. In accordance with his employment agreement, Mr. Ernst will receive salary continuation for a period of nine months following his termination date, payable in accordance with the Company’s normal payroll cycle and continued participation in the Company’s group health plan at active employee rates for a period of nine months following his termination date.
Potential Payments upon Termination or Change-In-Control
Under the Employment Agreements for each of our NEOs, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (each as defined in the applicable Employment Agreement) (a “Qualifying Termination Absent a Change in Control”), subject to the executive’s timely execution and non-revocation of a release of claims, the executive will receive (i) any earned but unpaid bonus for any prior completed fiscal year, payable when such payments would otherwise be paid, (ii) severance payments in the form of base salary continuation payable over the applicable post-termination severance period set forth in the table below and (iii) continued participation in the Company’s group health plan for the applicable post-termination severance period set forth in the table below.
In the event that the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within the applicable protection period set forth in the table below following a Change in Control (as defined in the Incentive Equity Plan) (a “Qualifying Termination Following a Change in Control”), subject to the executive’s timely execution and non-revocation of a release of claims, the executive will receive (i) a lump-sum severance payment equal to the applicable severance multiple set forth in the table below multiplied by the sum of the executive’s (A) then-current base salary and (B) then-current target bonus opportunity, (ii) continued participation in the Company’s group health plan for the applicable post-termination benefits period set forth in the table below and (iii) full vesting of any equity awards then outstanding held by the executive.

	Qualifying Termination Absent a Change in Control	Qualifying Termination Following a Change in Control
NEO	Post-Termination Severance Period	Protection Period	Severance Multiple	Post-Termination Benefits Period
Bruce Culleton, Chief Executive Officer	12 months	18 months	1.5X	18 months
Todd Girolamo, Chief Legal Officer	9 months	18 months	1X	12 months
Ulrich Ernst, Ph.D., Former Executive Vice President, Technical Operations	9 months	18 months	1X	12 months

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2024, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce Culleton, M.D. Chief Executive Officer	12/3/2023(2)	250,000	250,000	500,000	$1.69	12/3/2033	—	$—	—	—
	12/3/2023(3)	500,000	1,500,000	—	$1.69	12/3/2033	—	$—	—	—
	8/1/2023(4)	161,666	323,334	—	$13.08	8/1/2033	—	$—	—	—
Todd C. Girolamo Chief Legal Officer	3/1/2024(5)	56,250	243,750	—	$1.61	3/1/2034	—	$—	—	—
	3/1/2024(6)	—	234,742	—	$1.61	3/1/2034	—	$—	—	—
	1/16/2023(5)	138,958	151,042	—	$8.43	1/16/2033	—	$—	—	—
	10/20/2022(7)	377,429	319,364	—	$10.33	10/20/2032	—	$—	—	—
	1/17/2022(8)	—	—	—	$—	—	163,856	$276,917	—	—
Ulrich Ernst, Ph.D. Former Executive Vice President, Technical Operations	7/17/2024(9)	—	—	165,000	$2.30	7/17/2034	—	$—	—	—
	4/1/2024(4)	—	335,000	—	$1.60	4/1/2034	—	$—	—	—

(1)
The market value of the award is calculated using the closing price of the Company’s Class A ordinary shares on the last trading day of our 2024 fiscal year (December 31, 2024), which was $1.69, multiplied by the number of shares subject to the award.

(2)
The option vests subject to the achievement of both time and performance vesting conditions, with 25% of the shares vesting on November 15, 2024 and the remaining shares vesting in equal quarterly installments over the following three years, subject to the achievement of certain performance milestones.

(3)	The option vests 25% on November 15, 2024 and the remaining 75% vests in substantially equal quarterly installments over the following 36 months on each quarterly anniversary of the date of grant.
(4)
The option vests 25% on the first anniversary of the date of grant and the remaining 75% vests in substantially equal monthly installments for 36 months thereafter. With respect to Dr. Ulrich, his options ceased to vest on March 3, 2025, the date of his termination, with no options exercisable at such date.

(5)	These options vest in substantially equal monthly installments over the four-year period beginning on the date of grant.
(6)	These option vests 50% on the first anniversary of the date of grant and the remaining 50% vests in substantially equal monthly installments for 12 months thereafter.
(7)	These options vest in substantially equal monthly installments over the four-year period beginning on October 19, 2022.
(8)	Each of these awards vest ratably on each of the first, second, third and fourth anniversaries of the date of grant.
(9)
The options vest subject to the achievement of performance vesting conditions, of which 82,500 vested in 2025 upon satisfaction of the performance condition. The remainder of the options were cancelled upon Dr. Ulrich's termination on March 3, 2025.

Other Compensation
All of ProKidney’s NEOs are eligible to participate in its employee benefit plans, including its medical, dental, vision, life and disability insurance plans, in each case on the same basis as all of ProKidney’s other employees. ProKidney generally provides perquisites or personal benefits to its NEOs in limited circumstances.
401(k) Plan
ProKidney maintains a 401(k) plan for its ProKidney-US employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) plan by ProKidney-US employees or by ProKidney, and the investment earnings thereon, are not taxable to the employees until withdrawn from the

401(k) plan, and so that contributions by ProKidney, if any, will be deductible by ProKidney when made. Full- time employees are eligible to participate in the ProKidney-US plan. Under the 401(k) plan, ProKidney-US employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits ProKidney to make contributions up to the limits allowed by law on behalf of all eligible ProKidney-US employees. As of December 31, 2024, ProKidney matched 100% of participating ProKidney-US employees’ contribution up to 4% of salary to the ProKidney 401(k) plan.
Pension Benefits
We do not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
We do not have any nonqualified defined contribution plans or other deferred compensation plan.
Policies and Practices Related to the Grant of Equity Awards
Our equity awards, including stock options, are granted in connection with the Company’s yearly compensation cycle and regularly scheduled meetings of the Talent and Compensation Committee. Typically, our practice is to price yearly compensation cycle option award grants on or about March 1 of each year. The Compensation Committee does not grant equity awards in anticipation of the release of material non-public information. Similarly, we do not time the release of material non-public information based on equity award grant dates.
Director Compensation
The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2024 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Pablo Legorreta	76,000	188,387	264,387
William F. Doyle	54,750	188,387	243,137
Alan M. Lotvin, M.D.	65,500	188,387	253,887
Brian J.G. Pereira, M.D.	64,500	188,387	252,887
Uma Sinha, Ph.D.	51,000	188,387	239,387
John M. Maraganore, Ph.D.(2)	31,000	—	31,000
José Ignacio Jiménez Santos	45,000	188,387	233,387
Jennifer Fox	56,250	204,569	260,819

(1)
Represents grant date fair value of stock options granted to during 2024, as computed in accordance with ASC Topic 718, not including any estimates of forfeiture. See Notes 2 and 10 of “Notes to Consolidated Financial Statements” of our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of assumptions used in determining the grant date fair value of our option awards for fiscal year ended December 31, 2024. Note that amounts reported in this column reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received by the executives from the stock options.

(2)	Dr. Maraganore’s term as director expired at the annual general meeting of shareholders held on May 30, 2024.

The following table shows the aggregate number of shares subject to options and Class B RSRs held by each of our non-employee directors as of December 31, 2024.

Name	Number of Securities Underlying Unexercised Options Outstanding	Number of Unvested Class B RSRs Outstanding
Pablo Legorreta	110,686	—
William F. Doyle	110,686	54,619
Alan M. Lotvin, M.D.	110,686	54,619
Brian J.G. Pereira, M.D.	110,686	54,619
Uma Sinha, Ph.D.	110,686	—
José Ignacio Jiménez Santos	110,686	—
Jennifer Fox	290,610	—

The following is a description of the standard compensation arrangements under which our directors are compensated for their service as directors, including as members of the various committees of our board.
The Board adopted a non-employee director compensation policy in September 2022, as amended in February 2024, April 2024, and November 2024, that is applicable to all of our non-employee directors (the “Non-Employee Director Compensation Policy”). Prior to the adoption of the Non-Employee Director Compensation Policy, we entered into various individual arrangements with our non-employee directors and granted options to them from time to time. The Non-Employee Director Compensation Policy provides that each non-employee director will receive the following compensation for service on the Board:
•	An annual cash retainer of $40,000;
•	An additional cash retainer of $35,000 for service as the non-executive chair of the Board;
•	An additional annual cash retainer of $10,000, $7,500 and $5,000 for service as a non-chair member of the Audit Committee, Talent and Compensation Committee and the Nominating Committee, respectively;
•	An additional annual cash retainer of $20,000, $15,000, and $10,000 for service as Chair of the Audit Committee, Talent and Compensation Committee and the Nominating Committee, respectively;
•
An initial option grant (the “Initial Grant”) to purchase a number of Class A ordinary shares as determined by the Board. The options subject to the Initial Grant will vest in equal monthly installments over the 36 months following the date of grant, subject to the Non-Employee Director’s Continuous Service (as defined in the Incentive Equity Plan) on each vesting date; and

•
An annual option grant (the “Annual Grant”) to purchase a number of Class A ordinary shares equal to 0.043% of the total aggregate Class A ordinary shares and Class B ordinary shares outstanding on the date of grant. Such award is made on the date of each of our annual general shareholder meetings. The options subject to the Annual Grant will vest in full on the sooner of the one-year anniversary of the date of grant or the date of Company’s next annual general shareholder meeting, subject to the Non-Employee Director’s Continuous Service (as defined in the Incentive Equity Plan) through such vesting date.

Each non-employee director may make an election to receive a grant of Class A ordinary shares in lieu of all, or a portion of, their cash retainer payments described above. The number of Class A ordinary shares to be granted to the electing director will be computed by dividing the amount of cash compensation otherwise payable by the closing price of the Company’s Class A ordinary shares on the regular payment date of such cash compensation.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2024:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	21,449,920(1)	$5.15(2)	25,949,342(3)
Equity compensation plans not approved by security holders	1,755,686(4)		—
Total	23,205,606		25,949,342(5)

(1)	Consists of options to purchase 21,449,920 Class A ordinary shares under the Company’s 2022 Incentive Equity Plan (“2022 Plan”) as of December 31, 2024.
(2)	Reflects the weighted-average exercise price of options to purchase Class A ordinary shares outstanding at December 31, 2024.
(3)
Consists of (i) 21,118,536 Class A ordinary shares reserved under the 2022 Plan as of December 31, 2024 and (ii) 4,830,806 Class A ordinary shares reserved under the Company’s Employee Stock Purchase Plan (the “ESPP”). The Company does not currently grant awards under the ESPP.

(4)	Represents Class B ordinary shares issuable upon the vesting of restricted common units of PKLP held by ProKidney Management Equity LLC (“PMEL”).
(5)
The 2022 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2022 Plan to be added on the first day of each fiscal year, beginning in fiscal year 2023 and ending on the second day of fiscal year 2032. The evergreen provides for an automatic increase in the number of shares available for issuance equal to the lesser of (i) 5% of the number of outstanding Class A ordinary shares on the last day of the immediately preceding fiscal year on a fully diluted basis and (ii) an amount determined by the Talent and Compensation Committee. This total does not reflect the automatic increase in the number of shares available for issuance under the 2022 Plan that was effective on January 1, 2025 pursuant the evergreen provision.

REPORT OF AUDIT COMMITTEE
The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Stock Market, has furnished the following report:
The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.prokidney.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2024, the Audit Committee took the following actions:
•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management and Ernst & Young LLP, our independent registered public accounting firm;
•	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with Audit committees; and
•
Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee and the Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Members of the ProKidney Corp. Audit Committee

Jennifer Fox, Chair
Brian J. G. Pereira, M.D.
Alan M. Lotvin, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s ordinary shares as of March 17, 2025 by:
•	each person known to the Company to be the beneficial owner of more than 5% of the outstanding Company ordinary shares;
•	each of Company’s executive officers and directors; and
•	all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares. Ordinary shares subject to options exercisable on or within 60 days after March 17, 2025 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person.
The beneficial ownership of the Company ordinary shares is based on 129,536,121 Class A ordinary shares and 163,161,528 Class B ordinary shares issued and outstanding as of March 17, 2025, 2025.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%	% of Total Voting Power**
Directors and Named Executive Officers
Bruce Culleton, M.D.	1,537,020	1.2%	—	*	*
Pablo Legorreta(2)(13)	22,666,037	17.5%	88,107,426	54.0%	37.8%
William F. Doyle(3)	48,128	*	1,514,326	*	*
Jennifer Fox(4)	154,135	*	—	*	*
José Ignacio Jiménez Santos(5)	48,128	*	—	*	*
Alan M. Lotvin(6)	48,128	*	1,514,326	*	*
Brian J.G. Pereira, M.D(7)	48,128	*	1,514,326	*	*
Uma Sinha, Ph.D.(8)	78,128	*	—	*	*
Todd Girolamo(9)	1,020,032	*	81,928	*	*
Ulrich Ernst, Ph.D.(10)	82,500	*	—	*	*
All Current Directors and Executive Officers as a Group (11 persons)(11)	26,790,941	20.1%	93,732,413	57.4%	40.6%
Greater-than-Five Percent Holders
Tolerantia, LLC(2)(13)	22,617,909	17.5%	88,107,426	54.0%	37.8%
Control Empresarial de Capitales, S.A. de C.V. (formerly Inversora Carso, S.A. de C.V.)(12)(13)	8,441,462	6.5%	63,118,645	38.7%	24.4%
Morgan Stanley Investment Management Inc.(14)	13,931,026	10.8%	—	*	4.8%
Aaron Cowen(15)	13,198,766	10.2%	—	*	4.5%

*	Indicated beneficial ownership of less than 1%.
**
Percentage of total voting power represents voting power with respect to all shares of Class A ordinary shares and Class B ordinary shares as a single class. Each share of Class A ordinary shares and Class B ordinary shares is entitled to one vote per share.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o ProKidney Corp., 2000 Frontis Plaza Blvd., Ste 250, Winston-Salem, North Carolina, 27103.
(2)
This information is based solely on a Schedule 13D/A filed with the SEC on February 6, 2025. Represents 22,666,037 Class A ordinary shares and 88,107,426 Class B ordinary shares held by Tolerantia, LLC (“Tolerantia”), a Delaware limited liability company, which is an affiliate controlled and majority-owned by Mr. Pablo Legorreta. Mr. Legorreta controls the voting and disposition of the shares held by Tolerantia. Mr. Legorreta disclaims beneficial ownership of the shares held by Tolerantia except to the extent of his indirect pecuniary interest therein. The business address of Tolerantia is 110, East 59th Street, Suite 2800, New York, New York, 10022.
(3)
Includes options to purchase up to 48,128 Class A ordinary shares held by Mr. Doyle that are vested and exercisable or will become vested or exercisable within 60 days of March 17, 2025. Also includes 1,514,326 Class B ordinary shares beneficially owned by Mr. Doyle.

(4)	Includes options to purchase up to 154,135 Class A ordinary shares held by Ms. Fox that are vested and exercisable or will become vested or exercisable within 60 days of March 17, 2025.
(5)	Includes options to purchase up to 48,128 Class A ordinary shares held by Mr. Jiménez Santos that are vested and exercisable or will become vested or exercisable within 60 days of March 17, 2025.
(6)
Includes options to purchase up to 48,128 Class A ordinary shares held by Mr. Lotvin that are vested and exercisable or will become vested or exercisable within 60 days of March 17, 2025. Also includes 1,514,326 Class B ordinary shares beneficially owned by Mr. Lotvin.

(7)
Includes options to purchase up to 48,128 Class A ordinary shares held by Dr. Pereira that are vested and exercisable or will become vested or exercisable within 60 days of March 17, 2025. Also includes 163,857 Class B ordinary shares issued as consideration in the Business Combination held by PMEL for the benefit of Dr. Pereira. Additionally includes 1,350,469 Class B ordinary shares held by the Brian J.G. Pereira 2012 Irrevocable Trust, for which Sunita Pereira, who is married to Dr. Pereira, serves as Trustee. Dr. Pereira disclaims beneficial ownership of the Class B ordinary shares reported herein except to the extent of any indirect pecuniary interest therein.

(8)
Includes 30,000 Class A ordinary shares held by Dr. Sinha, options to purchase up to 48,128 Class A ordinary shares held by Dr. Sinha that are vested and exercisable or will become vested or exercisable within 60 days of March 17, 2025.

(9)
Includes 163,856 Class A ordinary shares held by Mr. Girolamo, options to purchase up to 856,176 Class A ordinary shares held by Mr. Girolamo that are vested and exercisable or will become vested and exercisable within 60 days of March 17, 2025 and 81,928 Class B ordinary shares beneficially owned by Mr. Girolamo.

(10)	Includes options to purchase up to 82,500 Class A ordinary shares held by Dr. Ernst that are vested and exercisable within 60 days of March 17, 2025.
(11)
See footnotes 2 through 10. Also includes 2,143,158 shares held in the aggregate by executive officers other than the named executive officers including Class A ordinary shares held directly, options to purchase Class A ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of March 17, 2025 and Class B ordinary shares.

(12)
This information is based solely on a Schedule 13D filed with the SEC on June 25, 2024. Represents 8,441,462 Class A ordinary shares and 63,118,645 Class B ordinary shares held by Control Empresarial de Capitales, S.A. de C.V. (“CEC”). Members of the Slim family, directly or indirectly, own all of the issued and outstanding voting equity securities of CEC. Therefore, the Slim family may be deemed to beneficially own indirectly the Class B ordinary shares held by CEC. CEC is a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”). The Slim family has an address of Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Ciudad de Mexico, Mexico and CEC has an address of Paseo de las Palmas 781, Piso 3, Colonia Lomas de Chapultepec, Seccion III, Miguel Hidalgo, Ciudad de Mexico, Mexico, 11000.

(13)
On February 14, 2022, CEC entered into the Deed of Undertaking (the “Voting Agreement”). The Voting Agreement provides that from the Closing Date until the third anniversary of the Closing (as defined below), CEC shall vote all ordinary shares beneficially held by it in a manner proportionate to the manner in which all other Class B ordinary shares not held by CEC, including the Class B ordinary shares beneficially held by Tolerantia, are voted, with respect to the election, appointment, or removal of any director to the Board. As a result, Tolerantia may be deemed to share beneficial ownership of CEC’s ordinary shares.

(14)
This information is based solely on a Schedule 13G/A filed with the SEC on November 8, 2024. Consists of 13,931,026 Class A ordinary shares beneficially owned by Morgan Stanley, including 13,906,811 Class A ordinary shares beneficially owned by Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley, may be deemed to own or beneficially own the shares held by Morgan Stanley as a parent holding company. The address of Morgan Stanley is 1585 Broadway New York, NY 10036.

(15)
This information is based solely on a Schedule 13G/A filed with the SEC on October 22, 2024. Consists of 13,198,766 Class A ordinary shares beneficially owned by Mr. Cowen, including 11,428,937 Class A ordinary shares held by Averill Master Fund, Ltd. (“Averill Fund”). Mr. Cowen may be deemed to control Suvretta Capital Management, LLC, the investment manager of the Averill Fund, and therefore may be deemed to beneficially own the Class A ordinary shares held by the Averill Fund. Mr. Cowen disclaims beneficial ownership of the Class A ordinary shares reported herein except to the extent of any indirect pecuniary interest therein. The address of Mr. Cowen is c/o Suvretta Capital Management, LLC, 540 Madison Avenue, 7th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Exchange Agreement
On the Closing Date, the Company entered into an exchange agreement (the “Exchange Agreement”) with PKLP and certain Closing ProKidney Unitholders (as defined in the Exchange Agreement) pursuant to which, subject to the procedures and restrictions therein, from and after the waiver or expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement (as defined below)) the holders of common units of PKLP (or certain permitted transferees thereof) will have the right from time to time at and after 180 days following the closing of the Business Combination (the “Closing”) to exchange their common units and an equal number of Class B ordinary shares on a one-for-one basis for the Class A ordinary shares (the “Exchange”); provided, that, subject to certain exceptions, the Company, at its sole election, subject to certain restrictions, may, other than in the case of certain secondary offerings, instead settle all or a portion of the Exchange in cash based on a volume weighted average price (“VWAP”) of a Class A ordinary share. The Exchange Agreement provides that, as a general matter, a holder of common units of PKLP will not have the right to exchange common units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Company and its subsidiaries to which the holder of common units may be subject, including the second amended and restated limited partnership agreement of PKLP, as amended and the Exchange Agreement. In connection with the Restructuring and the domestication, ProKidney Delaware intends to amend and restate the Exchange Agreement so that it provides for the exchange of common units of ProKidney Holdings for shares of Class A common stock of ProKidney Delaware on the same material terms as the existing agreement.
Lock-Up Agreement
On the Closing Date, the Company, SCS Sponsor III LLC and certain Closing ProKidney Unitholders entered into a lock-up agreement (the “Lock-Up Agreement”). The Lock-Up Agreement contains certain restrictions on transfer with respect to the SCS Sponsor III LLC and the Closing ProKidney Unitholders party thereto. Such restrictions began at the Closing and would end on the earlier of (i) the date that is 180 days after the Closing and (ii)(a) for 33% of the Lock-Up Shares (as defined in the Lock-Up Agreement) (other than the Earnout Shares and the PIPE Shares (as each such term is defined in the Lock-Up Agreement)), the date on which the last reported sale price of a Class A ordinary share equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing and (b) for an additional 50% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares (as each such term is defined in the Lock-Up Agreement)), the date on which the last reported sale price of a Class A ordinary share equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing. Notwithstanding the above, (i) the lock-up period for any Earnout Shares will expire not earlier than 180 days after such Earnout Shares are issued; (ii) 50% of the Lock-Up Shares held by certain Closing ProKidney Unitholders and their affiliates will remain locked up until the earlier of four years following the Closing and the date that PKLP receives notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (but, in any event, not earlier than 180 days following the Closing or (in the case of Earnout Shares) the date of issuance); and (iii) the lock-up period for the Private Placement Shares expired 30 days after the Closing. The restrictions on transfer set forth in the Lockup Agreement are subject to customary exceptions.
During January 2023, the lock-up period for 50% of the shares held by the Closing ProKidney Unitholders (other than the Earnout Shares) expired.
Tax Receivable Agreement
On the Closing Date, the Company entered into a tax receivable agreement (the “Tax Receivable Agreement”) with the holders of common units in PKLP. Pursuant to the Tax Receivable Agreement, among other things, the Company will be required to pay the holders of common units of PKLP party thereto 85% of certain tax savings recognized by the Company, if any, as a result of the increases in tax basis attributable to exchanges by the holders of common units of PKLP for Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of PKLP and tax benefits related to entering into the Tax Receivable Agreement. In connection with the Restructuring and the domestication, ProKidney Delaware intends to amend and restate the Tax Receivable Agreement so that ProKidney Delaware will succeed to the aforementioned obligations of ProKidney. As a result, holders of ProKidney Holdings common units will receive 85% of certain tax savings recognized by ProKidney Delaware, if any, pursuant to the Tax Receivable Agreement attributable to exchanges of common units of ProKidney Holdings for Class A common stock of ProKidney Delaware. These payment obligations under the Tax Receivable Agreement could have been greater or lesser than what they might have been had ProKidney determined to migrate to a jurisdiction other than the United States. The amount and timing of any payments under the Tax Receivable Agreement remains dependent upon a number of factors. Because ProKidney Holdings does not expect to generate significant operating revenues in the near future, if at all, ProKidney Delaware’s payment obligations under the Tax Receivable Agreement in the near future, if any, are not expected to be material.
Earnout Rights
At the Closing, certain shareholders of ProKidney were issued an aggregate of 17,500,000 Earnout Restricted Common Units and 17,500,000 Earnout Restricted Stock Rights (collectively, the “Earnout Rights”). As a result of the domestication and related Restructuring, these Earnout Rights will convert, on a one-for-one basis into restricted common units of ProKidney Holdings and restricted stock rights for Class B common stock of ProKidney Delaware (the “Delaware Earnout Rights”).
The Delaware Earnout Rights vest in three equal tranches if, during the five-year period after the Closing, the VWAP of a Class A common share reaches $15.00 per share, $20.00 per share and $25.00 per share. Likewise, the Delaware Earnout Rights will vest upon a change of control with a per share price exceeding the those same VWAP thresholds within a five-year period immediately following the Closing. Upon vesting, the Delaware Earnout Rights will automatically convert into common units of ProKidney Holdings and shares of Class B common stock.
Consulting Services Agreement between ProKidney-KY and Nefro Health
On January 1, 2020, ProKidney-KY (formerly known as inRegen) entered into a consulting services agreement (the “KY Consulting Services Agreement”) with Nefro Health (“Nefro”), an Irish partnership controlled and majority-owned by Mr. Pablo Legorreta, a director of the Company, pursuant to which Nefro provides consulting services for the research and development of the Company’s product candidates, including the conduct of clinical trials in North America and the European Union, the design and manufacturing of ProKidney’s product candidates as well as pre-commercialization activities. Under the KY Consulting Services Agreement, Nefro receives $25,000 per quarter and is reimbursed for any out-of-pocket expenses incurred in connection with activities Nefro conducted under the agreement. ProKidney-KY has paid Nefro an aggregate of $100,000 for each of the years ended December 31, 2024, 2023 and 2022. The initial term of the KY Consulting Services Agreement continued through December 31, 2020 and was renewed pursuant to the provision allowing for automatic renewals for additional periods of one year each unless terminated by either party by providing written notice to the other party at least ninety (90) days prior to the scheduled termination date. Either party may terminate the KY Consulting Services Agreement upon the occurrence of a material breach by the other party in the performance of its obligations under the KY Consulting Services Agreement or in respect of any provision, representation, warranty or covenant if such breach has not been cured within thirty (30) days after receiving written notice from the non-breaching party. Additionally, either of the parties may terminate the KY Consulting Services Agreement for any reason upon giving thirty (30) days’ advance notice of such termination to the other party. In the event of such termination, ProKidney-KY will be obligated to pay Nefro any earned but unpaid consulting fee as of the termination date. In connection with the Restructuring, it is intended that the KY Consulting Services Agreement will become an obligation of ProKidney IPCo.
Consulting Services Agreement between ProKidney-US and Nefro Health
On January 1, 2020, ProKidney-US (formerly known as Twin City Bio, LLC) entered into a consulting services agreement (“US Consulting Service Agreement”) with Nefro, pursuant to which Nefro provides consulting services for the research and development of the Company’s product candidates, including the conduct of clinical trials in North America and the European Union, the design and manufacturing of the Company’s product candidates as well as pre-commercialization activities. Under the US Consulting Service Agreement, Nefro receives $25,000 per quarter and is reimbursed for any out-of-pocket expenses incurred in connection with activities Nefro conducted under the agreement. ProKidney-US has paid Nefro an aggregate of $100,000 for each of the years ended December 31, 2024, 2023 and 2022. The initial term of the US Consulting Service Agreement continued through December 31, 2020 and was renewed pursuant to the provision allowing for automatic renewals for additional periods of one year each unless terminated by either party by providing written notice to the other party at least ninety (90) days prior to the scheduled termination date. Either party may terminate the US Consulting Service Agreement upon the occurrence of a material breach by the other party in the performance of its obligations under the US Consulting Service Agreement or in respect of any provision, representation, warranty or covenant if such breach has not been cured within thirty (30) days after receiving written notice from the non-breaching party. Additionally, either of the parties may terminate the US Consulting Service Agreement for any reason upon giving thirty (30) days’ advance notice of such termination to the other party. In the event of such termination, ProKidney-US will be obligated to pay Nefro any earned but unpaid consulting fee as of the termination date.
Indemnification Agreements
We have entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.
These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms. In connection with the domestication, ProKidney Delaware is expected to enter into new indemnification agreements with its executive officers and directors to provide contractual rights to indemnification.
Policies and Procedures for Related Party Transactions
We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of (i) $120,000, and (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Company or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. Notwithstanding anything to the contrary herein, (i) any election by the Company pursuant to the Exchange Agreement to deliver any Cash Exchange Notice or make any Cash Exchange Payment (as such terms are defined in the Exchange Agreement) with any Related Person or any affiliate of any Related Person and (ii) any material amendment to the Exchange Agreement, are deemed to be related person transactions.
A “Related Person” is:
•	any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year;
•	a person who is or was an Immediate Family Member (as defined below) of an executive officer, director, director nominee at any time since the beginning of the Company’s last fiscal year;
•	any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Significant Stockholder”); or
•	any person who, at the time of the occurrence or existence of the transaction, is an Immediate Family Member of a Significant Stockholder of the Company.
An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, or any other person sharing the household of such person, other than a tenant or employee.
The Company has implemented policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.
Under the related person transaction policy, any related person transaction will be reviewed and approved by the audit committee prior to effectiveness or consummation of the transaction, whenever practicable, and if advance approval is not practicable under the circumstances, ratified by the audit committee at its next meeting. Alternatively, a related person transaction arising in the time period between meetings of the audit committee may be presented to the chairperson of the audit committee, who shall review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.
To identify related person transactions in advance, we expect to rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related person transactions, our audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the related person’s interest in the transaction;
•	the approximate dollar value of the amount involved in the transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the transaction; and
•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will approve only those transactions that it determines are fair to the Company and in the Company’s best interests.

DESCRIPTION OF SECURITIES
The following description of ProKidney Delaware’s capital stock reflects ProKidney Delaware’s capital stock as it will exist upon completion of the domestication, at the effective time of the domestication. Subject to the approval of the domestication proposal and the new charter proposal, at the effective time of the domestication ProKidney Delaware’s capital stock will be governed by the Proposed Charter and Proposed Bylaws and the DGCL. This description is a summary and is not complete. We urge you to read in their entirety ProKidney Delaware’s Proposed Organizational Documents, which, subject to the approval of the domestication proposal and the new charter proposal, will be in effect at the effective time of the domestication and are attached to this proxy statement/prospectus as Annexes B and C. The following summary should be read in conjunction with the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of 1,250,000,000 shares of capital stock, consisting of (x) 700,000,000 shares of ProKidney Delaware's Class A common stock, par value $0.0001 per share, (y) 500,000,000 shares of ProKidney Delaware's Class B common stock, par value $0.0001 per share and 50,000,000 shares of ProKidney Delaware’s preferred stock, par value $0.0001 per share. All issued and outstanding shares of capital stock of ProKidney Delaware in connection with domestication will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the annual general meeting, there were (1) [•] shares of Class A ordinary shares of ProKidney issued and outstanding held by [•] holders of record and [•] shares of Class B ordinary shares of ProKidney issued and outstanding held by [•] holders of record and (2) no shares of ProKidney’s preferred stock outstanding. Such numbers do not include DTCC participants or beneficial owners holding shares through nominee names.
Class A Common Stock
At the effective time of the domestication, there will be approximately [•] shares of Class A common stock outstanding. All shares of Class A common stock to be issued in connection with the domestication will be validly issued, fully paid and non-assessable.
Voting Rights
Each holder of the shares of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon (or, in the case of election of directors, by a plurality of voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the election of directors), except as otherwise provided by the Proposed Charter or any applicable law. Notwithstanding the foregoing, the holders of the outstanding shares of Class A common stock will be entitled to vote separately upon any amendment to the Proposed Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is adverse as compared to the Class B common stock (in addition to any other class vote required by applicable law).
Dividend Rights
Subject to applicable law and the preferences that may be applicable to any shares of preferred stock then outstanding, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of ProKidney Delaware out of assets of ProKidney Delaware legally available therefor.
Rights upon Liquidation, Dissolution and Winding-Up
Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of ProKidney Delaware’s affairs, after payment of ProKidney Delaware’s debts and other liabilities, and of preferential and other amounts, if any, to which the holders of preferred stock are entitled, if any, the holders of the shares of Class A common stock are entitled to (i) receive, pari passu with the holders of shares of Class B common stock, an amount per share equal to the par value thereof, and (ii) thereafter, to share ratably in all assets remaining and available for distribution.

Preemptive or Other Rights
The holders of shares of Class A common stock have no preemptive or conversion rights or other subscription rights (other than in connection with certain issuances of common units under the limited liability company agreement of ProKidney Holdings). There are no redemption or sinking fund provisions applicable to the shares of Class A common stock. The rights, preferences and privileges of holders of shares of Class A common stock will be subject to those of the holders of any shares of preferred stock ProKidney Delaware may issue in the future.
Class B Common Stock
At the effective time of the domestication, there will be approximately [•] shares of Class B common stock outstanding. All shares of Class B common stock to be issued in connection with the domestication will be validly issued, fully paid and non-assessable.
Voting Rights
Each holder of the shares of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of Class B common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitle to vote thereon (or, in the case of election of directors, by a plurality of voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the election of directors), except as otherwise provided by the certificate of incorporation of ProKidney Delaware or any applicable law. Notwithstanding the foregoing, the holders of the outstanding shares of Class B common stock will be entitled to vote separately upon any amendment to the Proposed Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of common stock in a manner that is adverse as compared to the Class A common stock (in addition to any other class vote required by applicable law).
Dividend Rights
Except as provided in the Proposed Charter with respect to stock dividends, dividends of cash or property will not be declared by the board of directors of ProKidney Delaware or paid on shares of Class B common stock.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of ProKidney Delaware’s affairs, the holders of Class B common stock are not entitled to receive any assets of ProKidney Delaware in excess of the par value of such shares (which such payment shall be pari passu with the holders of outstanding shares of Class A common stock).
Preemptive or Other Rights
Certain holders of shares of Class B common stock, who are also holders of common units of ProKidney Holdings (or certain permitted transferees thereof), subject to the procedures and restrictions set forth in the Exchange Agreement, have the right to exchange one common unit of ProKidney Holdings and one share of Class B common stock (the “Paired Interest”) for one share of Class A common stock. For more information, see the section entitled “Certain Relationships and Related Person Transactions—Exchange Agreement.”
The holders of shares of Class B common stock do not have other preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock, other than with respect to the exchange of the Paired Interests of Class A common stock pursuant to the Exchange Agreement.
Issuance and Retirement of Class B Common Stock
In the event that any outstanding share of Class B common stock ceases to be held directly or indirectly by a holder of a corresponding common unit of ProKidney Holdings, such share will automatically be transferred to ProKidney Delaware for no consideration and thereupon will be retired.

Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the completion of the domestication. The Proposed Charter will authorize the board of directors of ProKidney Delaware, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting powers (whether none, limited or full) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized in the Proposed Charter. The powers, including voting powers (whether none, limited or full), preferences and relative, participating, optional and other special rights, if any, of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of ProKidney Delaware without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of ProKidney Delaware by restricting dividends on the shares of Class A common stock, diluting the voting power of the shares of Class A common stock and the shares of Class B common stock or subordinating the liquidation rights of the shares of Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of Class A common stock. At present, we have no plans to issue any preferred stock.
Restricted Stock Rights
Earnout Restricted Stock Rights
At the Closing, certain shareholders of ProKidney were issued an aggregate of 17,500,000 Earnout Restricted Common Units and 17,500,000 Earnout Restricted Stock Rights (collectively, the “Earnout Rights”). As a result of the domestication and related Restructuring, these Earnout Rights will convert, on a one-for-one basis into restricted common units of ProKidney Holdings and restricted stock rights for Class B common stock of ProKidney Delaware (the “Delaware Earnout Rights”).
The Delaware Earnout Rights vest in three equal tranches if, during the five-year period after the Closing, the VWAP of a Class A common share reaches $15.00 per share, $20.00 per share and $25.00 per share. Likewise, the Delaware Earnout Rights will vest upon a change of control with a per share price exceeding those same VWAP thresholds within a five-year period immediately following the Closing. Upon vesting, the Delaware Earnout Rights will automatically convert into common units of ProKidney Holdings and shares of Class B common stock.
PMEL Restricted Stock Rights
At the Closing, certain persons who held indirect interests in PKLP through ProKidney Management Equity LLC (“PMEL”) were issued an aggregate of 9,276,039 PMEL Restricted Common Units and 9,276,039 PMEL Restricted Stock Rights (collectively, the “PMEL Rights”). Prior to the domestication, PMEL Rights vested into common units of PKLP and Class B ordinary shares in accordance with the terms of the applicable award agreement (the “PMEL Award Agreement”) between the holder of such PMEL Rights and PMEL as such award agreement was in effect immediately prior to the Closing. As of March 31, 2025, 779,856 PMEL Restricted Common Units and 779,856 PMEL Restricted Stock Rights remain outstanding.
As a result of the domestication and related Restructuring, the PMEL Rights will convert, on a one-for-one basis into restricted common units of ProKidney Holdings and restricted stock rights for Class B common stock of ProKidney Delaware and will continue to vest in accordance with the terms of the applicable PMEL Award Agreement into common units of ProKidney Holdings and Class B common stock of ProKidney Delaware.
Anti-Takeover Effects of Provisions of the Proposed Charter and the Proposed Bylaws
Certain provisions of the Proposed Charter and the Proposed Bylaws, as described below, could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of

ProKidney Delaware. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with the board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of ProKidney Delaware that stockholders of ProKidney Delaware might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of the common stock and also may limit the price that investors are willing to pay in the future for the common stock. These provisions may also have the effect of preventing changes in our management. We believe that the benefits of increased protection give ProKidney Delaware the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Classified Board
The board of directors of ProKidney Delaware will initially be comprised of eight directors. The Proposed Charter provides that, subject to the right of holders of any series of preferred stock, the board of directors is divided into three classes of directors, apportioned to consist of, as nearly as possible, one third of the total number of directors, designated Class I, Class II and Class III, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting. As a result, approximately one-third of the Board will be elected each year.
The classification of directors has the effect of making it more difficult for members to change the composition of the board of directors. The Proposed Charter provides that the board of directors may increase or reduce the upper and lower limits of the number of directors by one or more resolutions of the Board, provided that in no event will a decrease in the number of directors shorten the term of any director then in office.
Stockholder Meetings
The Proposed Charter and the Proposed Bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock, special meetings of ProKidney Delaware’s stockholders may be called only by the chairperson of the board of directors of ProKidney Delaware, the chief executive officer or at the direction of the board pursuant to a written resolution adopted by a majority of the total number of directors that ProKidney Delaware would have if there were no vacancies.
Stockholder Action by Consent
The Proposed Charter provides that any action required or permitted to be taken by the stockholders of ProKidney Delaware may be effected only at a duly called annual or special meeting of stockholders of ProKidney Delaware and may not be effected by any consent by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class B common stock, voting separately as a class, may be effected by the consent or consents (setting forth the action so taken) of the holders of the outstanding shares of Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consenting together as a single class in lieu of a duly called annual or special meeting of holders of Class B common stock; provided, further, that any action required or permitted to be taken by the holders of any or all series of preferred stock voting separately as a series of preferred stock or separately as a class of preferred stock (including with respect to any such action specified in the Proposed Charter or any certificate of designation relating to any series of preferred stock) may be effected by the consent or consents (setting forth the action so taken), of the holders of outstanding shares of the relevant class or series of preferred stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Bylaws
The Proposed Bylaws may generally be altered, amended or repealed, and new bylaws of ProKidney Delaware may be adopted, by:
•	the approval of a majority of the Board; or
•
the affirmative vote of holders of at least at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of ProKidney Delaware entitled to vote thereon, voting together as a single class.

Indemnification
The Proposed Charter requires that ProKidney Delaware indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law, provided that we are not required to indemnify (or advance expenses to) any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Proposed Bylaws.
Pursuant to the Proposed Charter, no director or officer of ProKidney Delaware will be personally liable to ProKidney Delaware or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exception from liability or limitation thereof is not permitted under the DGCL. Currently, Delaware law prohibits corporations from eliminating or limiting the liability of:
•	a director or officer for any breach of the director’s or officer’s duty of loyalty to our company or our stockholders;
•	a director or officer for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;
•	a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; and
•
An officer in any action by or in the right of the corporation. The limitation of liability of officers of ProKidney is limited only to persons who at the time of an act or omission as to which liability is asserted is deemed to have consented to service by the delivery of process to the registered agent of ProKidney pursuant to Section 3114(b) of Title 10 of the Delaware Code.

Anti-Takeover Effects of Delaware Law
ProKidney Delaware will be subject to Section 203 of the DGCL. Section 203 provides that ProKidney Delaware may not engage in a broad range of “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder unless:
•	prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale, issuances of securities or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates (as such terms are defined in Section 203 of the DGCL), owns (as such term is defined in Section 203 of the DGLC), or within the previous three years owned, 15% or more of our voting stock.
Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. Given existing commercial relationships as disclosed in “Certain Relationships and Related Person Transactions”, in connection with the domestication, the Board intends to adopt a resolution approving as an “interested stockholder” one or more existing stockholders, together with their affiliates or associates, effective upon the effective time of the domestication for purposes of Section 203 of the DGCL.
Exclusive Forum Provision
The Proposed Charter provides that, unless ProKidney Delaware consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of ProKidney Delaware; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of ProKidney Delaware to ProKidney Delaware or ProKidney Delaware’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against ProKidney Delaware or any current or former director, officer or other employee of ProKidney Delaware arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws(including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and/or (F) any action or claim against the Corporation or any current or former director, officer or other employee of ProKidney Delaware governed by the internal affairs doctrine or an “internal corporate claim” as defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock will be Continental Stock Transfer & Trust Company.
Listing
The Class A common stock will be listed on the Nasdaq Capital Market under the symbol “PROK.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary is a discussion of material U.S. federal income tax considerations of the domestication generally applicable to holders of ProKidney Class A ordinary shares and common stock. This section applies only to holders that hold their ProKidney Class A ordinary shares and common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:
•	a dealer in securities,
•	a trader in securities that elects to use a mark-to-market method of accounting,
•	S corporations,
•	a tax-exempt organization,
•	a life insurance company, real estate investment trust or regulated investment company,
•	a person liable for alternative minimum tax,
•	governments or agencies or instrumentalities thereof,
•	a U.S. expatriate or former long-term resident of the U.S.,
•	a person that actually or constructively owns 10% or more of ProKidney voting stock,
•	a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity,
•	a person that holds ProKidney securities as part of a straddle or a hedging or conversion transaction,
•	a U.S. Holder whose functional currency is not the U.S. dollar,
•	a person that received ProKidney securities as compensation for services,
•	a controlled foreign corporation, or
•	a passive foreign investment company.
This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code (the “Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as, for example, estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the domestication. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds ProKidney Class A ordinary shares or common stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ProKidney Class A ordinary shares or common stock, and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the domestication to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of ProKidney Class A ordinary shares or common stock, as the case may be, who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States,
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or
•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders
The U.S. federal income tax consequences of the domestication will depend in part upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) includes a “mere change in identity, form, or place of organization of one corporation, however effected.” To qualify as an F Reorganization, a transaction must generally, among other requirements, (i) involve only one operating corporation, (ii) result in no change in the shareholders, and (iii) result in no significant change in the assets of the corporation. Based on the foregoing, we expect that any change in our place of incorporation to a U.S. jurisdiction would qualify as an F reorganization. We believe that the domestication will qualify as an F reorganization under these rules.
Accordingly, assuming the domestication qualifies as an F reorganization, U.S. Holders would not recognize gain or loss on the domestication for U.S. federal income tax purposes, except as provided below under “—Effects of Section 367 to U.S. Holders” and “—PFIC Considerations.” The initial tax basis of a new share received by a U.S. Holder in the domestication would equal the U.S. Holder’s tax basis in the ProKidney Class A ordinary share surrendered in exchange thereof, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code — see “Effects of Section 367 to U.S. Holders.” The holding period for a new share received by a U.S. Holder would include such Holder’s holding period for the ProKidney Class A ordinary share surrendered in exchange therefor.
Following the domestication, a U.S. Holder generally would be required to include in gross income the amount of any distribution of cash or other property paid on the ProKidney Class A ordinary shares. A distribution on such shares generally would be treated as U.S. source dividend income for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such amount would be includible in gross income by a U.S. Holder on the date that such U.S. Holder actually or constructively receives the distribution in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Dividends paid by us to a corporate U.S. Holder would be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, such dividends generally would be taxed at the lower applicable capital gains rate.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of ProKidney at the time of the domestication.
A.	U.S. Holders of ProKidney
A U.S. Holder who, at the time of the domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ProKidney ordinary shares entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the ProKidney Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under

Section 367. A U.S. Holder’s ownership of warrants and stock options will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ProKidney ordinary shares entitled to vote and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its ProKidney Class A ordinary shares is the net positive earnings and profits of ProKidney (as determined under Treasury Regulations under Section 367) attributable to the shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
ProKidney does not expect that its cumulative earnings and profits will be greater than zero at the time of the domestication. As a result, a U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its ProKidney Class A ordinary shares.
B.	U.S. Holders That Own Less Than 10 Percent of ProKidney
A U.S. Holder who, at the time of the domestication, beneficially owns (directly, indirectly or constructively) ProKidney Class A ordinary shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of ProKidney ordinary shares entitled to vote will recognize gain (but not loss) with respect to the domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Class A common stock received in the domestication in an amount equal to the excess of the fair market value of the Class A common stock received over the U.S. Holder’s adjusted tax basis in the ProKidney Class A ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its ProKidney Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)	a statement that the domestication is a Section 367(b) exchange;
(ii)	a complete description of the domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ProKidney establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s ProKidney Class A ordinary shares, and (B) a representation that the U.S. Holder has notified ProKidney (or ProKidney Delaware) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the year of the domestication, and the U.S. Holder must send notice of making the election to ProKidney Delaware no later than the date such tax return is filed. In connection with this election, ProKidney intends to provide each U.S. Holder eligible to make such an election with information regarding ProKidney’s earnings and profits upon request.

ProKidney does not expect that its cumulative earnings and profits will be greater than zero at the time of the domestication. Accordingly, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
C.	U.S. Holders that Own ProKidney Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, at the time of the domestication, owns (or is considered to own) stock of ProKidney with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
PFIC Considerations
In addition to the discussion under the heading “—Effects of Section 367 to U.S. Holders,” above, the domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code.
A.	PFIC Status of ProKidney
In general, ProKidney will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held ProKidney Class A ordinary shares, (a) at least 75% or more of ProKidney’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of ProKidney’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as annuities and gains from assets that produce passive income. For purposes of these rules, interest income earned by ProKidney would be considered to be passive income and cash held by ProKidney would be considered to be a passive asset.
ProKidney believes that it is likely (and likely has been) classified as a PFIC for U.S. federal income tax purposes. If ProKidney is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A ordinary shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. The actual PFIC status of ProKidney for any taxable year, moreover, will not be determinable until after the end of such taxable year. In addition to the discussion under the heading “—Effects of Section 367 to U.S. Holders,” above, the domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
B.	Effects of PFIC Rules on the Domestication
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those regulations may require taxable gain recognition in the domestication if ProKidney were classified as a PFIC at any time during such U.S. Holder’s holding period in such stock and the U.S. Holder had not made a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned ProKidney Class A ordinary shares or in which ProKidney was a PFIC, whichever is later or a mark-to-market election (as described below). The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ProKidney.

Under these rules:
•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s ProKidney Class A ordinary shares;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ProKidney was a PFIC, would be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.
Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the domestication (discussed under the heading “—Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.
A proposed regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF election with respect to the option. It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of ProKidney Class A ordinary shares that have not made a timely QEF Election or a mark-to-market election (as described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the domestication to the extent their shares have a fair market value in excess of their tax basis. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ProKidney, whether or not such amounts are actually distributed.
C.	Impact of PFIC Rules on U.S. Holders
The impact of the PFIC rules on a U.S. Holder of ProKidney Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat ProKidney as a “qualified electing fund” under Section 1295 of the Code for the tax year that is the first year in the U.S. Holder’s holding period of ProKidney Class A ordinary shares during which ProKidney qualified as a PFIC (a “QEF Election”). A U.S. Holder’s ability to make a QEF Election with respect to ProKidney is contingent upon, among other things, the provision by ProKidney of a “PFIC Annual Information Statement” to such U.S. Holder. ProKidney will make available such information statements to U.S. Holders upon request. A U.S. Holder of ProKidney that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder of ProKidney that did not make a QEF Election may be referred to as a “Non-Electing Shareholder”.
A U.S. Holder that has made a valid QEF election effective for the first taxable year in the U.S. Holder’s holding period will not be subject to the general PFIC rules. As a result, such a U.S. Holder should not recognize gain or loss as a result of the domestication except to the extent described under the heading “—Effects of Section 367 to U.S. Holders” above.
A U.S. Holder that has not had a valid QEF election in effect for its entire holding period in its ProKidney Class A ordinary shares (or a mark-to-market election as described below) may be subject to adverse tax consequences upon the sale of its ProKidney Class A ordinary shares and upon the domestication (as described below). If such a U.S. Holder sells or is otherwise treated as disposing of its ProKidney Class A ordinary shares, the entire amount of any gain realized upon the sale will be treated as an “excess distribution” made in the year of sale and as a consequence will generally be treated as ordinary income, and, to the extent allocated to years prior to the year of sale, will be subject to a special interest charge.
The impact of the PFIC rules on a U.S. Holder of ProKidney Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the ProKidney Class A ordinary shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to ProKidney Class A ordinary shares.
U.S. Holders are strongly urged to consult their tax advisors concerning the impact of the PFIC rules on the domestication, including, without limitation, whether a QEF Election, “deemed sale” election and/or “mark to market” election is available and whether a “deemed sale” election is available to the extent a timely QEF Election cannot be made with respect to their ProKidney Class A ordinary shares and the consequences to them of any such election.
Distributions on Shares of ProKidney Delaware Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of ProKidney Delaware Class A common stock, to the extent the distribution is paid out of ProKidney Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of ProKidney Delaware Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of ProKidney Delaware Class A common stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of ProKidney Delaware Class A Common Stock” below.
Dividends that ProKidney Delaware pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that ProKidney Delaware pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains.
Sale, Exchange or Other Disposition of Shares of ProKidney Delaware Class A Common Stock
Upon a sale or other taxable disposition of shares of ProKidney Delaware Class A common stock which, in general, would include a redemption of shares of ProKidney Delaware that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of ProKidney Delaware Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of ProKidney Delaware Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of ProKidney Delaware Class A common stock so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of ProKidney Delaware Class A common stock following the domestication.
NON-U.S. HOLDERS
The following describes U.S. federal income tax considerations relating to the ownership and disposition of ProKidney Delaware Class A common stock by a non-U.S. Holder after the domestication. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of ProKidney Delaware Class A common stock who or that is, for U.S. federal income tax purposes, not a U.S. Holder (as defined above).
Dividends
In general, any distributions made to a non-U.S. Holder on Class A shares of ProKidney Delaware, to the extent paid out of ProKidney Delaware’s current or accumulated earnings and profits (as determined under U.S.

federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its common stock of ProKidney Delaware and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below. ProKidney does not expect to make any dividend distributions to its shareholders in the near future.
Dividends paid by ProKidney Delaware to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax”.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax,

(ii)
the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, (and, if an applicable treaty so requires, is attributable to the conduct of trade or business through a permanent establishment or fixed base in the United States in which case the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. Holders and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply), or

(iii)
ProKidney Delaware is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the common stock has ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the common stock.

Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities

(including ProKidney Class A ordinary shares and common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which ProKidney Class A ordinary shares or common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of ProKidney Class A ordinary shares or common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in ProKidney Class A ordinary shares or common stock.

APPRAISAL RIGHTS
ProKidney shareholders do not have appraisal rights in connection with the domestication under the Cayman Islands Companies Act or under the DGCL.
STOCKHOLDER NOMINATIONS AND PROPOSALS OF PROKIDNEY
The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the Existing Organizational Documents of ProKidney. The following summary is qualified in its entirety by reference to the complete text of the Existing Organizational Documents, a copy of which is attached as Annex A to this proxy statement/prospectus.
If the domestication is not effected, the Existing Organizational Documents will remain unchanged. To be considered for inclusion in the proxy statement relating to our 2026 annual general meeting of shareholders, we must receive shareholder proposals and nominations for director no later than [•], 2025, or, if the date of the 2026 annual general meeting has been advanced or delayed by more than 30 days from the date of this year’s annual general meeting, then the deadline will be set by the Board and must be a reasonable time before ProKidney begins to print and send its related proxy materials. Nominations and proposals also must satisfy other requirements set forth in the Existing Organizational Documents. Proposals that are not received in a timely manner will not be voted on at the 2026 annual general meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All shareholder proposals should be marked for the attention of Corporate Secretary, 2000 Frontis Plaza Blvd, Suite 250, Winston-Salem, North Carolina 27103.
STOCKHOLDER NOMINATIONS AND PROPOSALS OF PROKIDNEY DELAWARE
The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the Proposed Organizational Documents of ProKidney Delaware. The following summary is qualified in its entirety by reference to the complete text of the Proposed Bylaws, a copy of which is attached as Annex C to this proxy statement/prospectus.
Annual Meeting of Stockholders Notice Requirements
If the domestication proposal is approved and the new charter proposal is approved and the domestication is to be effected, ProKidney Delaware will be governed by the Proposed Organizational Documents. Nominations of persons for election to the board of directors of ProKidney Delaware or the proposal of other business to be transacted by stockholders may only be made at a meeting properly called for such purpose and only (i) by or at the direction of the board of directors or any committee thereof or (ii) by a stockholder who (A) was a stockholder of record of ProKidney Delaware when the notice is delivered to the secretary and at the time of the meeting, (B) is entitled to vote for the election of directors or such business, as applicable, at the meeting and (C) complies with the notice and other provisions of the Proposed Bylaws. Persons nominated for election to the board of directors of ProKidney Delaware by stockholders in accordance with the applicable sections of the Proposed Bylaws are referred to as “Stockholder Nominees.” A stockholder nominating persons for election to the board of directors is referred to as the “Nominating Stockholder.”
The Proposed Bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of ProKidney Delaware and, in the case of proposed business, any such proposed business must constitute a proper matter for stockholder action. To be timely, the notice must be delivered personally or mailed to, and received at, the principal executive offices of ProKidney Delaware, addressed to the secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or deferral of any annual meeting of stockholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Special Meeting of Stockholders Notice Requirements
If the election of directors is included as business to be brought before a special meeting in ProKidney Delaware’s notice of meeting, then nominations of persons for election to the board of directors at a special meeting of stockholders may be made (i) by or at the direction of the Board or any committee thereof or (ii) by a stockholder who (a) was a stockholder of record of ProKidney Delaware when the notice required by the Proposed Bylaws is delivered to the secretary of ProKidney Delaware and at the time of the meeting, (b) is entitled to vote for the election of directors at the meeting and (c) complies with the notice and other provisions of the Proposed Bylaws. The required notice, to be timely, must be delivered personally or mailed to and received at the executive offices of ProKidney Delaware, addressed to the attention of the secretary, by no earlier than one hundred and twenty (120) days before and no later than the later of ninety (90) days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or public disclosure.
Additional Stockholder Notice Requirements
Any stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) Stockholder Information (as defined below) with respect to each Nominating Stockholder and Stockholder Associated Person (as defined in the Proposed Bylaws) (B) a representation to ProKidney Delaware that each Nominating Stockholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (C) all information regarding each Stockholder Nominee or Stockholder Associated Person, in each case, that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation, Rule 14a-19 under the Exchange Act (including a corresponding provision or successor rule); (D) the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by certain sections of the Proposed Bylaws; (E) a description of related party transactions and other information that would be required to be disclosed pursuant to federal securities law, including Rule 404 promulgated under Regulation S-K of the Securities Act (or any successor provision) if the Nominating Stockholder or the Stockholder Associated Person were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant; (F) Stockholder Information with respect to any stock or other interests of ProKidney Delaware held by the Nominating Stockholder’s immediate family members; (G) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Nominating Stockholder and each Stockholder Associated Person, or they may incorporate a Schedule 13D or amendment that has been filed under the Exchange Act by reference (G) a representation to ProKidney Delaware as to whether each Nominating Stockholder intends (x) to deliver a proxy statement and form of proxy to holders of at least the percentage of ProKidney Delaware’s outstanding capital stock required to approve the nomination or (y) otherwise to solicit proxies from stockholders in support of such nomination; (H) all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and (I) a representation by the Nominating Stockholder as to the accuracy of the information set forth in the notice; and (ii) as to any other business that the stockholder proposes to bring before the meeting, (A) Stockholder Information of the stockholder proposing business (the “Proponent”) and any Stockholder Associated Person; (B) a representation to ProKidney Delaware that each Proponent is a holder of record of stock of ProKidney Delaware entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such stockholder business; (C) a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the meeting; (D) any material interest of each Proponent and any Stockholder Associated Person in such business; (C) a representation to ProKidney Delaware as to whether the Proponent intends (x) to deliver a proxy statement and form of proxy to holders of at least the percentage of ProKidney Delaware’s outstanding capital stock required to approve or adopt such business or (y) otherwise to solicit proxies from the stockholders in support of such business; (E) all other information that would be required to be filed with the SEC if the Proponent or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and (F) a representation and covenant for the benefit of ProKidney Delaware that the Proponents shall provide any other information reasonably requested by ProKidney Delaware.
In addition, any stockholder’s notice to the secretary must include the following information: (i) the name and record address of each Proponent, as they appear on ProKidney Delaware’s books; (ii) the name and address of any Stockholder Associated Person; (iii) as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, relating to or in connection with such business between or among the Proponent, on the one hand, and any Stockholder Associated Person or any other person or entity (including their names), (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into or is held, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of ProKidney Delaware or with a value derived in whole or in part from the value or decrease in value of any class or series of stock of ProKidney Delaware, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of ProKidney Delaware or otherwise (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or Stockholder Associated Person has a right to vote any shares of stock of ProKidney Delaware, (F) any rights to dividends on the stock of ProKidney Delaware owned beneficially by the Proponent or Stockholder Associated Person that are separated or separable from the underlying stock of ProKidney Delaware, (G) any proportionate interest in stock of ProKidney Delaware or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that the Proponent or Stockholder Associated Person is entitled to based on any increase or decrease in the value of stock of ProKidney Delaware or derivatives thereof, if any, as of the date of such notice (the information specified above in (i)-(iii) is referred to herein as “Stockholder Information”) provided however, the Proponent is only required to disclose any such agreement or understanding only to the extent known to, or to the extent such matters should be know after the exercise of reasonable diligence, by any Proponent.
The Proponents shall also provide any other information reasonably requested by ProKidney Delaware within ten (10) business days after such request. In addition, the Proponent shall further update and supplement the information provided to ProKidney Delaware in the notice of business or upon ProKidney Delaware’s request as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of five (5) business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the principal executive offices of ProKidney Delaware, addressed to the secretary, by no later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two (2) business days before the date of the meeting (in the case of an update and supplement required to be made as of five (5) business days before the meeting and adjournment or postponement thereof).
With respect to stockholder nominations of directors for election to the Board, the Nominating Stockholders shall further update and supplement the information provided to ProKidney Delaware in their notice or upon ProKidney Delaware’s request as needed, so that such information shall be true and correct as of the record date for the meeting. Such update and supplement must be delivered personally or mailed to, and received at, the principal executive offices of ProKidney Delaware, addressed to the secretary, by no later than ten (10) business days after the record date for the meeting. In addition, the Nominating Stockholder shall deliver to ProKidney Delaware, not later than six (6) business days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof, reasonable evidence that it has complied with the requirements of Rule 14a-19.

Director Nominee Eligibility Requirements
To be eligible to be a nominee for election or reelection as a director, a person must deliver (in accordance with the time periods prescribed for delivery of notice by the board of directors) to the secretary at the principal executive offices of ProKidney Delaware, a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a director on any issue or question (a “Voting Commitment”) that has not been disclosed to ProKidney Delaware or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a director under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than ProKidney Delaware with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of ProKidney Delaware that are applicable to directors.
General
The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought or a nomination was not made, as the case may be, in accordance with the foregoing procedures prescribed by the proposed bylaws, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and the defective nomination shall be disregarded, as the case may be. If the stockholder (or a qualified representative of the stockholder) does not appear at the applicable stockholder meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by ProKidney Delaware. To be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of our corporate secretary. Following the domestication, such communications should be sent to the same address. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Akin Gump Strauss Hauer & Feld LLP have passed upon the validity of the securities of ProKidney Delaware offered by this proxy statement/prospectus. Akin Gump Strauss Hauer & Feld LLP, tax counsel for ProKidney, have passed upon certain U.S. federal income tax consequences of the domestication for ProKidney.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
ProKidney has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ProKidney files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ProKidney at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ProKidney has been supplied by ProKidney.
Incorporation by Reference of Certain of ProKidney’s Filings with the SEC
The SEC allows ProKidney to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus, which means that ProKidney can disclose important information to you by referring you to other documents that ProKidney has filed separately with the SEC. You should read any information incorporated by reference because it is an important part of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the ProKidney documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by ProKidney with the SEC:
•	ProKidney’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 17, 2025;
•	ProKidney’s Current Report on Form 8-K, filed with the SEC on January 21, 2025; and
•
The description of ProKidney’s ordinary shares contained in ProKidney’s Registration Statement on Form 8-A, filed with the SEC on June 29, 2021, including any amendment or report filed for the purpose of updating such description.

This proxy statement/prospectus also incorporates by reference any additional filings that ProKidney makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the annual meeting, and thereafter until the consummation of the domestication (other than those documents or the portions of those documents furnished, including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Any statement contained in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also, or is deemed to be, incorporated by reference into this proxy statement/prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this proxy statement/prospectus, except as modified or superseded.

DELINQUENT SECTION 16(A) REPORTS
Our records reflect that all reports which were required to be filed with the SEC pursuant to Section 16(a) of the Exchange Act, were filed on a timely basis, except that two statements of changes in beneficial ownership of securities were filed late by each of Darin Weber and Control Empresarial de Capitales S.A. de C.V. Additionally, one initial statement of beneficial ownership of securities was filed late by Aaron Cowen.
CODE OF ETHICS AND BUSINESS CONDUCT
We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website at https://investors.prokidney.com/corporate-governance/governance-overview. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K.
We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendment or waiver is then permitted by Nasdaq Listing Rules.
OTHER MATTERS
The Board knows of no other business which will be presented to the annual general meeting. If any other business is properly brought before the annual general meeting, proxies will be voted in accordance with the judgment of the persons named therein.
THE BOARD OF DIRECTORS
Winston-Salem, North Carolina
[•], 2025

ANNEXES

Annex A - Existing Organizational Documents
Annex B - Form of Certificate of Incorporation of ProKidney Delaware
Annex C - Form of By-Laws of ProKidney Delaware
Annex D - Form of Certificate of Corporate Domestication of ProKidney Corp.

Annex A
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PROKIDNEY CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED JULY 11, 2022 AND
EFFECTIVE ON JULY 11, 2022)
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
PROKIDNEY CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED JULY 11, 2022 AND
EFFECTIVE ON JULY 11, 2022)
1	The name of the Company is ProKidney Corp.
2
The Registered Office of the Company shall be at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.
5
The share capital of the Company is US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
PROKIDNEY CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED JULY 11, 2022 AND
EFFECTIVE ON JULY 11, 2022)
1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”
in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination Agreement”	means the Business Combination Agreement dated 18 January 2022 between the Company and the Partnership.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B PMEL RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B PMEL RSRs”

“Class B Series 1 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 1 RSRs”.

“Class B Series 2 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 2 RSRs”.

“Class B Series 3 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 3 RSRs”.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Common Units”	means the units of the Partnership designated as “Common Units” pursuant to the Partnership Agreement.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

“Directors”	means each of the members of the board of directors of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Earnout Participants”	means such persons as are entitled to receive Class B Series 1 RSRs, Class B Series 2 RSRs and Class B Series 3 RSRs on the terms and subject to the conditions of the Business Combination Agreement.

“Effective Date”	means July 11, 2022.

“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Exchange Agreement”	means the Exchange Agreement dated the Effective Date among the Company, the Partnership acting through its General Partner and certain holders of interests in the Partnership party thereto.

“General Partner”	means ProKidney Corp. GP Limited.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”
means a person appointed to hold an office in the Company, which Officers may consist of a chairman, a chief executive officer, a president, a chief operating officer, a chief financial officer, a director of research, vice presidents, a secretary, assistant secretaries, a treasurer and such other offices as may be determined by the board of directors of the Company.

“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Paired Interest”	means one Common Unit together with one Class B Share, subject to adjustment pursuant to the Partnership Agreement.

“Partnership”	means ProKidney LP, a limited partnership organized under the laws of Ireland.

“Partnership Agreement”
means the Second Amended and Restated Limited Partnership Deed of the Partnership, by and among the General Partner, the other Post-Combination Partnership Partners and the other persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“PMEL Post-Combination Company Unitholders”	means such persons as are entitled to receive Class B PMEL RSRs on the terms and subject to the conditions of the Business Combination Agreement.

“Post-Combination Partnership Partners”	means holders of Common Units that are party to the Partnership Agreement from time to time.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Restricted Stock Rights”	means the Class B Series 1 RSRs, the Class B Series 2 RSRs, the Class B Series 3 RSRs and the Class B PMEL RSRs.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1
Subject to Article 3.2, Article 3.3, Article 3.4, the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2
The Company may from time to time issue Class A Shares on the terms and subject to the conditions set forth in the Exchange Agreement. The Company shall at all times reserve and keep available out of its authorised but unissued share capital, such number of Class A Shares as may be issued upon any exchange pursuant to and in accordance with the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange Agreement by the sale of Class A Shares which are held in the treasury of the Company or are held by any of its subsidiaries or by the issuance/sale of purchased Class A Shares (which may or may not be held in the treasury of the Company or held by any of its subsidiaries), or by delivery of cash in accordance with the Exchange Agreement.
3.3
All Class A Shares that may be issued upon any such exchange pursuant to the Exchange Agreement shall, upon issuance, be validly issued, fully paid and non-assessable. All Class B Shares corresponding to the Class A Shares issued upon any such exchange shall automatically and without further action on the part of the Company or any holder of such Class B Shares be forfeited to the Company and cancelled upon such an Exchange.

3.4
To the extent Common Units are issued pursuant to the Partnership Agreement at any time and from time to time to any person other than the Company or a wholly-owned subsidiary of the Company, the Company shall issue an equivalent number of Class B Shares at par value to the same person to which such Common Units are issued.

3.5
Subject to Article 19, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.6
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.7	The Company shall not issue Shares to bearer.
4	Class A Shares
4.1	Class A Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.
4.2
In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, the Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive all the remaining assets of the Company available for distribution to the Members, ratably in proportion to the number of Class A Shares held by them.

4.3
Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive such dividends and other distributions (payable in cash, property or shares of the Company) when, as and if declared thereon by the Directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

5	Class B Shares
5.1	Class B Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.
5.2
In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Class B Shares shall be entitled, pari passu with the holders of Class A Shares, to an amount equal to the capital paid up on such Class B Shares. Class B Shares shall not carry any other right to participate in the profits or assets of the Company.

5.3
Class B Shares shall not carry the right to receive dividends or other distributions, and dividends and other distributions shall not be declared or paid on the Class B Shares, except by way of issue of further Class B Shares as a result of capitalisation pursuant to Article 42.

5.4
Class B Shares shall automatically and without further action on the part of the Company or any holder of such Class B Share be forfeited and cancelled on the terms and subject to the set forth in the Exchange Agreement.

6	Register of Members
6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
6.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date
7.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

7.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares
8.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.
9	Transfer of Shares
9.1
Subject to the terms of the Articles, including Article 9.2, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

9.2
No holder of Class B Shares may transfer Class B Shares to any person unless such holder at the same time transfers a corresponding number of Common Units to the same person and otherwise in accordance with the provisions of the Partnership Agreement. If any outstanding Class B Share ceases to be held by a holder of the corresponding Common Unit such Class B Share shall automatically and without further action on the part of the Company or any holder of such Class B Share be forfeited to the Company for no consideration and cancelled.

9.3
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares
10.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

10.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 10 shall not require further approval of the Members.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
10.4	The Directors may accept the surrender for no consideration of any fully paid Share.
11	Treasury Shares
11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares
12.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have an adverse effect upon such rights (it being noted that a variation to the rights attached to the Class B Shares shall be deemed to be an adverse variation to rights attached to the Class A Shares); otherwise, any such variation shall be made only with the consent in writing of the holders of not less than three fourths of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than three fourths of the issued Shares of that class at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have an adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more persons holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

13	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
14	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
15	Lien on Shares
15.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

15.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.
15.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares
16.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
16.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
16.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares
17.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6
The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18	Transmission of Shares
18.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Restricted Stock Rights
19.1
The Company has issued Restricted Stock Rights to certain Earnout Participants and PMEL Post-Combination Company Unitholders on the terms and subject to the conditions set forth in the Business Combination Agreement. At such time and from time to time if and as Restricted Stock Rights vest, the Company shall issue one Class B Share in satisfaction of its obligations in respect of each such Restricted Stock Right to the Earnout Participants or PMEL Post-Combination Company Unitholders, as applicable, on the terms and subject to the conditions set forth in the Business Combination Agreement and without the need for further action on the part of Company or any Earnout Participant or PMEL Post-Combination Company Unitholder, as applicable, and the Company shall forthwith on the issue of such Class B Shares enter the relevant Earnout Participant or PMEL Post-Combination Company Unitholder, as applicable, in the Register of Members as the holder of such Class B Shares.

19.2
No Holder of Restricted Stock Rights shall have any right as a Member (including any right to attend meetings, vote, or receive any dividend, distribution or other payment of any kind in respect of its Restricted Stock Rights, or any Class B Shares issuable in respect thereof), in each case, unless and until such Class B Shares have been issued and recorded on the Register of Members.

20	Amendments of Memorandum and Articles of Association and Alteration of Capital
20.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

20.2
All new Shares created in accordance with the provisions of this Article 20 shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

20.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
21	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

22	General Meetings
22.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
22.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

22.3
The Directors, the chief executive officer or the chairman of the board of directors of the Company may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

22.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors of the Company with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

23	Notice of General Meetings
23.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95 per cent in par value of the Shares giving that right.

23.2
The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

24	Proceedings at General Meetings
24.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares entitled to vote at a general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum.

24.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

24.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

24.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of directors of the Company shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.8
When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.9
If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

24.10
When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

24.11	A resolution put to the vote of the meeting shall be decided on a poll.
24.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
24.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
25	Votes of Members
25.1
Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder. The Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 12).

25.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

25.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26	Proxies
26.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

26.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

26.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members
27.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

28	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
29	Directors
29.1
There shall be a board of directors of the Company consisting of not less than one person. Subject to this Article 29.1 and the Business Combination Agreement, the Directors may increase or reduce the limits in the number of Directors.

30	Powers of Directors
30.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors
31.1	Subject to and as otherwise set out in the Articles, including Articles 29.1 and 31.2:
(a)	the Company may by Ordinary Resolution appoint any person to be a Director; and
(b)	a Director shall hold office until such time as they are removed from office by Special Resolution.

31.2
The board of directors of the Company shall consist of three classes, each holding three-year terms, with the term of the first class of Directors expiring at the first annual meeting of the Members following the Effective Date, the term of the second class of Directors expiring at the second annual meeting of Members following the Effective Date and the term of the third class of Directors expiring at the third annual meeting of Members following the Effective Date, and the class into which a Director is to be appointed shall be set out in the resolutions appointing such Director.

31.3
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

32	Vacation of Office of Director
The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors of the Company without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors
33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
33.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
33.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

34	Presumption of Assent
A Director who is present at a meeting of the board of directors of the Company at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
35	Directors’ Interests
35.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers
37.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and its charter and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

37.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment, an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors
39.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal
40.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve
41.1
Subject to the Statute and the Articles and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
41.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.
41.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
43	Books of Account
43.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit
44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
44.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

44.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
44.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices
45.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2	Where a notice is sent by:
(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
45.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up
46.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the Articles and the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members holding Class A Shares in proportion to the par value of the Class A Shares held by them at the commencement of the winding up subject to a deduction from those Class A Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2
If the Company shall be wound up the liquidator may, subject to the Articles and the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members holding Class A Shares in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members holding Class A Shares. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members holding Class A Shares as the liquidator, with the like approval, shall think fit, but so that no Member holding Class A Shares shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance
47.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer, including every former Director and every former Officer prior to the date hereof, (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any)

that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
47.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
49	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
50	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
51	Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
52	Business Opportunities
52.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director who is not also an employee of the Company or its subsidiaries (“Specified Directors”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Specified Director, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, a Specified Director shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member or Director solely by reason of the fact that such Specified Director pursues or acquires such corporate opportunity for himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.
52.2
Notwithstanding anything to the contrary in this Article 52, this Article 52 shall not apply to any potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries presented to a Specified Director expressly in his or her capacity as a director of the Company or any of its subsidiaries.

52.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article is a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex B
CERTIFICATE OF INCORPORATION

of

PROKIDNEY CORP.
The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), does execute this Certificate of Incorporation and hereby certifies as follows:
1. Name. The name of the Corporation is ProKidney Corp. (the “Corporation”).
2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of its registered agent at such address is the Corporation Service Company.
3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
4. Capitalization.
4.1 The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,250,000,000 shares, consisting of: (i) 1,200,000,000 shares of common stock, divided into (a) 700,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”) and (b) 500,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).
4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock, Class A Common Stock, Class B Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Common Stock, Class A Common Stock, Class B Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:
(i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Common Units, pursuant to the Exchange Agreement and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock; and
(ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights.
5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
5.1 Common Stock.
(i) Voting Rights.
(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote or consent thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.
(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, conversion, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, conversion, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is adverse as compared to the Class A Common Stock.
(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(ii) Dividends; Stock Splits or Combinations.
(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine, and shall share equally on a per share basis in such dividends.
(2) Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class B Common Stock.
(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, subdivision of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units. Stock dividends with respect to each class of Common Stock may only be declared and paid with shares of stock of the same class of Common Stock.
(iii) Liquidation. Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of any outstanding series of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu with the holders of outstanding shares of Class B Common Stock, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of the outstanding shares of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Common Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of outstanding shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof (which such payment shall be pari passu with the holders of outstanding shares of Class A Common Stock), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
5.2 Preferred Stock. The Board is hereby expressly authorized, subject to any limitations prescribed by the General Corporation Law, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting powers (whether none, limited or full) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. The powers, including voting powers (whether none, limited or full), preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
6. Class B Common Stock.
6.1 Retirement of Class B Shares. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Common Units to the same person in accordance with the provisions of the LLC Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Common Unit, as set forth in the books and records of ProKidney Holdings, LLC, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired, and any purported transfer of Class B Common Stock which does not include the simultaneous transfer of a corresponding number of such holder’s Common Units to such transferee or is otherwise not in accordance with the LLC Agreement and/or Exchange Agreement, as applicable, shall be null and void and such transferee shall not obtain any rights in and to such shares of Class B Common Stock, nor shall such transferee be recognized by the Corporation’s transfer agent.
6.2 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding Paired Interests, pursuant to the Exchange Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.
6.3 Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Common Units of their right under the Exchange Agreement to exchange Paired Interests for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
6.4 Preemptive Rights. To the extent Common Units are issued pursuant to the LLC Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall to the fullest extent permitted by law be issued to the same Person to which such Common Units are issued at par value.
7. Board of Directors.
7.1 Number of Directors.
(i) Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, initially be eight (8) and (b) thereafter, shall be determined exclusively by one or more resolutions adopted from time to time by the Board. The initial Directors of the Board are listed below:

Pablo Legorreta	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
Bruce Culleton, M.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
Uma Sinha, Ph.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
William F. Doyle	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
Alan M. Lotvin, M.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
Brian J. G. Pereira, M.D.	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
Jennifer Fox	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103
José Ignacio Jiménez Santos	c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103

(ii) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors of the Corporation fixed pursuant to Section 7.1(i) hereof shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such directorship terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly, but in no case to less than the number of directors fixed pursuant to Section 7.1(i) hereof.
7.2 Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, apportioned to consist of, as nearly as possible, one-third of the total number of directors, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the effective time of this Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the effective time of this Certificate of Incorporation; and Class III Directors shall initially serve until the third annual meeting of stockholders following the effective time of this Certificate of Incorporation. Each Director of each class, the term of which shall then expire, shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned to consist of, as nearly as possible, one-third of the total number of directors in the sole discretion of the Board. As of the effective time of this Certificate of Incorporation, (i) the Class I Directors are William F. Doyle, Alan M Lotvin, M.D., Brian J.D. Pereria, M.D., (ii) the Class II Directors are Jennifer Fox and José Ignacio Jiménez Santos and (iii) the Class III Directors are Bruce Culleton, M.D., Pablo Legoretta and Uma Sinha, Ph.D. In the event of any change in the number of directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes so that each class is apportioned to consist of, as nearly as possible, one-third of the total number of directors in each class, as determined necessary in the sole discretion of the Board. In no event will a decrease in the number of Directors shorten the term of any Director then in office.
7.3 Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. In no event will a decrease in the number of Directors shorten the term of any Director then in office.
7.4 Removal of Directors. Subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
8. Meetings of Stockholders.
8.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the consent or consents (setting forth the action so taken) of the holders of the outstanding shares of Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consenting together as a single class in lieu of a duly called annual or special meeting of holders of Class B Common Stock; provided, further, that any action required or permitted to be taken by the holders of any or all series of Preferred Stock voting separately as a series of Preferred Stock or separately as a class of Preferred Stock (including with respect to any such action specified in the Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock) may be effected by the consent or consents (setting forth the action so taken), of the holders of outstanding shares of the relevant class or series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
8.2 Meetings of Stockholders.

(i) An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, or, if so determined by the Board in its sole discretion, at no place (but rather by means of remote communication), as the Board shall determine from time to time.
(ii) Subject to any special rights of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting, and the Board shall have exclusive authority to determine the business included in such notice pursuant to the procedures provided in the By-laws. Subject to applicable law, the chairperson of the Board, the chief executive officer or the Board may postpone, reschedule or cancel any special meeting of the stockholders previously called by such persons. The ability of holders of Common Stock to call a special meeting of the stockholders is hereby specifically denied.
(iii) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.
8.3 No Cumulative Voting; Election of Directors by Written Ballot. There shall be no cumulative voting in the election of Directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.
9. Indemnification.
9.1 Limited Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
9.2 Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) the Directors and officers of the Corporation; provided, however, that the Corporation shall not be required to indemnify (or advance expenses to) any Director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (iv) such indemnification is required to be made pursuant to the Corporation’s By-laws. If applicable law is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or an officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article 9 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director or officer under this Article 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
9.3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.
9.4 Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.
10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the By-laws. Any of the foregoing shall require the approval of a majority of the Board. The stockholders shall also have power to make, adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.
11. Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.2, 7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 10, 11, 12 or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 and 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, at a meeting of the stockholders called for that purpose.
12. Forum for Adjudication of Disputes.
12.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Corporation or any current or former Director, officer or other employee of the Corporation arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and/or (F) any action or claim against the Corporation or any current or former Director, officer or other employee of the Corporation governed by the internal affairs doctrine or an “internal corporate claim” as defined in Section 115 of the General Corporation Law, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

12.2 If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
12.3 Notwithstanding the foregoing provisions of this Article 12, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation (including any successor), its officers and Directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
12.4 To the fullest extent permitted by applicable law, any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.
13. Sole Incorporator. The name and mailing address of the sole incorporator of the Corporation is Todd C. Girolamo, c/o 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, NC 27103.
14. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
15. Corporate Opportunity. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the Directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a Director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the Director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
16. Restricted Stock Rights. In connection with the transactions contemplated by the Business Combination Agreement, the Corporation has issued one or more series of restricted stock rights evidencing the right to receive share(s) of Class B Common Stock in the future, the settlement of which is subject to vesting, forfeiture and cancellation for no consideration and other restrictions, in each case, as determined in the Corporation’s sole discretion (“Restricted Stock Rights” and the holder thereof, an “RSR Holder”). Each RSR Holder shall have the economic rights and entitlements in respect of its Restricted Stock Right(s) as determined by the Corporation in its sole discretion; provided that, no RSR Holder shall have any right to receive any dividend, distribution or other payment of any kind with respect its Restricted Stock Right(s) or the share(s) of Class B Common Stock issuable in respect of its Restricted Stock Right(s) upon the achievement of applicable vesting events, in each case, unless and until certain applicable vesting events set forth in the Business Combination Agreement have been achieved, in each case, as determined by the Corporation in its sole discretion.
17. Facts Ascertainable. When the terms of this Certificate of Incorporation refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation upon a request therefor.
18. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:
(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).
(b) “Board” is defined in Section 5.1(ii)(1).
(c) “Business Combination Agreement” means the Business Combination Agreement dated as of January 18, 2022, by and between Social Capital Suvretta Holdings Corp. III (as predecessor-in-interest to the Corporation) and ProKidney LP (as predecessor-in-interest to ProKidney Holdings, LLC).
(d) “By-laws” is defined in Section 7.1.
(e) “Certificate of Incorporation” is defined in the recitals.
(f) “Class A Common Stock” is defined in Section 4.1.
(g) “Class B Common Stock” is defined in Section 4.1.
(h) “Common Stock” is defined in Section 4.1.
(i) “Common Unit” means a unit of limited liability company interest in ProKidney Holdings, LLC designated as a Common Unit pursuant to the LLC Agreement.
(j) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(k) “Corporation” means ProKidney Corp.
(l) “Director” is defined in Section 7.1.
(m) “Enforcement Action” is defined in Section 12.2.
(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o) “Exchange Agreement” means the Exchange Agreement, dated as of [•], 2025, by and among the Corporation, ProKidney Holdings, LLC and certain holders of interests in ProKidney Holdings, LLC party thereto.

(p) “Foreign Action” is defined in Section 12.2.
(q) “General Corporation Law” is defined in Section 3.
(r) “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of ProKidney Holdings, LLC, dated as of [•], 2025, by and among the Corporation, the Post-Combination LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(s) “Paired Interest” means one Common Unit together with one share of Class B Common Stock, subject to adjustment pursuant to the LLC Agreement.
(t) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
(u) “Post-Combination LLC Members” means holders of Common Units that are party to the LLC Agreement from time to time.
(v) “Preferred Stock” is defined in Section 4.1.
(w) “Preferred Stock Directors” is defined in Section 7.1.
(x) “ProKidney Holdings, LLC” means ProKidney Holdings, LLC, a Delaware limited liability company or any successor thereto.
(y) “Restricted Stock Rights” is defined in Section 16.
(z) “RSR Holder” is defined in Section 16.
(aa) “Stock Adjustment” is defined in Section 5.1(ii)(3).
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the incorporator hereinabove named makes and files this Certificate of Incorporation of ProKidney Corp. and does hereby declare and certify that said instrument is his act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this [-] day of [-].

By:
Name:	Todd C. Girolamo
Title:	[Sole Incorporator]

[Signature Page to Certificate of Incorporation]

Annex C
BY-LAWS

of

PROKIDNEY CORP.

(A Delaware Corporation)

[•], 2025

C-i

C-ii

ARTICLE 1
Definitions
As used in these By-laws, unless the context otherwise requires, the term:
“Assistant Secretary” means an Assistant Secretary of the Corporation.
“Assistant Treasurer” means an Assistant Treasurer of the Corporation.
“Board” means the Board of Directors of the Corporation.
“By-laws” means the By-laws of the Corporation, as amended and restated.
“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and restated.
“Chairman” means the Chairman of the Board and includes any Executive Chairman.
“Chief Executive Officer” means the Chief Executive Officer of the Corporation.
“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Corporation” means ProKidney Corp.
“Derivative” is defined in Section 2.02(d)(iii).
“Directors” means the directors of the Corporation.
“electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.
“electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information).
“electronic mail address” means destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, and the rules and regulations promulgated thereunder.
“Executive Chairman” means the Executive Chairman of the Board.
“General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.
“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).
“Nominating Stockholder” is defined in Section 3.03(b).
“Notice of Business” is defined in Section 2.02(c).
“Notice of Nomination” is defined in Section 3.03(c).
“Notice Record Date” is defined in Section 2.04(a).

“Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the General Corporation Law to the contrary notwithstanding.
“President” means the President of the Corporation.
“Proponent” is defined in Section 2.02(d)(i).
“Public Disclosure” is defined in Section 2.02(i).
“SEC” means the Securities and Exchange Commission.
“Secretary” means the Secretary of the Corporation.
“Stockholder Associated Person” is defined in Section 2.02(j).
“Stockholder Business” is defined in Section 2.02(b).
“Stockholder Information” is defined in Section 2.02(d)(iii).
“Stockholder Nominees” is defined in Section 3.03(b).
“Stockholders” means the stockholders of the Corporation.
“Treasurer” means the Treasurer of the Corporation.
“Vice President” means a Vice President of the Corporation.
“Voting Commitment” is defined in Section 3.04.
“Voting Record Date” is defined in Section 2.04(a).
ARTICLE 2
Stockholders
Section 2.01. Place of Meetings. Meetings of Stockholders may be held within or without the State of Delaware, at such place or solely by means of remote communication or otherwise, as may be designated by the Board from time to time. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law.
Section 2.02. Annual Meetings; Stockholder Proposals.
(a) A meeting of Stockholders for the election of Directors and other business properly brought before the meeting pursuant to these By-laws shall be held annually at such date and time as may be designated by the Board from time to time. To the fullest extent permitted by applicable law, the Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.
(b) At an annual meeting of the Stockholders, only business (other than business relating to the nomination or election of Directors, which is governed by Section 3.03) that has been properly brought before the Stockholder meeting in accordance with the procedures set forth in this Section 2.02 shall be conducted. To be properly brought before a meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.02 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.02. Subject to Section 2.02(k), and except with respect to nominations or elections of Directors, which are governed by Section 3.03, Section 2.02(b)(ii) is the exclusive means by which a Stockholder may bring business before a meeting of Stockholders; provided that if Rule 14a-8 of the Exchange Act (or any successor rule) is applicable, a Stockholder may not bring business before any meeting if the Stockholder fails to meet the requirements of such rule. Any business brought before a meeting in accordance with Section 2.02(b)(ii) is referred to as “Stockholder Business.”
(c) Subject to Section 2.02(k), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (i) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a Stockholder meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.
(d) The Notice of Business must set forth:
(i) the name and record address of each Stockholder proposing Stockholder Business (the “Proponent”), as they appear on the Corporation’s books;
(ii) the name and address of any Stockholder Associated Person;
(iii) as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, relating to or in connection with such Stockholder Business between or among the Proponent, on the one hand, and any Stockholder Associated Person or any other person or entity (including their names), (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into or is held, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation or with a value derived in whole or in part from the value or decrease in value of any class or series of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or Stockholder Associated Person has a right to vote any shares of stock of the Corporation, (F) any rights to dividends on the stock of the Corporation owned beneficially by the Proponent or Stockholder Associated Person that are separated or separable from the underlying stock of the Corporation, (G) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that the Proponent or Stockholder Associated Person is entitled to based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice; provided however, for the avoidance of doubt, this Section 2.02(d)(iii) requires a Proponent to disclose any such agreement or understanding only to the extent known to, or to the extent such matters should be known after the exercise of reasonable diligence by, any Proponent. The information specified in Section 2.02(d)(i) to (iii) is referred to herein as “Stockholder Information”;
(iv) Stockholder Information with respect to any stock or other interests of the Corporation held by the spouse, children (including stepchildren), siblings, parents-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law (collectively, immediate family members”) of the Proponent;
(v) a representation to the Corporation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business;

(vi) a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;
(vii) any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;
(viii) a representation to the Corporation as to whether the Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from the Stockholders in support of such Stockholder Business;
(ix) all other information that would be required to be filed with the SEC if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and
(x) a representation and covenant for the benefit of the Corporation that the Proponents shall provide any other information reasonably requested by the Corporation.
(e) The Proponents shall also provide any other information reasonably requested by the Corporation within ten (10) business days after such request.
(f) In addition, the Proponent shall further update and supplement the information provided to the Corporation in the Notice of Business or upon the Corporation’s request pursuant to Section 2.02(e) as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of five (5) business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two (2) business days before the date for the meeting (in the case of the update and supplement required to be made as of five (5) business days before the meeting or any adjournment or postponement thereof).
(g) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.02, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(h) If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.02, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.
(i) “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor provision).
(j) “Stockholder Associated Person” means, with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder, (ii) any immediate family member of such Stockholder, and (iii) any affiliate or associate (as such terms are defined in Rule 12b-2 of the Exchange Act) of such Stockholder.
(k) The notice requirements of this Section 2.02 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act (or any successor provision) and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.02 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.
Section 2.03. Special Meetings. Special meetings of the Stockholders may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the Stockholders shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of Stockholders shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the Board shall have exclusive authority to determine the business included in such notice. To the fullest extent permitted by law, the Chairman, the Chief Executive Officer or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.
Section 2.04. Record Date.
(a) For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) or less than ten (10) days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than ten (10) days after the date on which the resolution fixing the record date was adopted by the Board. For the purposes of determining the Stockholders entitled to (i) receive payment of any dividend or other distribution or allotment of any rights, (ii) exercise any rights in respect of any change, conversion or exchange of stock or (iii) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) days prior to such action.
(b) If no such record date is fixed:
(i) the record date for determining Stockholders entitled to notice of, and to vote at, a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(ii) the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and when prior action by the Board is required by applicable law, the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board adopts the resolution taking such prior action;
(iii) the record date for determining the Stockholders entitled to (A) receive payment of any dividend or other distribution or allotment of any rights, (B) exercise any rights in respect of any change, conversion or exchange of stock or (C) take any other lawful action shall be at the close of business on the day on which the Board adopts the resolution relating thereto; and
(iv) when a determination of Stockholders of record entitled to notice of, or to vote at, any meeting of Stockholders has been made as provided in this Section 2.04, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.
Section 2.05. Notice of Meetings of Stockholders. Whenever, under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting; the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the Voting Record Date, if such date is different from the Notice Record Date; and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these By-laws or applicable law, notice of any meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. Such notice may be given in any manner permitted by applicable law An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.05 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 2.06. Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the person entitled to said notice, in writing signed by the person, or by electronic transmission, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice to the full extent permitted by law. If such waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the person waiving notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.
Section 2.07. List of Stockholders. The Corporation shall prepare at least ten (10) days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list may be examined by any Stockholder for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law, provided that the information required to gain access to such list is provided with the notice of the meeting. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.
Section 2.08. Quorum of Stockholders; Adjournment. Except as otherwise provided by these By-laws, and subject to the rights of the holders of any series of Preferred Stock of the Corporation or as otherwise provided by law, at each meeting of Stockholders, annual or special, the presence in person or by proxy of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by a class or series of classes of shares is required, a quorum shall consist of no less than a majority of the voting power of all outstanding shares of stock of such class or series of classes, as applicable. In the absence of a quorum or for any other reason (including to address technical failures to convene or continue a meeting using remote communication), either the person presiding at the meeting pursuant to Section 2.11 or the holders of a majority in voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, may adjourn such meeting to another time and place or to take place by remote communication. Notice need not be given of any such adjourned meeting if the time, date and place, if any, and the means of remote communications, if any, thereof are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable Stockholders and proxyholders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of the meeting. If the time, date and place, if any, thereof, and the means of remote communication, if any, by which the Stockholders and the proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, displayed, during the time scheduled for the meeting, on the same electronic network used to enable Stockholders and proxyholders to participate in the meeting by means of remote communication, or set forth in the notice of the meeting, and the adjournment is for less than thirty (30) calendar days, no notice need be given of any such adjourned meeting. If the adjournment is for more than thirty (30) calendar days or if after the adjournment a new record date for determining Stockholders entitled to vote at the adjourned meeting is fixed for the adjourned meeting, then notice shall be given to each Stockholder entitled to vote at the meeting. At the adjourned meeting, the Stockholders may transact any business that might have been transacted at the original meeting.
Section 2.09. Voting; Proxies. Unless otherwise provided by the General Corporation Law or in the Certificate of Incorporation, every Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock held by such Stockholder which has voting power upon the matter in question. At any meeting of Stockholders, all matters other than the election of Directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. Subject to the rights of the holders of any series of Preferred Stock of the Corporation and except as otherwise provided by the General Corporation Law or in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors, Directors shall be elected by a plurality of voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.
Section 2.10. Voting Procedures and Inspectors at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.
Section 2.11. Conduct of Meetings. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the Chairman or, in the absence of the Chairman, the Chief Executive Officer or, in the absence of the Chairman and the Chief Executive Officer, the President or, if there is no Chairman, Chief Executive Officer or President, or if they are absent, a Vice President and, in the case that more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President present), shall preside over the meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn (pursuant to

Section 2.08) and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting. To the extent permitted by applicable law, meetings of Stockholders may be conducted by remote communications, including by webcast.
Section 2.12. Order of Business. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.
ARTICLE 3
Directors
Section 3.01. General Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
Section 3.02. Classes of Directors; Term of Office. Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, following the adoption of these By-laws, the Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of Stockholders following the effectiveness of the Certificate of Incorporation, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual meeting of Stockholders following the effectiveness of the Certificate of Incorporation, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual meeting of Stockholders following the effectiveness of the Certificate of Incorporation, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual meeting of Stockholders, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Section 3.02, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.
Section 3.03. Nominations of Directors.
(a) Subject to Section 3.03(k), only persons who are nominated in accordance with the procedures set forth in this Section 3.03 are eligible for election as Directors.
(b) Nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.03 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote for the election of Directors at the meeting and (C) complies with the notice and other provisions of this Section 3.03. Subject to Section 3.03(k), Section 3.03(b)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with Section 3.03(b)(ii) are referred to as “Stockholder Nominees.” A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder.”
(c) Subject to Section 3.03(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary, by the following dates:
(i) in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (A) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than one hundred and twenty (120) days before such annual meeting and (2) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure; and
(ii) in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than one hundred and twenty (120) days before and no later than the later of ninety (90) days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or Public Disclosure.
(d) Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.
(e) In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.
(f) The Notice of Nomination shall set forth:
(i) the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person;
(ii) a representation to the Corporation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;
(iii) all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act (or any successor provision), and the rules and regulations promulgated thereunder, including without limitation, Rule 14a-19 under the Exchange Act (including a corresponding provision or successor rule, “Rule 14a-19”);
(iv) the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.04;
(v) a description of all related party transactions and other information that would be required to be disclosed pursuant to federal securities law, including Rule 404 promulgated under Regulation S-K under the Securities Act of 1933 (or any successor provision) if the Nominating Stockholder or the Stockholder Associated Person were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;
(vi) Stockholder Information with respect to any stock or other interests of the Corporation held by the Nominating Stockholder’s immediate family members;
(vii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Nominating Stockholder and each Stockholder Associated Person, if any; provided, however, that if a Schedule 13D or amendment has been filed under the Exchange Act and the rules and regulations promulgated thereunder by any such Nominating Stockholder or Stockholder Associated Person containing all such information, then a statement in the Nominating Stockholder’s notice incorporating such Schedule 13D, as amended, by reference shall be sufficient for purposes of the disclosure required by this Section 3.03(f)(vi).
(viii) a representation to the Corporation as to whether each Nominating Stockholder intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from Stockholders in support of such nomination;
(ix) all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and
(x) a representation by the Nominating Stockholder as to the accuracy of the information set forth in the Notice of Nomination.
(g) The Corporation may also, as a condition to any such nomination being deemed properly brought before a meeting of stockholders, require any Nominating Stockholder or any Stockholder Nominee to deliver to the Secretary, within five (5) business days of any such request, such other information as may reasonably be requested by the Corporation, including (1) such other information as may be reasonably required by the Board, in its sole discretion, to determine (A) the eligibility of such Stockholder Nominee to serve as a Director, and (B) whether such proposed Stockholder Nominee qualifies as an “independent director” or “audit committee financial expert,” or otherwise meets heightened standards of independence, under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (2) such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the qualifications and independence, or lack thereof, of such proposed Stockholder Nominee.
(h) In addition, the Nominating Stockholders shall further update and supplement the information provided to the Corporation in the Notice of Nomination or upon the Corporation’s request pursuant to Section 3.03(g) as needed, so that such information shall be true and correct as of the record date for the meeting. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than ten (10) business days after the record date for the meeting. In addition, the Nominating Stockholder shall deliver to the Corporation not later than six (6) business days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19.
(i) In addition, any Nominating Stockholder that provides notice pursuant to Rule 14a-19(b) shall notify the Secretary within two (2) business days of any change in such shareholder’s intent to solicit proxies from the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

(j) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that the nomination was not made in accordance with the procedures set forth in this Section 3.03, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.
(k) If the Stockholder (or a qualified representative of the Stockholder) does not appear at the applicable Stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.03, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.
(l) Nothing in this Section 3.03 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.
Section 3.04. Nominee and Director Qualifications. Unless the Board determines otherwise, to be eligible to be a nominee for election or reelection as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice by the Board) to the Secretary at the Office of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors.
Section 3.05. Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. If no such specification is made, the resignation shall be deemed effective at the time of delivery of the resignation to the Corporation. When one or more Directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.
Section 3.06. Compensation. Each Director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such amount per annum or such fees (payable in cash or equity) for attendance at Directors’ meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in connection with the performance of his or her duties. Each Director who shall serve as a member of any committee of Directors in consideration of serving as such shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in the performance of his or her duties. Nothing contained in this Section 3.06 shall preclude any Director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.

Section 3.07. Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places within or without the State of Delaware as may be determined from time to time by the Board or its Chairman.
Section 3.08. Special Meetings. Special meetings of the Board may be held at such times and at such places within or without the State of Delaware as may be determined by the Chairman, or the Chief Executive Officer on at least twenty-four (24) hours’ notice to each Director given by one of the means specified in Section 3.11 hereof other than by mail, or on at least three (3) days’ notice if given by mail.
Section 3.09. Telephone/Electronic Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
Section 3.10. Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
Section 3.11. Notice Procedure. Subject to Section 3.08 and 3.12 hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail or electronic mail addressed to such Director at such Director’s address or electronic mail address, as applicable, as it appears on the records of the Corporation, facsimile or by other means of electronic transmission.
Section 3.12. Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, in writing signed by the Director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.
Section 3.13. Organization. At each meeting of the Board, the Chairman or, in the absence of the Chairman, the Chief Executive Officer or, in the absence of the Chief Executive Officer, another Director selected by the Board, shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
Section 3.14. Quorum of Directors. The presence in person of a majority of the total members of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.
Section 3.15. Action by Majority Vote. Except as otherwise expressly required by these By-laws, or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.
Section 3.16. Action Without Meeting. Unless otherwise restricted by these By-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, unanimously consent thereto in writing or by electronic transmission. After such action is taken, the consent or consents shall be filed with the minutes of proceedings of the Board or committee.
Section 3.17. Chairman. The Chairman, if appointed and when present, shall preside at all meetings of the Stockholders and the Board. The Chairman shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

ARTICLE 4
Committees of the Board
The Board may, by resolution, designate one or more committees, including, without limitation, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and each committee shall consist of one or more of the Directors of the Corporation. The Board may, by resolution, adopt charters for one or more of such committees. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, and to the extent provided in the resolution of the Board designating such committee or the charter for such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. The Board may remove any Director from any committee at any time, with or without cause. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article 3.
ARTICLE 5
Officers
Section 5.01. Positions; Election. The Board may from time to time elect officers of the Corporation, which may include a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and any other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such officers and to prescribe their respective terms of office, authorities and duties. Any number of offices may be held by the same person. Should the Corporation or any of its subsidiaries enter into any management services or similar agreement with another entity (each as may be amended, supplemented, restated or replaced from time to time), the officers of the Corporation may be the officers or employees of such entity to the extent permitted by applicable law.
Section 5.02. Term of Office. Each officer of the Corporation shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or, in the case of appointed officers, by any elected officer upon whom such power of appointment shall have been conferred by the Board. The election or appointment of an officer shall not of itself create contract rights.
Section 5.03. Chief Executive Officer. The Chief Executive Officer shall have general supervision over, and direction of, the business and affairs of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer shall preside at all meetings of the Stockholders and at all meetings of the Board at which the Chairman is not present. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the

Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may be determined from time to time by the Board.
Section 5.04. President. The President shall have duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) or the Board and subject to the control of the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) and the Board in each case. The President shall preside at all meetings of the Stockholders at which the Chairman, and the Chief Executive Officer are not present. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.
Section 5.05. Vice Presidents. Vice Presidents shall have the duties incident to the office of Vice President and any other duties that may from time to time be assigned to the Vice President by the Chief Executive Officer, the President or the Board. A Vice President shall preside at all meetings of the Stockholders at which the Chairman, the Chief Executive Officer and the President are not present. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.
Section 5.06. Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board or the Chief Executive Officer, or if no Chief Executive officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these By-laws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
Section 5.07. Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary or an Assistant Secretary shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Executive Chairman, Chief Executive Officer, President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board, the Chief Executive Officer or the President.
Section 5.08. Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the Chief Executive Officer, the President or the Board, whenever the Chief Executive Officer, the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.
Section 5.09. Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board, the Chief Executive Officer or the President.
ARTICLE 6
General Provisions
Section 6.01. Certificates Representing Shares. The shares of stock of the Corporation may be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares are represented by certificates (if any), such certificates shall be in the form approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
Section 6.02. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.
Section 6.03. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 6.04. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method or 1 or more electronic networks or databases (including 1 or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, in the manner required by the General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.
Section 6.05. Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.
Section 6.06. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.
Section 6.07. Amendments. These By-laws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the General Corporation Law.

Section 6.08. Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
ARTICLE 7
Indemnification
Section 7.01. Directors and Officers. The Corporation shall indemnify its Directors and officers to the extent not prohibited by the General Corporation Law or any other applicable law; provided, however, that the Corporation shall not be required to indemnify any Director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under Section 7.04.
Section 7.02. Employees and Other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the General Corporation Law or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person except officers to such officers or other persons as the Board shall determine, to the extent permitted by applicable law.
Section 7.03. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or officer, of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another Corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any Director or officer in connection with such proceeding provided, however, that if the General Corporation Law requires, an advancement of expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, no advance shall be made by the Corporation to an officer of the Corporation in connection with any proceeding (or part thereof) initiated by such person unless (i) such advance is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such advancement is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (iv) such advance is required to be made under Section 7.04.
Section 7.04. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to Directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the Director or officer. Any right to indemnification or advances granted by this section to a Director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a Director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board, independent legal counsel or its Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a Director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the Director or officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.
Section 7.05. Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its Directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law, or by any other applicable law.
Section 7.06. Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a Director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 7.07. Insurance. To the fullest extent permitted by the General Corporation Law or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
Section 7.08. Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any Director, officer, employee or other agent of the Corporation.
Section 7.09. Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each Director and officer to the full extent under any other applicable law.
Section 7.10. Certain Definitions. For the purposes of this Article 7, the following definitions shall apply:
(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(c) The term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

(d) References to a “Director,” “ “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.
(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this section.

Annex D
CERTIFICATE OF CORPORATE DOMESTICATION
OF PROKIDNEY CORP.
Pursuant to Section 388
of the General Corporation Law of the State of Delaware
ProKidney Corp., presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:
1.	The Company was first incorporated on February 25, 2021 under the laws of the Cayman Islands.
2.	The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was “ProKidney Corp.”
3.
The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “ProKidney Corp.”

4.
The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5.
The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.
All provisions of the plan of domestication adopted by the Company have been approved in accordance with all applicable laws of the Cayman Islands and Section 388(l) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this [•] day of [•], 2025.

PROKIDNEY CORP., a Cayman Islands exempted company limited by shares

By:
Name:[•]
Title:[•]

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of directors and officers.
The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their fraud, dishonesty or willful default, or for the consequences of committing a crime. ProKidney’s second amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, ProKidney has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description
3.1	Second Amended and Restated Memorandum and Articles of Association (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement).
3.2	Form of Certificate of Incorporation of ProKidney Delaware (included as Annex B to the proxy statement/prospectus that forms a part of this Registration Statement).
3.3	Form of Bylaws of ProKidney Delaware (included as Annex C to the proxy statement/prospectus).
3.4
Form of Certificate of Corporate Domestication of ProKidney Corp. to be filed with the Secretary of State of the State of Delaware (included as Annex D to the proxy statement/prospectus that forms a part of this Registration Statement)

4.1	Form of Stock Certificate for Class A Common Stock ProKidney Delaware
4.2	Form of Stock Certificate for Class B Common Stock for ProKidney Delaware
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered
8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to certain tax matters of the securities being registered
21.1	Subsidiaries of ProKidney
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibits 5.1 and 8.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Form of Proxy
107	Filing Fee Table

Item 22.	Undertakings.
1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on the 31st day of March, 2025.

PROKIDNEY CORP.

Date: March 31, 2025	By:	/s/ Bruce Culleton, M.D
Bruce Culleton, M.D. Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of ProKidney Corp., hereby severally constitute and appoint Bruce Culleton, M.D. and James Coulston and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bruce Culleton, M.D	Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2025
Bruce Culleton, M.D.

/s/ James Coulston	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2025
James Coulston

/s/ Pablo Legorreta	Chairman	March 31, 2025
Pablo Legorreta

/s/ William F. Doyle	Director	March 31, 2025
William F. Doyle

/s/ Jennifer Fox	Director	March 31, 2025
Jennifer Fox

/s/ José Ignacio Jimenez Santos	Director	March 31, 2025
José Ignacio Jimenez Santos

/s/ Alan M. Lotvin, M.D.	Director	March 31, 2025
Alan M. Lotvin, M.D.

/s/ Brian J.G. Pereira, M.D.	Director	March 31, 2025
Brian J.G. Pereira, M.D.

/s/ Uma Sinha, Ph.D.	Director	March 31, 2025
Uma Sinha, Ph.D.